PROSPECTUS

                          GENERAL BINDING CORPORATION

                               OFFER TO EXCHANGE
[GENERAL BINDING CORPORATION LOGO]
                   9 3/8% SENIOR SUBORDINATED NOTES DUE 2008
                          FOR ANY AND ALL OUTSTANDING
                   9 3/8% SENIOR SUBORDINATED NOTES DUE 2008

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON SEPTEMBER 3, 1998, UNLESS EXTENDED.

    General Binding Corporation, a Delaware corporation (the "Issuer") hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9 3/8% Senior Subordinated Notes due 2008 (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9 3/8% Senior Subordinated Notes due 2008 (the "Old Notes"), of which $150,000,000 aggregate principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes will bear a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined), including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the exchange offer, which rights will terminate when the Exchange Offer is consummated. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture dated as of May 27, 1998 (the "Indenture") by and among the Issuer, the Subsidiary Guarantors (as defined) and First Union National Bank, as trustee, governing the Notes. See "Exchange Offer" and "Description of the Notes."

    The Issuer will accept for exchange any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on September 3, 1998, unless extended by the Issuer in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "Exchange Offer."

    The Old Notes were issued by the Issuer on May 27, 1998 to BT Alex. Brown Incorporated, CIBC Oppenheimer Corp., ABN AMRO Incorporated, First Chicago Capital Markets, Inc. and Nesbitt Burns Securities Inc. (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently resold the Old Notes to (i) qualified institutional buyers in reliance upon Rule 144A under the Securities Act and
(ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States or to U.S. Persons (as defined in Regulation S under the Securities Act) unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Issuer and the Subsidiary Guarantors under the Registration Rights Agreement entered into by the Issuer, the Subsidiary Guarantors and the Initial Purchasers in connection with the Initial Offering. See "Exchange Offer."

    Interest on the Notes will accrue from the date of original issuance and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1998, at the rate of 9 3/8% per annum. The Notes will be redeemable, in whole or in part, at the option of the Issuer on or after June 1, 2003, at redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, at any time and from time to time prior to June 1, 2001, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of the Notes originally issued in the Offering with the net cash proceeds of one or more Public Equity Offerings (as defined), at a redemption price equal to 109.375% of the amount thereof plus accrued and unpaid interest to the date of redemption; provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding. Upon a Change in Control (as defined), the Issuer will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, the Issuer will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain Asset Sales (as defined). See "Description of the Notes."

    The Notes will be general unsecured senior subordinated obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Issuer. The Notes will rank pari passu in right of payment with all senior subordinated indebtedness of the Issuer and will be senior in right of payment to all other subordinated indebtedness of the Issuer. The Notes will be unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by the Issuer's material direct and indirect domestic Restricted Subsidiaries (as defined) (the "Subsidiary Guarantors"). The Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined). The Notes will be effectively subordinated to all obligations of any subsidiary that is not a Subsidiary Guarantor. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions (as defined), the Issuer and the Subsidiary Guarantors would have had an aggregate principal amount of approximately $439 million of total indebtedness, of which approximately $289 million would have constituted Senior Indebtedness or Guarantor Senior Indebtedness (in each case, excluding unused commitments under the Credit Facility and outstanding letters of credit totaling approximately $224 million). In addition, as of such date, on a pro forma basis after giving effect to the Transactions, subsidiaries of the Issuer that will not be Subsidiary Guarantors would have had approximately $63 million of indebtedness outstanding (excluding intercompany loans). See "Risk Factors -- Significant Leverage and Debt Service; Restrictive Covenants" and "Description of the Notes -- Ranking."

                                                  (Cover continued on next page)
                            ------------------------

                 The date of this Prospectus is August 6, 1998.

(Continued from cover page)

     Under existing interpretations of the Securities and Exchange Commission (the "Commission") contained in several no-action letters to third parties, the Exchange Notes (and the related Guarantees) will be freely transferable by holders thereof (other than affiliates of the Issuer) after the Exchange Offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its Old Notes for Exchange Notes will be required to represent (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Issuer, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such holder is a broker-dealer (a "Participating Broker-Dealer") that will receive Exchange Notes for its own account in exchange for the Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement (as defined). The Issuer and the Subsidiary Guarantors have agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

     The Issuer will not receive any proceeds from the Exchange Offer. The Issuer has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. See "Exchange Offer."

     There has not previously been any public market for the Old Notes or the Exchange Notes. The Issuer does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE SUBSIDIARY GUARANTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "BOOK-ENTRY; DELIVERY AND FORM," THE ISSUER EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED), WHICH WILL BE

DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "BOOK-ENTRY; DELIVERY AND FORM."

     PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES. NEITHER THE ISSUER NOR ANY OF THE SUBSIDIARY GUARANTORS IS MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.
                            ------------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER OLD NOTES IN THE EXCHANGE OFFER.
                            ------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                EXCHANGE COMMISSION OR ANY STATE SECURITIES
                   COMMISSION PASSED UPON THE ACCURACY OR
                     ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER THIS CHAPTER WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
                           -------------------------

          CAUTIONARY STATEMENTS FOR PURPOSES OF THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

     Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Unaudited Combined Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, competition within the office products and lamination film products markets, the effects of economic conditions, the issues associated with the acquisition and integration of recently acquired operations, including Ibico GmbH, operating risks, the ability of the Company's distributors to successfully market and sell the Company's products, the ability of the Company to obtain capital to finance planned growth, the availability and price of raw materials, dependence on certain suppliers of manufactured products, the effect of consolidation in the office products industry, and other factors disclosed under "Risk Factors" and elsewhere in this Prospectus. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                             AVAILABLE INFORMATION

     The Issuer has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each statement shall be deemed qualified in its entirety by such reference.

     The Issuer is subject to the informational requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Issuer's Common Stock is listed on The NASDAQ Stock Market and copies of reports, proxy statements and other information concerning the Issuer also can be inspected at the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (a) The Issuer's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) The Issuer's Quarterly Report on Form 10-Q for the three months ended March 31, 1998; and

          (c) The Issuer's Current Reports on Form 8-K dated June 3, 1998, June 24, 1998 and July 10, 1998.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM PAUL J. BORS, TREASURER, GENERAL BINDING CORPORATION, ONE GBC PLAZA, NORTHBROOK, ILLINOIS 60062, (TELEPHONE NUMBER (847) 272-3700). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 27, 1998.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus. Prospective purchasers should carefully consider the information set forth or referred to under the caption "Risk Factors." Unless otherwise stated in this Prospectus or unless the context indicates or otherwise requires, the "Issuer" shall mean General Binding Corporation; the "Company" and "GBC" shall mean General Binding Corporation and its subsidiaries; "Quartet" shall mean Quartet Manufacturing Company, a division of GBC; "Ibico" shall mean Ibico GmbH, a wholly owned subsidiary of GBC and the successor to Ibico AG; "Ibico Acquisition" shall mean the acquisition of Ibico by GBC; "Management" shall mean the management of the Company; "EBITDA" shall have the meaning set forth in Note 2 to the "Summary Consolidated Historical and Combined (Unaudited) Pro Forma Financial Data" included in this Prospectus; "CAGR" shall mean compound annual growth rate; and the "Transactions" shall mean the Initial Offering and the application of the net proceeds therefrom and the Ibico Acquisition, which was consummated on February 27, 1998. The pro forma information in this Prospectus, unless otherwise indicated, gives effect to the Transactions as if they had occurred as of January 1, 1997.

                                  THE COMPANY

     GBC is a worldwide leader in the design, manufacture and marketing of branded office products, office equipment and related supplies, and thermal laminating film. GBC's major products include (i) binding equipment and supplies, (ii) laminating equipment and supplies, (iii) visual communication products (such as marker boards, bulletin/planning boards and easels), (iv) paper shredders and (v) thermal laminating film (used primarily to encapsulate or protect documents, book covers and school-related materials). GBC also provides maintenance services for its binding and lamination equipment customers. Revenues derived from sales of consumable supplies and maintenance services together accounted for approximately 55% of GBC's 1997 pro forma revenues of $883 million.

     GBC sells its products both to resellers and directly to end-users with an emphasis on providing customers with a broad range of high-quality products supported by high levels of customer and value-added services. GBC is one of the largest suppliers of office products, equipment and supplies to resellers with 1997 pro forma revenues of $429 million in the Company's Office Products Group. GBC's customers include most of the major U.S. office products resellers, such as office products superstores, wholesalers, contract/ commercial stationers, mail order companies and other retail dealers, as well as office products resellers in Europe, the Asia/Pacific region and Latin America. In addition, GBC sells its binding equipment and related supplies, lamination equipment and thermal laminating film, and related services, through the Company's Document Finishing Group and Films Group directly to approximately 100,000 active customers in the United States and abroad. These customers include general office customers (e.g., consulting, financial services, legal and accounting firms), commercial customers (e.g., reprographic centers and copy shops), education/training customers (e.g., schools and training centers), commercial printers and government agencies.

     The Company increased its revenue base from $458 million in 1995 to $883 million, on a pro forma basis, in 1997, representing a CAGR of 39%. During this same period, the Company's EBITDA more than doubled from $53 million to $109 million on a pro forma basis, representing a CAGR of 43%, while its EBITDA margin increased from 11.6% to 12.3% on a pro forma basis. The majority of the Company's revenue growth occurred in the Office Products Group, where revenues grew from $97 million in 1995 to $429 million on a pro forma basis in 1997, through acquisitions, principally Quartet and Ibico, and internal revenue growth. Effective January 1, 1997, the Company acquired Quartet, a leading manufacturer and marketer of visual communication products, for approximately $216 million, including the assumption of debt. On February 27, 1998, the Company acquired Ibico, a leading manufacturer and marketer of binding and laminating equipment and supplies, for cash consideration and assumption of debt of approximately $130 million. These and other recent acquisitions have provided the Company with further penetration into the U.S. and international markets, new key customer relationships and additional complementary product lines.

                             INDUSTRY FUNDAMENTALS

     From 1995 to 1997, GBC's revenues from existing operations, excluding the impact of acquisitions, increased by 18%, primarily due to strong industry fundamentals. Management believes that the primary driving factors resulting in the Company's strong intrinsic growth in its Business Groups include:

          (i) the increasing number of office workers as the U.S. economy continues to shift from a manufacturing base to a service base;

          (ii) the increasing number of document finishing sites as the number of home offices and small- and medium-sized businesses continues to grow in the U.S. and printing capabilities migrate toward individual end-users and away from traditional commercial printers and publishing houses;

          (iii) a growing interest in creating finished and distinctive documents, partly as a method of differentiation, caused by a general increase in the number of documents being produced;

          (iv) an increased worldwide focus on education and training activities, particularly in the United States, and the preparation and display of related materials;

          (v) an increasing demand for lamination products to preserve, protect and enhance the output of a rapidly-growing base of color copiers and digital printers, particularly desktop and large-format digital color printers; and

        (vi) increasing environmental concerns and regulations in international markets which Management believes will cause commercial printers and other users to favor the thermal films marketed by the Company over solvent-based films.

     GBC's Office Products Group has experienced particularly strong sales growth due to, in addition to the above-mentioned factors, the rapid growth and consolidation of office products superstores, contract/ commercial stationers and wholesalers with which GBC enjoys strong customer relationships. The major superstores, contract/commercial stationers and wholesalers on average have experienced an approximate 38% CAGR in their sales over the past five years. Sales to these customers accounted for $251 million of GBC's 1997 pro forma revenues.

     The following table describes the Company's three primary global Business
Groups:

                                         OFFICE                         DOCUMENT
                                        PRODUCTS                        FINISHING                          FILMS
                                         GROUP                            GROUP                            GROUP

                                - Binding equipment               - Binding equipment             - Thermal films

                                - Laminating equipment            - Binding supplies              - Mid-range laminators

                                - Binding and laminating          - Punching equipment            - Commercial high-speed
                                  supplies                                                          laminators
      KEY PRODUCTS   _______                                      - Custom binders/folders/
      AND SERVICES              - Document shredders                covers/index tabs             - Large-format digital
                                                                                                    print laminators
                                - Visual communication            - Maintenance and repair
                                  products (e.g., marker                                          - L.D. laminators (e.g., licenses
                                  boards, bulletin/planning                                         and security and
                                  boards, and easels)                                               membership cards)

                                - Desktop accessories                                             - Maintenance and repair



         PRIMARY
       DISTRIBUTION             - Indirect                        - Direct                        - Direct
         CHANNEL



                                - Office products                 - General office markets        - General office markets
                                  superstores                       (e.g., consulting,              (e.g., consulting,
                                                                    financial services,             financial services,
                                - Contract/commercial               legal and accounting            legal and accounting
                                  stationers                        firms)                          firms)

                                - Wholesalers                     - Commercial (e.g.,             - Commercial (e.g.,
                                                                    reprographic centers            reprographic centers
      CUSTOMER BASE  _______    - Mail order companies              and copy shops)                 and copy shops)

                                - Retail dealers                  - Education/training (e.g.,     - Education/training (e.g.,
                                                                    schools and training            schools and training
                                                                    centers)                        centers)

                                                                  - Government                    - Commercial printers

                                                                                                  - Government



1997 PRO FORMA REVENUES(1)      $429 million                      $249 million                    $185 million
  (% OF COMPANY TOTAL)          48.6%                             28.2%                           20.9%



-------------------------
(1) Other products and services consisting primarily of binding and laminating equipment and supplies sold in certain emerging markets contributed an additional $20 million, or 2.3%, to 1997 pro forma revenues.

                             COMPETITIVE STRENGTHS

     Management believes that the following competitive strengths have been the principal factors in the Company's success in establishing itself as a worldwide leader in the design, manufacture and marketing of branded office products, office equipment and related supplies, and thermal laminating film:

     LEADING MARKET POSITIONS IN MAJOR PRODUCT CATEGORIES WITH STRONG BRAND NAMES. The Company maintains leading market positions worldwide in binding and laminating equipment and supplies, certain visual communication products, including marker boards, bulletin/planning boards and easels, thermal laminating film products and paper shredders. GBC attributes its leading market positions primarily to its reputation for high-quality and reliable products, high levels of customer and value-added services, broad product offerings, technological innovation and state-of-the-art manufacturing facilities. Well-known brand names, including GBC(R), VeloBind(R), Shredmaster(R), Quartet(R), Pro-Tech(TM), Bates(R) and newly-acquired Ibico(R), have enhanced the Company's ability to successfully differentiate its product lines from those of its competitors.

     STRONG CUSTOMER RELATIONSHIPS. The Company enjoys long-standing relationships with many of its significant customers, averaging over 15 years with its top 10 customers, which collectively generated approximately 30% of the Company's pro forma revenues in 1997. The Company sells products both to resellers ("indirect channel") and directly to end users ("direct channel"). The Company sells to virtually all of the major U.S. indirect channel resellers in its markets and currently has approximately 100,000 active direct channel customers. GBC's indirect channel customers include the major U.S. office products superstores (e.g., Staples, Office Depot and OfficeMax), wholesalers (e.g., United Stationers and S.P. Richards), contract/commercial stationers (e.g., Boise Cascade Office Products Corporation, Corporate Express Inc., BT Office Products International, Inc., U.S. Office Products Company and the contract stationer divisions of Staples, Inc. and Office Depot, Inc.), mail order companies (e.g., Quill, Reliable Corporation, Viking Office Products, Inc., Global DirectMail Corp. and Staples Direct) and other retail dealers, as well as office products resellers in Europe, the Asia/Pacific region and Latin America. The Company's direct channel customers include general office customers (e.g., consulting, financial services, legal and accounting firms), commercial customers (e.g., reprographic centers and copy shops), education/training customers (e.g., schools and training centers), commercial printers and government agencies. Management believes that the Company's strong customer relationships will enable it to capitalize on the increasing demand for office products, office equipment and related supplies and film as well as facilitate its introduction of new products and services.

     SIGNIFICANT REVENUE FROM CONSUMABLE SUPPLIES AND SERVICES. GBC has approximately 100,000 direct channel customers with installed binding and laminating equipment. These customers provide the Company with the opportunity to generate significant recurring and higher-margin revenues from the sale of consumable supplies and services, such as binding materials, thermal film products, presentation covers, index tabs and maintenance contracts. Revenue generated from sales of consumable supplies and maintenance services to these direct channel customers and to indirect channel customers accounted for approximately 55% of GBC's 1997 pro forma revenues.

     SUPERIOR LEVELS OF CUSTOMER AND VALUE-ADDED SERVICES. The Company provides its customers in both the indirect and direct channels with high levels of customer and value-added services. Value-added services include providing marketing consultation to indirect channel customers (e.g., designing appealing product displays) and assisting customers with enhancing their inventory management systems (e.g., delivering bar-coded shipments to customers to facilitate the customers' inventories and distribution processes). In addition, the Company has developed efficient distribution systems for its office and film products which enhance its ability to fill customer orders quickly, ship complete multiple-product orders in a single shipment, ensure prompt deliveries and achieve high customer order fill rates. Management believes that the Company's high levels of customer and value-added services have enabled it to build strong relationships with customers and successfully differentiate itself from many of its competitors.

     EXPERIENCED MANAGEMENT TEAM. The Company has a highly-experienced management team with a record of achieving strong internal growth and successfully integrating strategic acquisitions. The Chief Executive Officer and the heads of the Company's Office Products Group, Document Finishing Group and Films Group have, on average, 22 years of experience in their respective sectors. The Company's current management team has completed the acquisition of 10 businesses or product lines since 1995, with aggregate annualized revenues at the time of such acquisitions of approximately $324 million. From 1995 to 1997, this management team also has overseen revenue growth, excluding the impact of acquisitions, of 18%.

     MANUFACTURING EFFICIENCY. Management believes that the Company's manufacturing operations are among the most efficient in its major product lines, allowing the Company to maintain a highly competitive cost structure. High-volume production at the Company's major facilities provides significant economies of scale, enables the Company to invest in selective vertical integration, and allows the Company to achieve meaningful purchasing power for raw materials and outsourced manufacturing services. In addition, the Company has made significant investments in state-of-the-art manufacturing equipment to ensure efficient production and minimize waste.

     LANE INDUSTRIES OWNERSHIP AND SPONSORSHIP. Approximately 62% of the Issuer's outstanding Common Stock (after giving effect to the possible conversion of Class B Common Stock) is owned by Lane Industries, a diversified holding company located in Northbrook, Illinois. Lane Industries was recently ranked among the largest privately-held companies in the United States and has provided important financial support and management and professional services to GBC (e.g., Lane Industries provided a $100 million subordinated bridge facility to the Company in connection with the Ibico Acquisition).

                               BUSINESS STRATEGY

     The Company's objective is to strengthen its position as a worldwide leader in the design, manufacture and marketing of branded office products, office equipment and related supplies, and thermal laminating film by pursuing the following strategies:

     MAINTAIN AND EXPAND RELATIONSHIPS WITH KEY CUSTOMERS. The Company enjoys long-standing relationships with many of its significant customers, averaging over 15 years with its top 10 customers in 1997, and seeks to expand its market positions and customer base by offering a broad range of high-quality products supported by high levels of customer and value-added services. In particular, the Company believes that it has the opportunity to achieve greater market penetration in both its direct and indirect channels by introducing new and technologically enhanced products at competitive prices.

     PURSUE GLOBAL GROWTH OPPORTUNITIES. Management believes that certain of the international markets for its products are expanding at growth rates significantly higher than those in the United States. The Company has marketed its products outside of North America for over 40 years and currently operates in over 115 countries. The Company believes that it has built an infrastructure, in part through the Ibico Acquisition, capable of accommodating significant global expansion. Many of the Company's major Office Products Group customers are expanding into international markets and are demanding the same levels of quality and service as they require in North America. Management believes that GBC is well-positioned to service these customers due to its broad product offerings and extensive distribution capabilities. The Company also expects its Films Group to experience strong growth as thermal lamination films marketed by the Company continue to displace solvent lamination films as a result of increased environmental concerns and regulations in international markets. The Company has expanded its international sales from $165 million in 1995 (or 36% of the Company's total revenues) to $291 million, on a pro forma basis in 1997 (or 33% of the Company's total pro forma revenues).

     SELECTIVELY PURSUE ACQUISITIONS AND JOINT VENTURES. The Company believes that opportunities exist to expand the market positions of each of its global Business Groups through strategic acquisitions and joint ventures. The Company intends to target companies and product lines that (i) maintain and strengthen its competitive leadership positions, (ii) complement its existing businesses through expanded product lines, (iii) enhance its relationships with existing customers and establish relationships with new customers, or (iv) facilitate penetration into new and developing business areas and geographic territories. The Company believes that it can realize significant sales growth and improved profitability through acquisitions as a result of economies of scale, operating synergies resulting from the integration of manufacturing and distribution operations, and expansion of the Company's presence in the United States and in growing international markets.
                           -------------------------

     GBC is a Delaware corporation which was incorporated in 1947. Its executive offices are located at One GBC Plaza, Northbrook, Illinois 60062, and its telephone number is (847) 272-3700.

                              THE INITIAL OFFERING

Offering of Old Notes.........   The Old Notes were issued by the Issuer on May
                                 27, 1998 to BT Alex. Brown Incorporated, CIBC
                                 Oppenheimer Corp., ABN AMRO Incorporated, First
                                 Chicago Capital Markets, Inc. and Nesbitt Burns
                                 Securities Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated as of May 21, 1998 (the "Purchase Agreement"). The
                                 Initial Purchasers subsequently resold the Old
                                 Notes to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) qualified buyers outside the United
                                 States in reliance upon Regulation S under the Securities Act.

Registration Rights
  Agreement...................   Pursuant to the Purchase Agreement, the Issuer,
                                 the Subsidiary Guarantors and the Initial
                                 Purchasers entered into a Registration Rights
                                 Agreement dated as of May 27, 1998 (the
                                 "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights, which rights shall terminate upon consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered............   $150,000,000 aggregate principal amount of
                                 9 3/8% Senior Subordinated Notes due 2008 of the Issuer.

The Exchange Offer............   $1,000 principal amount of Exchange Notes in
                                 exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $150,000,000 aggregate principal amount of Old Notes are outstanding. The Issuer will issue the Exchange
                                 Notes to holders on or promptly after the Expiration Date. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof
                                 (other than any such holder which is an
                                 "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any
                                 Participating Broker-Dealer that acquired Old
                                 Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each
                                 Participating Broker-Dealer that receives
                                 Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating
                                 Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating
                                 Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old
                                 Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer and the Subsidiary
                                 Guarantors have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes cannot rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Issuer.

Expiration Date...............   5:00 p.m., New York City time, on September 3,
                                 1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended.

Accrued Interest on the
  Exchange Notes and the
  Old Notes...................   Each Exchange Note will bear interest from its
                                 issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange
  Offer.......................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Issuer. See "Exchange Offer -- Conditions."

Procedures for Tendering
  Old Notes...................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Issuer that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an

                                 "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer. See "Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Exchange Offer -- Procedures for Tendering."

Untendered Old Notes..........   Following the consummation of the Exchange
                                 Offer, holders of Old Notes eligible to
                                 participate in the Exchange Offer but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to
    Exchange..................   The Old Notes that are not exchanged pursuant
                                 to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Issuer, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities
                                 Act, or (iv) pursuant to an effective
                                 registration statement under the Securities
                                 Act. See "Exchange Offer -- Consequences of
                                 Failure to Exchange."

Special Procedures for
  Beneficial Owners...........   Any beneficial owner whose Old Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "Exchange
                                 Offer -- Procedures For Tendering."

Guaranteed Delivery
  Procedures..................   Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date.

Acceptance of Old Notes
  and Delivery of Exchange
  Notes.......................   The Issuer will accept for exchange any and all
                                 Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. The Exchange
                                 Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "Exchange
                                 Offer -- Terms of the Exchange Offer."

Exchange Agent................   First Union National Bank (the "Exchange
                                 Agent").

Certain United States Federal
Tax Considerations............   Holders of Old Notes should review the
                                 information set forth under "Certain United
                                 States Federal Tax Consequences" prior to tendering Old Notes in the Exchange Offer.

                                    EXCHANGE NOTES

General.......................   The form and terms of the Exchange Notes are
                                 the same as the form and terms of the Old Notes except that (i) the Exchange Notes will bear a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the exchange offer, which rights will terminate when the Exchange Offer is consummated. See
                                 "Exchange Offer -- Purpose and Effect of the
                                 Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes." The
                                 Old Notes and the Exchange Notes are referred to herein collectively as the "Notes."

Securities Offered............   $150,000,000 aggregate principal amount of
                                 9 3/8% Senior Subordinated Notes due 2008.

Issuer........................   General Binding Corporation, a Delaware
                                 corporation.

Maturity Date.................   June 1, 2008.

Interest Payment Dates........   Interest on the Exchange Notes will accrue from
                                 the Issue Date and will be payable
                                 semi-annually in arrears on each June 1 and December 1 of each year, commencing December 1, 1998.

Ranking.......................   The Exchange Notes will be general unsecured
                                 obligations of the Issuer and will be
                                 subordinated in right of payment to all
                                 existing and future Senior Indebtedness of the Issuer and will be effectively subordinated to all obligations of any subsidiary of the Issuer that is not a Subsidiary Guarantor. The
                                 Exchange Notes will also be effectively
                                 subordinated to all secured Indebtedness of the Issuer and the Subsidiary Guarantors to the extent of the value of the assets securing such Indebtedness. The Exchange Notes will rank pari passu in right of payment with all senior subordinated indebtedness of the Issuer and will be senior in right of payment to all other existing and future subordinated indebtedness of the Issuer. As of December 31, 1997, on a pro forma basis, the Issuer and the Subsidiary
                                 Guarantors would have had an aggregate
                                 principal amount of approximately $439 million of total indebtedness, of which $289 million would have constituted Senior Indebtedness or Guarantor Senior Indebtedness (in each case, excluding unused commitments under the Credit Facility and outstanding letters of credit totaling approximately $224 million). Under the
                                 Indenture, the Issuer and the Subsidiary
                                 Guarantors have the ability to incur additional indebtedness in the future, including indebtedness which constitutes Senior
                                 Indebtedness or Guarantor Senior Indebtedness.
                                 See "Use of Proceeds," "Unaudited Combined Pro
                                 Forma Condensed Financial Data" and
                                 "Description of Credit Facility."

Guarantees....................   The Exchange Notes will be unconditionally
                                 guaranteed on a senior subordinated basis by the Subsidiary Guarantors. The Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future
                                 Guarantor Senior Indebtedness. The Guarantees will rank pari passu with any senior subordinated indebtedness of the Subsidiary
                                 Guarantors and will rank senior in right of payment to any other subordinated obligations of the Subsidiary Guarantors.

Optional Redemption...........   The Exchange Notes will be redeemable at the
                                 Issuer's option, in whole or in part, on and after June 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to June 1, 2001, the Issuer, at its option, may redeem up to 35% of the aggregate principal amount of the Exchange
                                 Notes originally issued with the net cash proceeds of one or more Public Equity
                                 Offerings, at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Exchange
                                 Notes originally issued remains outstanding immediately following any such redemption. See
                                 "Description of the Notes -- Redemption."

Change of Control.............   Upon a Change of Control, each Holder will have
                                 the right to require the Issuer to repurchase such Holder's Exchange Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Certain Covenants.............   The Indenture contains certain covenants that
                                 limit the ability of the Issuer and its
                                 Restricted Subsidiaries (as defined) to, among other things: incur additional indebtedness;
                                 pay dividends or make certain other restricted payments; consummate certain asset sales; enter into certain transactions with affiliates;
                                 incur indebtedness that is subordinate in right of payment to any Senior Indebtedness or Guarantor Senior Indebtedness and senior in right of payment to the Exchange Notes or the Guarantees, as the case may be; incur liens;
                                 impose restrictions on the ability of a
                                 Restricted Subsidiary to pay dividends or make certain payments to the Issuer and its Restricted Subsidiaries; merge or consolidate with any other person; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Issuer. In addition, under certain circumstances, the Issuer is required to offer to purchase the Exchange Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with the Net Cash Proceeds
                                 (as defined herein) of certain Asset Sales. As of the date of this Prospectus, each subsidiary of the Issuer is a Restricted
                                 Subsidiary. See "Description of the Notes --
                                 Certain Covenants."

Use of Proceeds...............   There will be no cash proceeds to the Issuer or
                                 the Subsidiary Guarantors from the exchange pursuant to the Exchange Offer. The approximately $145 million of net proceeds from the Initial Offering were used to repay approximately $60 million of indebtedness owed by the Issuer to Lane Industries that was incurred to partially finance the Ibico
                                 Acquisition and to repay borrowings under the Credit Facility. See "Use of Proceeds."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

  SUMMARY CONSOLIDATED HISTORICAL AND COMBINED (UNAUDITED) PRO FORMA FINANCIAL
                                      DATA

     The following selected historical consolidated financial data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the Consolidated Financial Statements of the Company audited by Arthur Andersen LLP. The following selected historical consolidated data as of and for the three month periods ended March 31, 1997 and 1998 have been derived from the Consolidated Financial Statements of the Company and are unaudited. The interim results, in the opinion of Management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such periods; however, such results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. The results of operations include the results of acquisitions described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions" and have been included in the Company's Consolidated Financial Statements from the date of the respective acquisitions. The summary unaudited combined pro forma financial data of the Company set forth below give effect to (i) the Offering and the application of the net proceeds therefrom as described herein and (ii) the Ibico Acquisition. The unaudited combined pro forma statement of operations and other financial data give effect to the Transactions as if they had occurred on January 1, 1997, while the unaudited combined pro forma balance sheet data give effect to the Transactions as if they had occurred on December 31, 1997. The summary unaudited combined pro forma financial data do not purport to be indicative of the financial position or results of operations of future periods or indicative of results that would have occurred had the Transactions been consummated on the dates indicated. The summary unaudited combined pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Combined Pro Forma Condensed Financial Data," the Consolidated Financial Statements and the Notes thereto and Ibico's consolidated financial statements and notes thereto included elsewhere in this Offering Memorandum.

                                                                                                      AS OF OR FOR THE
                                                                                                     THREE MONTHS ENDED
                                           AS OF OR FOR THE YEAR ENDED DECEMBER 31,                       MARCH 31,
                               ----------------------------------------------------------------      -------------------
                                                                                      PRO FORMA
                                 1993       1994       1995       1996       1997       1997           1997       1998
                                 ----       ----       ----       ----       ----     ---------        ----       ----
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total sales..................  $376,138   $420,449   $458,391   $536,836   $770,001   $883,499       $180,505   $213,944
Costs and expenses:
  Cost of sales..............   209,340    237,492    263,706    315,949    440,625    516,487        104,569    122,004
  Selling, service and
    administrative...........   137,674    147,639    153,690    171,473    247,185    277,494         57,333     69,664
  Goodwill and related
    intangibles..............       754        784        901      1,699      7,859      9,964          1,629      2,470
  Provision for restructuring
    expense(1)...............        --      4,000         --         --         --         --             --         --
                               --------   --------   --------   --------   --------   --------       --------   --------
Operating income.............    28,370     30,534     40,094     47,715     74,332     79,554         16,974     19,806
Interest expense.............     3,609      3,776      4,259      6,172     24,577     39,848          5,228      7,472
Other (income) expense,
  net........................       456      1,058          2     (1,011)     1,575      1,211            460        509
                               --------   --------   --------   --------   --------   --------       --------   --------
Income before taxes..........    24,305     25,700     35,833     42,554     48,180     38,495         11,286     11,825
Income taxes.................     9,311      9,997     14,333     17,341     19,513     15,590          4,514      4,730
                               --------   --------   --------   --------   --------   --------       --------   --------
Net income...................  $ 14,994   $ 15,703   $ 21,500   $ 25,529   $ 28,667   $ 22,905       $  6,772   $  7,095
                               ========   ========   ========   ========   ========   ========       ========   ========
OTHER FINANCIAL DATA:
EBITDA(2)....................  $ 38,661   $ 41,557   $ 52,906   $ 63,744   $ 99,965   $109,466       $ 23,530   $ 27,318
Adjusted EBITDA(3)...........    38,661     41,557     52,906     63,744     99,965    116,466(4)      23,530     27,318
Capital expenditures.........    10,595     12,788     15,046     27,778     29,619     33,753          6,219      6,385
Depreciation and
  amortization...............    10,747     12,081     12,814     15,018     27,208     31,123          7,016      8,021
Ratio of earnings to fixed
  charges(5).................       5.0x       5.0x       6.1x       5.8x       2.8x       1.9x           2.9x       2.4x
Ratio of EBITDA to interest
  expense(2).................      10.7x      11.0x      12.4x      10.3x       4.1x       2.7x           4.5x       3.7x
Ratio of Adjusted EBITDA to
  interest expense(3)........      10.7x      11.0x      12.4x      10.3x       4.1x       2.9x           4.5x       3.7x
Ratio of total debt to
  EBITDA(2)..................       1.3x       1.6x       1.2x       1.9x       3.7x       4.6x
Ratio of total debt to
  Adjusted EBITDA(3).........       1.3x       1.6x       1.2x       1.9x       3.7x       4.3x
BALANCE SHEET DATA:
Cash and cash equivalents....  $  4,462   $  5,569   $  6,864   $  6,721   $  3,753   $  3,753       $  7,444   $ 13,347
Working capital..............    80,591     86,550     96,820    125,085    175,643    190,626        154,707    192,803
Net property, plant and
  equipment..................    62,095     65,530     61,461     69,011    113,421    125,712        108,411    126,119
Total assets.................   251,109    284,278    298,872    393,706    692,914    848,038        639,446    869,389
Total debt...................    48,408     66,508     61,823    119,212    365,039    501,312        349,534    520,985
Stockholders' equity.........   133,531    141,089    154,141    172,132    191,043    191,043        175,081    193,371

-------------------------
(1) The 1994 provision for restructuring expense reflects costs associated with discontinuing manufacturing in certain locations along with an overall downsizing of the Company's infrastructure.

(2) EBITDA represents net income before income taxes, interest expense and depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and does not necessarily indicate that cash flow will be sufficient to fund cash requirements. The Company understands that certain investors believe EBITDA measures a company's ability to service debt and to utilize cash for other purposes. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(3) Adjusted EBITDA is EBITDA as modified to reflect certain adjustments which Management believes are relevant in evaluating the future operating performance of the Company. These adjustments, which eliminate the impact of certain nonrecurring charges and reflect the estimated impact of Management's business and operating strategy, are based on estimates and assumptions made and believed to be reasonable by the Company, but are inherently uncertain and are subject to change. Adjusted EBITDA should not be viewed as indicative of actual or future results and is not computed in accordance with GAAP or with regulations of the Commission.

(4) Pro forma Adjusted EBITDA for the fiscal year ended December 31, 1997 includes the supplemental cost savings relating to the Ibico Acquisition described in Note 9 on Page 22.

(5) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of net income before provision for income taxes, undistributed earnings (loss) of equity investments and fixed charges. Fixed charges consist of interest expense and the interest portion of the Company's rent expense (deemed to be one-third of operating lease rental expense).

                              RECENT DEVELOPMENTS

     On June 22, 1998, the Company issued a press release announcing that it expects its net income for the second quarter ended June 30, 1998 to be approximately $0.35-$0.37 per share, approximately $0.08-$0.10 per share below second quarter 1997 earnings of $0.45 per share diluted. The factors cited by the Company as contributing to the expected reduction in earnings include a temporary decline in sales in the Company's Document Finishing Group as a result of the specialization of its U.S. sales force completed at year-end 1997 and the negative effect on the Company's European operations of investments made by the Company to expand its global business with major retailers. In the press release, the Company stated that it expects net income for 1998 to be approximately equal to or slightly better than 1997 on a year-to-year, diluted basis. In the press release, the Company also stated that it expects cash flow for the second quarter of 1998, as measured by EBITDA, to increase by approximately 12% over the second quarter of 1997.

     On July 6, 1998, the Company issued a press release announcing the consummation of the sale of its U.S. RingBinder business. The Company said that it expects to use the proceeds of the sale to reduce its outstanding debt. The Company also announced that it would record a one-time pre-tax charge of $2.9- $3.5 million, or $0.11-$0.13 net per diluted share, in the Company's second quarter earnings relating to the sale.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, including "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein, the following risk factors should be considered carefully by prospective investors prior to tendering Old Notes in exchange for Exchange Notes. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

SIGNIFICANT LEVERAGE AND DEBT SERVICE; RESTRICTIVE COVENANTS

     The Company has indebtedness that is substantial in relation to its stockholders' equity, as well as interest and other debt service requirements which will be significant compared to its cash flow from operations. As of December 31, 1997, on a pro forma basis, the Company would have had approximately $501.3 million of indebtedness outstanding, which would have represented 72.4% of the Company's total capitalization. In addition, the Indenture permits the Company and its subsidiaries to incur substantial additional indebtedness, including Senior Indebtedness and Guarantor Senior Indebtedness, subject to certain limitations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Credit Facility" and "Description of the Notes -- Certain Covenants."

     The Company's high degree of leverage could have important consequences to holders of the Exchange Notes, including, but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for operations and other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (v) the Company's level of indebtedness could make it more vulnerable to economic downturns and limit its ability to withstand competitive pressures. See "Description of Credit Facility" and "Description of the Notes."

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness (including the Exchange Notes) will depend upon the Company's future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company's operating results will be sufficient for the Company to meet its obligations. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt, including the Exchange Notes, or to obtain additional financing. No assurance can be given that any such refinancing would be possible on terms acceptable to the Company or that additional financing could be obtained. If the Company is unable to service its indebtedness or obtain refinancing of its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures or the expansion of the Company, selling assets or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on terms acceptable to the Company, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Credit Facility and the Indenture contain certain restrictive covenants which will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Issuer and its Restricted Subsidiaries to incur indebtedness, make prepayments of certain indebtedness, make investments, pay dividends or make certain other restricted payments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. The Credit Facility also requires the Company to maintain specified financial ratios and to satisfy certain financial tests on a consolidated basis. The Company's failure to comply with its obligations under the Credit Facility or the Indenture, or in agreements relating to indebtedness incurred in the future, could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under other financing arrangements that may contain cross-acceleration or cross-default provisions. If any such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Exchange Notes. See "Description of Credit Facility" and "Description of the Notes -- Subordination" and "Description of the Notes -- Certain Covenants."

SUBORDINATION OF THE EXCHANGE NOTES AND GUARANTEES

     The Exchange Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including indebtedness under the Credit Facility, and the Guarantees will be subordinated to all existing and future Guarantor Senior Indebtedness of the Subsidiary Guarantors. In addition, the Exchange Notes and the Guarantees will be effectively subordinated to all existing and future secured indebtedness of the Issuer and the Subsidiary Guarantors, respectively, and all obligations of any subsidiary of the Issuer that is not a Subsidiary Guarantor. Under the terms of the Indenture, the Issuer and its Restricted Subsidiaries are restricted, but not prohibited, from incurring additional indebtedness, including Senior Indebtedness, Guarantor Senior Indebtedness and additional secured indebtedness. See "Description of Credit Facility," and "Description of the Notes -- Subordination" and "-- Certain Covenants." As of December 31, 1997, on a pro forma basis, the Issuer and the Subsidiary Guarantors would have had an aggregate principal amount of approximately $289 million of indebtedness that would have constituted Senior Indebtedness or Guarantor Senior Indebtedness (excluding unused commitments under the Credit Facility and outstanding letters of credit totaling approximately $224 million). In addition, as of such date, on a pro forma basis, subsidiaries of the Issuer that will not be Subsidiary Guarantors would have had approximately $63 million of indebtedness outstanding (excluding intercompany loans). Management expects that, subject to the restrictions contained in the Company's debt agreements, the Issuer and the Subsidiary Guarantors will incur additional Senior Indebtedness and Guarantor Senior Indebtedness, respectively, including indebtedness under the Credit Facility, in connection with the implementation of the Company's business strategy.

     By reason of the subordination described in the preceding paragraph, in the event of the insolvency, liquidation, reorganization, dissolution or other winding up of the Issuer, creditors of the Issuer who are not holders of Senior Indebtedness, including holders of the Exchange Notes, may recover less, ratably, than holders of Senior Indebtedness. Similarly, the creditors of a Subsidiary Guarantor who are not holders of Guarantor Senior Indebtedness, including holders of the Exchange Notes, may also recover less, ratably, than holders of Guarantor Senior Indebtedness. In addition, the holders of any secured indebtedness of the Issuer or the Subsidiary Guarantors will be entitled to a claim on the assets securing such indebtedness which is prior to any claim of the holders of the Exchange Notes or the Guarantees, as the case may be. If the Issuer or a Subsidiary Guarantor incurs additional pari passu unsecured indebtedness, the holders of such debt would be entitled to share ratably with the holders of the Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Issuer. This may have the effect of reducing the amount of proceeds paid to holders of the Exchange Notes. In addition, no payments may be made with respect to the principal of or interest on the Exchange Notes if a payment default exists with respect to Designated Senior Indebtedness (as defined herein) and, under certain circumstances, no payments may be made with respect to the principal of or interest on the Exchange Notes for certain periods of time if a non-payment default exists with respect to Designated Senior Indebtedness. See "Description of the Notes -- Subordination."

COMPETITION

     The Company's products and services are sold in highly competitive markets. Management believes that the principal points of competition in the Company's markets are product and service quality, price, design and engineering capabilities, product development, conformity to customer specifications, timeliness and completeness of delivery, and quality of post-sale support. Certain of the Company's current competitors have, and potential competitors may have, greater financial, marketing, and research and development resources than the Company. Competitive conditions often require the Company to match or better competitors' prices to retain business or market share. Maintaining and improving the Company's competitive position will require continued investment by the Company in manufacturing, quality standards, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investment or that it will be successful in maintaining its competitive position. There are no significant barriers to entry in the markets for many of the Company's products and services. See "Business -- Competition."

DEPENDENCE ON MAJOR CUSTOMERS

     In 1997, on a pro forma basis, approximately 30% of the Company's net sales were to the Company's 10 largest customers, although no single customer accounted for more than 10% of sales. The loss of, or major reduction in business from, one or more of the Company's major customers could have a material adverse effect on the Company's financial position or results of operations. See "Business -- Customers."

EXPOSURE TO COST AND SUPPLY FLUCTUATIONS IN CERTAIN RAW MATERIALS

     The primary materials used in the manufacture of many of the Company's products are polyester and polypropylene substrates, PVC, wood and aluminum. These materials are available from a number of suppliers and the Company is not dependent upon any single supplier for any of these materials. Based on its experience, Management believes that adequate quantities of these materials will be available in the foreseeable future, but there can be no assurance that such materials will continue to be available in adequate supply in the future or that shortages in supply will not result in price increases that could have a material adverse effect on the Company's financial position or results of operations. In general, the Company's gross profit is affected from time to time by fluctuations in the prices of these materials because competitive markets for its products may make it difficult to pass through price increases to customers.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the continued services of certain members of its senior management team. Although the Company believes it could replace key personnel in an orderly fashion should the need arise, the loss of, and inability to attract replacements for, any of such key personnel could have a material adverse effect on the Company's financial position or results of operations. See "Management."

CONTROLLING STOCKHOLDER

     By virtue of its direct ownership of 7,383,059 shares of the Issuer's Common Stock and 100% of the 2,398,275 shares of the Issuer's Class B Common Stock outstanding (on a combined basis, representing 62% of all outstanding capital stock), Lane Industries controlled 88% of the aggregate voting power of the Issuer's outstanding voting securities as of March 1, 1998. As a result, Lane Industries has the ability to control the affairs and policies of the Company. There can be no assurance that the interests of Lane Industries with respect to the Company will not conflict with the interests of holders of the Exchange Notes. See "Certain Relationships and Related Transactions."

ACQUISITION AND JOINT VENTURE STRATEGY

     The Company intends to consider future acquisitions and joint ventures to strengthen its market positions for each of its global business units. Such acquisitions and joint ventures entail risks inherent in assessing the value, strengths and weaknesses of acquisition candidates or ventures. The success of such acquisitions and joint ventures will depend on, and may be limited by, the availability of suitable acquisition candidates or venture partners, the Company's ability to obtain financing therefor and by restrictions contained in the Indenture, the Credit Facility and the Company's other existing and future financing arrangements. The Ibico Acquisition as well as any future acquisitions, if made, could divert resources and management time and will require integration with the Company's existing products and services. There can be no assurance that any acquisitions will occur in the future or that the Ibico Acquisition or any other acquisitions, if made, would be made on favorable terms or would be successfully integrated into the Company's operations. See "Business --Business Strategy."

DEPENDENCE ON CERTAIN SUPPLIERS OF MANUFACTURED PRODUCTS

     The Company relies on GMP Co. Ltd. ("GMP"), in which it holds a 33% equity interest, as its sole supplier of many of the laminating machines it distributes. It is estimated that laminating machines sourced from GMP accounted for approximately $28 million of the Company's 1997 pro forma net sales. The Company has a long-term supply contract with GMP; however, there can be no assurance that GMP will be able to perform any or all of its contractual obligations. GMP's equipment manufacturing facility is located in the Republic of Korea and, therefore, GMP's ability to fulfill the Company's requirements for laminating machines could be significantly affected by economic and political conditions in Korea and in other parts of Asia. Although the Company believes that it could find alternative suppliers if GMP is not able to fulfill the Company's requirements, there can be no assurance that the Company would be able to find such alternative suppliers on a timely basis so as to avoid a disruption of supply or on favorable terms. Any material disruption in the Company's ability to deliver orders for laminating machines on a timely basis could have a material adverse effect on the Company's reputation with customers and its financial position or results of operations. See "Business -- Manufacturing and Strategic Supply Relationships."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company has significant operations outside the United States. Approximately 33% of the Company's 1997 pro forma revenues were from international sales. The Company's international operations may be significantly affected by economic, political and governmental conditions in the countries where the Company has manufacturing facilities or where its products are sold. In addition, changes in economic or political conditions in any of the countries in which the Company operates could result in unfavorable exchange rates, new or additional currency or exchange controls, other restrictions being imposed on the operations of the Company or expropriation. The Company's results of operations and financial position also may be adversely affected by significant fluctuations in the value of the United States dollar relative to international currencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

ENVIRONMENTAL MATTERS

     The Company and its operations, both in the U.S. and abroad, are subject to national, state, provincial and/or local laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal, and management of, certain materials and waste, and impose liability for the costs of investigating and cleaning up, and certain damages resulting from, present and past spills, disposals, or other releases of hazardous substances or materials (collectively, "Environmental Laws"). Environmental Laws can be complex and may change often, capital and operating expenses to comply can be significant, and violations may result in substantial fines and penalties. In addition, Environmental Laws such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA," or "Superfund"), in the United States, impose liability on several grounds for the investigation and cleanup of contaminated soil, groundwater, and buildings, and for damages to natural resources, at a wide range of properties. For example, contamination at properties formerly owned or operated by the Company as well as properties the Company currently owns or operates, and properties to which hazardous substances were sent by the Company, may result in liability for the Company under Environmental Laws. As a manufacturer, the Company has an inherent risk of liability under Environmental Laws both with respect to ongoing operations and with respect to contamination that may have occurred in the past on its properties or as a result of its operations. There can be no assurance that the costs of complying with Environmental Laws, any claims concerning noncompliance, or liability with respect to contamination will not in the future have a material adverse effect on the Company's financial position or results of operations.

FRAUDULENT TRANSFER CONSIDERATIONS

     If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy, reorganization or liquidation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Issuer, a court were to find that, at the time the Exchange Notes were issued by the Issuer, (a) the Issuer issued the Exchange Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) the Issuer received less than reasonably equivalent value or fair consideration for issuing the Exchange Notes, and (ii) after applying the proceeds, the Issuer (A) was insolvent or was rendered insolvent by reason of such transactions, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or (C) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured or became due (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), such court could avoid the obligations under the Exchange Notes or further subordinate the Exchange Notes to presently existing and future indebtedness of the Issuer or take other action detrimental to the holders of the Exchange Notes, including, under certain circumstances, invalidating the Exchange Notes. In that event, there can be no assurance that any repayment on the Exchange Notes would ever be received by holders of the Exchange Notes. The avoidance of such Exchange Notes could result in an event of default with respect to other debt of the Issuer and its subsidiaries, which could result in acceleration of such debt.

     In the event that under relevant state or federal law a Subsidiary Guarantor is determined, at the time it executed its Guarantee, to have come within clauses (a) and (b) of the first paragraph of this subsection, the Guarantee by such Subsidiary Guarantor may be voidable (in whole or in part) or the claim of the holders of the Exchange Notes in respect of such Guarantee may be subordinated (in whole or in part) to other obligations and liabilities of such Subsidiary Guarantor, in each case based on the theory that such Guarantee constituted a fraudulent conveyance under applicable federal or state fraudulent transfer or conveyance statutes. In the event that such claims are asserted after any payments are made by a Subsidiary Guarantor under its Guarantee, there is a risk that persons who received such payments will be ordered by a court to return to such Subsidiary Guarantor's creditors or its trustee in bankruptcy all or a portion of such payments.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is to be applied. Generally, however, a company would be considered insolvent if, at the time it incurred indebtedness, either (i) it is unable to pay its debts as they become due in the usual course of its business, (ii) the sum of its debts, including contingent liabilities, is greater than its assets at a fair valuation or (iii) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities), as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether the Issuer was solvent at the relevant time, or whether, whatever standard was used, the Exchange Notes or the Guarantees would be avoided on another of the grounds set forth above.

     Each of the Issuer and the Subsidiary Guarantors believes that it will receive equivalent value at the time the indebtedness under the Exchange Notes and the Guarantees is incurred. Pursuant to the terms of the Guarantees, the liability of each Subsidiary Guarantor is limited to the maximum amount of indebtedness permitted, at the time of the grant of such Guarantee, to be incurred in compliance with fraudulent conveyance or similar laws. In addition, neither the Issuer nor any Subsidiary Guarantor believes that it, after giving effect to the Transactions, (i) was or will be insolvent or rendered insolvent,
(ii) was or will be engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or (iii) intends or intended to incur, or believes or believed that it will or would incur, debts beyond its ability to pay such debts as they mature. These beliefs are based on the Company's operating history and analysis of internal cash flow projections and estimated values of assets and liabilities of the Issuer and the Subsidiary Guarantors at the time of the Exchange Offer. There can be no assurance, however, that a court passing on these issues would make the same determination.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

     The Old Notes were issued to, and the Issuer believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Issuer is required to file a shelf registration statement (a "Shelf Registration Statement") with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Issuer does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Issuer that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of a Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Issuer of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Issuer is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "Exchange Offer."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Exchange Notes will have the right to require the Issuer to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes -- Change of Control." If a Change of Control were to occur and any holders were to exercise their right to require the Issuer to repurchase such holders' Exchange Notes, there can be no assurance that the Issuer would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Exchange Notes tendered by the holders thereof. Further, the provisions of the Indenture may not afford holders of Exchange Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Issuer that may adversely affect holders of Exchange Notes, if such transaction does not result in a Change of Control. In addition, the terms of the Credit Facility limit the Issuer's ability to purchase any Exchange Notes and also identify certain events that would constitute a change of control, as well as certain other events with respect to the Issuer or its subsidiaries, that would constitute an event of default under the Credit Facility. See "Description of Credit Facility." Any future credit agreements or other agreements relating to other indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company not obtain such consent or repay such borrowing, the Issuer would remain prohibited from purchasing Exchange Notes. In such case, the Issuer's failure to purchase validly tendered Exchange Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under certain of the Company's other agreements and may constitute a default under the terms of other debt agreements that the Company may enter into from time to time. See "Description of the Notes -- Change of Control."

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Issuer's obligations under the Purchase Agreement and the Registration Rights Agreement. The Issuer will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As a result, no effect has been given to the Exchange Offer in the pro forma financial statements or capitalization table included herein.

     The approximately $145 million of net proceeds to the Issuer from the Initial Offering were used to repay in full the $60 million aggregate principal amount of outstanding indebtedness and accrued interest thereon owed by the Issuer to Lane Industries under the Note Purchase Agreement dated as of February 25, 1998 (the "Bridge Loan") between the Issuer and Lane Industries, which indebtedness was incurred to partially finance the Ibico Acquisition and to repay approximately $85 million of indebtedness under the Credit Facility. Affiliates of the Initial Purchasers are lenders under the Credit Facility. The indebtedness repaid under the Bridge Loan accrued interest at a variable rate of interest, which was equal to 7.7% on the date of consummation of the Initial Offering, and was payable on demand. See "Certain Relationships and Related Transactions." Indebtedness under the Credit Facility bears interest at a variable rate, which was equal to 6.5% on the date of consummation of the Initial Offering. See "Description of Credit Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the consolidated cash position and capitalization of the Company as of December 31, 1997 and on a pro forma basis after giving effect to the Transactions. The information set forth below should be read in conjunction with the "Selected Historical Consolidated Financial Data," the "Unaudited Combined Pro Forma Condensed Financial Data" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                         DECEMBER 31, 1997
                                            --------------------------------------------
                                            HISTORICAL       ADJUSTMENTS       PRO FORMA
                                            ----------       -----------       ---------
                                                       (DOLLARS IN THOUSANDS)
Cash and cash equivalents.................   $  3,753               --         $  3,753
                                             ========         ========         ========
Total debt:
  Credit Facility(1)......................   $307,128         $(49,615)(2)     $257,513
  9 3/8% Senior Subordinated Notes due
     2008.................................         --          150,000(3)       150,000
  Other...................................     57,911           35,888(4)        93,799
                                             --------         --------         --------
     Total debt...........................    365,039          136,273          501,312
Stockholders' equity:
  Common stock, $.125 par value;
     40,000,000 shares authorized;
     15,693,747 shares issued and
     outstanding..........................      1,962               --            1,962
  Class B common stock, $.125 par value;
     4,796,550 shares authorized;
     2,398,275 shares issued and
     outstanding..........................        300               --              300
  Additional paid-in capital..............      9,708               --            9,708
  Cumulative translation adjustments......     (6,108)              --           (6,108)
  Retained earnings.......................    208,394               --          208,394
  Treasury stock..........................    (23,213)              --          (23,213)
                                             --------         --------         --------
     Total stockholders' equity...........    191,043               --          191,043
                                             --------         --------         --------
     Total capitalization.................   $556,082         $136,273         $692,355
                                             ========         ========         ========

-------------------------
(1) The Credit Facility provides total borrowing availability of up to $475 million, subject to increase to $550 million under certain circumstances. Subject to certain conditions, extensions of credit under the Credit Facility may be borrowed, repaid and reborrowed at any time prior to the maturity of the Credit Facility. See "Description of Credit Facility."

(2) Represents borrowings of $35.4 million under the Credit Facility to finance the portion of the purchase price for the Ibico Acquisition not financed by the Bridge Loan, net of repayment of $85 million of the indebtedness outstanding under the Credit Facility with a portion of the proceeds of the Initial Offering.

(3) Represents gross proceeds to the Company from the Initial Offering, of which approximately $85 million was used to repay borrowings under the Credit Facility, $60 million was used to repay borrowings under the Bridge Loan and approximately $5 million was or is expected to be used to pay fees and expenses relating to the Initial Offering. See "Use of Proceeds."

(4) Represents indebtedness assumed by the Company in connection with the Ibico Acquisition, consisting primarily of working capital facilities and long-term notes, net of cash and cash equivalents acquired in connection with the Ibico Acquisition.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data have been derived from the consolidated financial statements of the Company. The data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 are derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The following selected historical consolidated data as of and for the three month periods ended March 31, 1997 and 1998 have been derived from the Consolidated Financial Statements of the Company and are unaudited. The interim results, in the opinion of Management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such periods; however, such results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. The results of operations include the results of acquisitions described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions" and have been included in the Company's consolidated financial statements from the date of the related acquisitions. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and accompanying Notes thereto included elsewhere in this Prospectus.

                                                                                                 AS OF OR FOR THE
                                                                                                THREE MONTHS ENDED
                                           AS OF OR FOR THE YEAR ENDED DECEMBER 31,                 MARCH 31,
                                   --------------------------------------------------------    --------------------
                                     1993        1994        1995        1996        1997        1997        1998
                                     ----        ----        ----        ----        ----        ----        ----
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total sales....................    $376,138    $420,449    $458,391    $536,836    $770,001    $180,505    $213,944
Costs and expenses:
  Cost of sales................     209,340     237,492     263,706     315,949     440,625     104,569     122,004
  Selling, service and
    administrative.............     137,674     147,639     153,690     171,473     247,185      57,333      69,664
  Goodwill and related
    intangibles................         754         784         901       1,699       7,859       1,629       2,470
  Provision for restructuring
    expense(1).................          --       4,000          --          --          --          --          --
                                   --------    --------    --------    --------    --------    --------    --------
Operating income...............      28,370      30,534      40,094      47,715      74,332      16,974      19,806
Interest expense...............       3,609       3,776       4,259       6,172      24,577       5,228       7,472
Other (income) expense, net....         456       1,058           2      (1,011)      1,575         460         509
                                   --------    --------    --------    --------    --------    --------    --------
Income before taxes............      24,305      25,700      35,833      42,554      48,180      11,286      11,825
Income taxes...................       9,311       9,997      14,333      17,341      19,513       4,514       4,730
                                   --------    --------    --------    --------    --------    --------    --------
Net income.....................    $ 14,994    $ 15,703    $ 21,500    $ 25,213    $ 28,667    $  6,772    $  7,095
                                   ========    ========    ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
EBITDA(2)......................    $ 38,661    $ 41,557    $ 52,906    $ 63,744    $ 99,965    $ 23,530    $ 27,318
Capital expenditures...........      10,595      12,788      15,046      27,778      29,619       6,219       6,385
Depreciation and
  amortization.................      10,747      12,081      12,814      15,018      27,208       7,016       8,021
Ratio of earnings to fixed
  charges(3)...................         5.0x        5.0x        6.1x        5.8x        2.8x        2.9x        2.4x
Ratio of EBITDA to interest
  expense(2)...................        10.7x       11.0x       12.4x       10.3x        4.1x        4.5x        3.7x
Ratio of total debt to
  EBITDA(2)....................         1.3x        1.6x        1.2x        1.9x        3.7x
BALANCE SHEET DATA:
Cash and cash equivalents......    $  4,462    $  5,569    $  6,864    $  6,721    $  3,753    $  7,444    $ 13,347
Working capital................      80,591      86,550      96,820     125,085     175,643     154,707     192,803
Net property, plant and
  equipment....................      62,095      65,530      61,461      69,011     113,421     108,411     126,119
Total assets...................     251,109     284,278     298,872     393,706     692,914     639,446     869,389
Total debt.....................      48,408      66,508      61,823     119,212     365,039     349,534     520,985
Stockholders' equity...........     133,531     141,089     154,141     172,132     191,043     175,081     193,371

-------------------------
(1) The 1994 provision for restructuring expense reflects costs associated with discontinuing manufacturing in certain locations along with an overall downsizing of the Company's infrastructure.
(2) EBITDA represents net income before income taxes, interest expense and depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and does not necessarily indicate that cash flow will be sufficient to fund cash requirements. The Company understands that certain investors believe EBITDA measures a company's ability to service debt and to utilize cash for other purposes. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(3) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of net income before provision for income taxes, undistributed earnings (loss) of equity investments and fixed charges. Fixed charges consist of interest expense and the interest portion of the Company's rent expense (deemed to be one-third of operating lease rental expense).

             UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL DATA

     The following unaudited combined pro forma condensed statement of operations and other financial data includes the historical results of the Company and gives effect to the Initial Offering, the application of proceeds therefrom and the Ibico Acquisition as if such transactions had occurred as of January 1, 1997. The unaudited combined pro forma condensed balance sheet includes the historical results of the Company and gives effect to the Initial Offering, the application of proceeds therefrom and the Ibico Acquisition as if such transactions had occurred as of December 31, 1997. For information regarding the Ibico Acquisition and the Initial Offering, see "Business -- Ibico Acquisition" and "Use of Proceeds." The pro forma adjustments made are based upon currently available information as well as upon certain assumptions that Management believes are reasonable. The Ibico Acquisition was accounted for as a purchase with the acquired assets and assumed liabilities recorded at their estimated fair market values. Management believes that actual fair market value adjustments will not differ materially from the preliminary allocation of the purchase price contained in the pro forma adjustments reflected in the pro forma financial information.

     The unaudited combined pro forma condensed financial statements are not necessarily indicative of either future results of operations or results that might have been achieved had the foregoing transactions been consummated as of the indicated dates. The unaudited combined pro forma condensed financial statements should be read in conjunction with the notes thereto, the Consolidated Financial Statements and the Notes thereto, Ibico's consolidated financial statements and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are presented elsewhere in this Prospectus.

              UNAUDITED COMBINED PRO FORMA CONDENSED STATEMENT OF
                      OPERATIONS AND OTHER FINANCIAL DATA

                                                            FOR THE YEAR ENDED DECEMBER 31, 1997
                                                   -------------------------------------------------------
                                                      GBC          IBICO        PRO FORMA
                                                   HISTORICAL    HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                   ----------    ----------    -----------       ---------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total sales......................................   $770,001      $113,498            --         $883,499
Costs and expenses:
  Cost of sales..................................    440,625        76,257       $  (395)(1)      516,487
  Selling, service and administrative............    247,185        33,856        (3,547)(2)      277,494
  Goodwill and related intangibles...............      7,859            --         2,105(3)         9,964
  Provision for restructuring expense............         --         1,181        (1,181)(4)           --
                                                    --------      --------       -------         --------
Operating income.................................     74,332         2,204         3,018           79,554
  Interest expense...............................     24,577         3,561        11,710(5)        39,848
  Other (income) expense, net....................      1,575          (364)           --            1,211
                                                    --------      --------       -------         --------
Income (loss) before taxes.......................     48,180          (993)       (8,692)          38,495
  Income taxes...................................     19,513           295        (4,218)(6)       15,590
                                                    --------      --------       -------         --------
Net income (loss)................................   $ 28,667      $ (1,288)      $(4,474)        $ 22,905
                                                    ========      ========       =======         ========
Net income per common share
  Basic..........................................       1.82                                         1.45
  Diluted........................................       1.80                                         1.44
Weighted average number of common shares
  outstanding
  Basic..........................................     15,760                                       15,760
  Diluted........................................     15,890                                       15,890
OTHER FINANCIAL DATA:
EBITDA(7)........................................   $ 99,965      $  4,773       $ 4,728         $109,466
Adjusted EBITDA(8)...............................     99,965         4,773        11,728(9)       116,466
Capital expenditures.............................     29,619         4,134            --           33,753
Depreciation and amortization....................     27,208         2,205         1,710(10)       31,123
Total debt.......................................    365,039        43,057        93,216          501,312
Ratio of earnings to fixed charges(11)...........        2.8x                                         1.9x
Ratio of EBITDA to interest expense(7)...........        4.1x                                         2.7x
Ratio of Adjusted EBITDA to interest
  expense(8).....................................        4.1x                                         2.9x
Ratio of total debt to EBITDA(7).................        3.7x                                         4.6x
Ratio of total debt to Adjusted EBITDA (8).......        3.7x                                         4.3x

-------------------------
 (1) Reflects an adjustment to conform Ibico's fixed asset depreciation methodology to the Company's methodology.

 (2) Reflects cost savings in the aggregate amount of $3,200, as a result of the Ibico Acquisition, that were fully implemented prior to the date of this Prospectus and are expected to have a continuing impact on the Company relating to (i) the rationalization of U.S. sales forces, (ii) the reduction in sales commission costs, (iii) the elimination of duplicate advertising and tradeshow expenses, (iv) the elimination of salaries and expenses paid to members of the family of the sole shareholder of Ibico and
     (v) the elimination of certain consulting, audit, legal, tax and insurance expenses. Also reflects the elimination of $347 of fees paid by Ibico to certain advisors in connection with the Ibico Acquisition.

 (3) Represents the amortization over 40 years on a straight-line basis of estimated goodwill related to the Ibico Acquisition as a result of the application of purchase accounting. Actual goodwill may change pending studies and valuations currently in process.

 (4) Represents expenditures associated with the transfer of certain Ibico administrative and support functions from Ibico's facility in Elk Grove Village, Illinois to facilities in Del Rio, Texas and Acuna, Mexico. These costs were incurred and the functions were transferred to the new locations prior to the acquisition of Ibico. The adjustment eliminates these costs as they are non-recurring and will not be required for future operations.

 (5) Interest expense is adjusted for:

(a) Interest on the Notes at the coupon rate of 9.375%......  $14,063
(b) Amortization of financing and hedging costs related to
    the Initial Offering....................................      862
(c) Reduction of interest expense related to repayment of
    indebtedness under the Credit Facility..................   (3,215)
                                                              -------
                                                              $11,710
                                                              =======

 (6) Represents the income tax effects of the pro forma adjustments based upon GBC's effective income tax rate during 1997, which is not materially different than the statutory rate.

 (7) EBITDA represents net income before income taxes, interest expense and depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and does not necessarily indicate that cash flow will be sufficient to fund cash requirements. The Company understands that certain investors believe EBITDA measures a company's ability to service debt and to utilize cash for other purposes. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

 (8) Adjusted EBITDA is EBITDA as modified to reflect certain adjustments which Management believes are relevant in evaluating the future operating performance of the Company. These adjustments, which eliminate the impact of certain nonrecurring charges and reflect the estimated impact of Management's business and operating strategy, are based on estimates and assumptions made and believed to be reasonable by the Company, but are inherently uncertain and are subject to change. Adjusted EBITDA should not be viewed as indicative of actual or future results and is not computed in accordance with GAAP or with regulations of the Commission.

 (9) Adjusted for Management's estimated recurring net cost savings due to the synergies to be achieved as a result of the Ibico Acquisition. Net savings in the aggregate amount of $7,000 are expected to result from (i) the elimination and consolidation of certain distribution facilities, (ii) lower freight costs resulting from larger order sizes, (iii) the elimination and combination of sales/administrative, corporate, warehousing and manufacturing facilities and (iv) the redirection of sourcing of raw material and equipment to leverage purchasing efficiencies. The adjustment excludes approximately $4,700 of expenditures that Management expects to be incurred in 1998 to achieve these cost savings.

(10) Represents adjustment to amortize goodwill related to the Ibico Acquisition over 40 years on a straight-line basis, as well as the adjustment to conform Ibico's fixed asset depreciation methodology to the Company's methodology.

(11) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of net income before provision for income taxes, undistributed earnings (loss) of equity investments and fixed charges. Fixed charges consist of interest expense and the interest portion of the Company's rent expense (deemed to be one-third of operating lease rental expense).

              UNAUDITED COMBINED PRO FORMA CONDENSED BALANCE SHEET

                                                                  AS OF DECEMBER 31, 1997
                                                   -----------------------------------------------------
                                                      GBC         IBICO       PRO FORMA
                                                   HISTORICAL   HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                   ----------   ----------   -----------       ---------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents......................   $  3,753     $ 7,169      $ (7,169)(1)     $  3,753
  Receivables, net...............................    160,787      20,198            --          180,985
  Inventories....................................    143,569      27,040         1,000(2)       171,609
  Deferred tax assets............................      9,323       1,713            --           11,036
  Other..........................................     10,313       2,058            --           12,371
                                                    --------     -------      --------         --------
     Total current assets........................    327,745      58,178        (6,169)         379,754
Net property, plant and equipment................    113,421      12,291            --          125,712
Other............................................    251,748       3,287        87,537(3)       342,572
                                                    --------     -------      --------         --------
Total assets.....................................   $692,914     $73,756      $ 81,368         $848,038
                                                    ========     =======      ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable..................................   $ 40,247     $26,307      $ (7,169)(1)     $ 59,385
  Current maturities of long-term debt...........        722         479            --            1,201
  Accounts payable...............................     42,979       8,520            --           51,499
  Accrued liabilities............................     68,154       8,889            --           77,043
                                                    --------     -------      --------         --------
     Total current liabilities...................    152,102      44,195        (7,169)         189,128
Long-term debt...................................    324,070      16,271       100,385(4)       440,726
Other liabilities................................     11,368         851            --           12,219
Deferred tax liability...........................     14,331         591            --           14,922
Stockholders' equity.............................    191,043      11,848       (11,848)         191,043
                                                    --------     -------      --------         --------
Total liabilities and stockholders' equity.......   $692,914     $73,756      $ 81,368         $848,038
                                                    ========     =======      ========         ========

-------------------------
(1) Represents the application of Ibico's cash to repay short-term debt.

(2) Represents the adjustment to reflect the estimated increase in book value of inventory as a result of the application of purchase accounting.

(3) Reflects the increase in other assets resulting from the Ibico Acquisition and the Initial Offering. The total consideration and direct transaction costs are as follows:

     Cash purchase price for Ibico Acquisition(a)...........  $129,273
     Estimated costs related to the Ibico Acquisition.......     2,000
     Estimated costs related to the Initial Offering........     5,000
                                                              --------
          Total consideration and costs.....................   136,273
          Ibico's estimated tangible net assets
           acquired(b)......................................   (46,079)
          Estimated increase in book value of inventory (see
           Note (2) above)..................................    (1,000)
                                                              --------
                                                                89,194
            Writeoff of Ibico's intangible asset............    (1,657)
                                                              --------
            Net pro forma adjustment........................  $ 87,537
                                                              ========

         (a) the purchase price was 188,400,000 Swiss francs (CHF); for purposes of the unaudited pro forma condensed financial statements, the unhedged portion of the purchase price was translated using the December 31, 1997 translation rate, which differs from the translation rate on the date of the closing.

         (b) excludes cash, debt and intangible assets.

    The actual allocation of the purchase price will be based upon the fair market value of Ibico's assets and liabilities. Valuations and studies to determine the fair market value of assets are currently in process. For purposes of the unaudited combined pro forma condensed balance sheet, the preliminary purchase price allocation has been estimated as follows:

                                                                         AMORTIZABLE
                                                              AMOUNT        LIFE
                                                              -------    -----------
Excess cost over the estimated fair value of net assets
  acquired..................................................  $84,194     40 years
Estimated costs related to the Initial Offering.............    5,000     10 years
                                                              -------
                                                              $89,194
                                                              =======

(4) Represents the increase in long-term debt incurred in connection with the Ibico Acquisition, consisting of $150,000 of the Notes, less $49,615 of the proceeds thereof used to repay borrowings under the Credit Facility.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's results of operations, financial condition and liquidity should be read in conjunction with "Unaudited Combined Pro Forma Condensed Financial Data," "Selected Historical Consolidated Financial Data," and the Company's Consolidated Financial Statements and Notes thereto contained elsewhere in this Prospectus.

ACQUISITIONS

     One of the Company's principal business strategies is to selectively pursue acquisitions and joint ventures that (i) maintain and strengthen its competitive leadership positions, (ii) complement its existing businesses through expanded product lines, (iii) enhance its relationships with existing customers and establish relationships with new customers, or (iv) facilitate penetration into new and developing business areas and geographic territories. Acquisitions and joint ventures also provide the Company opportunities to realize sales growth and improved profitability as a result of economies of scale and operating synergies resulting from the integration of manufacturing and distribution operations.

     The Company has completed several acquisitions and entered into a joint venture during the past three years. The following is a summary of these recently completed acquisitions and the joint venture:

                                                      APPROXIMATE
                                                        ANNUAL
                             COMPANY OR                REVENUES
                         BUSINESS ACQUIRED            OF ACQUIRED
       DATE             (PRINCIPAL LOCATION)          COMPANY(1)                  BUSINESS LINES
       ----             --------------------          -----------                 --------------
                                                 (DOLLARS IN MILLIONS)
February 27,
  1998.............    Ibico AG (Switzerland)            $113             Manufacturer and distributor of
                                                                          binding and lamination
                                                                          equipment and supplies
January 22, 1998...    Allfax group of                     $6             Manufacturer and distributor of
                       companies (U.K.)                                   visual communication products
August 27, 1997....    Danka Datakey                      <$1             Distributor and servicer of
                       (Australia)                                        mailroom equipment
July 25, 1997......    Printing Wire Supplies              $2             Manufacturer of wire binding
                       Ltd. (Ireland)                                     supplies
July 23, 1997......    Jenrite (New Zealand)               $2             Distributor of laminating
                                                                          equipment and supplies
June 13, 1997......    Visucom (Australia)                 $2             Manufacturer and distributor of
                                                                          presentation boards
April 23, 1997.....    Baker School Specialty             $17             Manufacturer and distributor of
                       Company (USA)                                      presentation boards
                       ("Baker")
January 1, 1997....    Quartet Manufacturing             $149             Manufacturer and distributor of
                       Company (USA)                                      visual communication products
October 10, 1996...    GMP Co. Ltd. (Republic           Joint             Developer and manufacturer of
                       of Korea)                      Venture             lamination equipment and
                                                                          supplies
January 22, 1996...    Fordigraph Pty. Ltd.               $21             Distributor of office and
                       (Australia)                                        mailroom products
December 21,
  1995.............    Pro-Tech Engineering               $11             Manufacturer and distributor of
                       Co., Inc. (USA)                                    lamination equipment and
                                                                          supplies for the digital
                                                                          printing market

-------------------------
(1) Approximate annual revenues at time of acquisition.

     See Note 13 to the Consolidated Financial Statements for additional information on the Company's recent acquisitions.

RESULTS OF OPERATIONS
FIRST QUARTER 1998 COMPARED TO FIRST QUARTER 1997

Sales

     Net sales for the first quarter of 1998 totaled $213.9 million, an increase of 18.5% over the first quarter of 1997. The Company's first quarter results include the results of Ibico from the date of acquisition, February 27, 1998. Excluding the acquisition of Ibico, GBC's sales were $202.7 million, an increase of 12.3% over the first quarter of 1997. The first quarter 1998 sales increase was primarily due to increased sales of personal shredders and writing boards through the Company's Office Products Group. Sales of writing boards in the first quarter of 1998 benefited from the Company's acquisitions of Baker, Visucom and Allfax.

Gross Margin, Costs and Expenses

     Gross profit margin improved in the first quarter of 1998 to 43.0%, compared to 42.1% in the first quarter of 1997. The improvement in gross margin was due principally to higher margins achieved in the Company's commercial laminating business and the Office Products Group.

     Selling, service, and administrative expenses increased 21.5% in the first quarter of 1998, compared to the first quarter of 1997, primarily due to increased sales resulting in higher related selling expenses. As a percentage of sales, selling, service and administrative expenses increased to 32.6% in 1998 from 31.8% in the first quarter of 1997, principally due to higher rebate programs for certain customers. Amortization of goodwill and intangibles increased to $2.5 million in the first quarter of 1998, compared to $1.6 million in the first quarter of 1997, due to acquisitions.

     Interest expense for the first quarter of 1998 increased to $7.5 million, compared to $5.2 million in the first quarter of 1997. The primary reason for the increase was higher average debt levels as a result of indebtedness incurred to finance the Ibico, Baker and Allfax acquisitions.

Net Income

     As a result of the factors described above, net income for the first quarter of 1998 was $7.1 million, or $0.45 per share, versus $6.8 million, or $0.43 per share, in the first quarter of 1997. The inclusion of Ibico's first quarter results had a dilutive effect on earnings of approximately $0.02 per share.

1997 COMPARED TO 1996

Sales

     The Company reported sales of $770.0 million in 1997, a 43.4% increase over 1996 sales of $536.8 million. The acquisitions of Quartet and Baker, as discussed in Note 13 to the Consolidated Financial Statements, accounted for approximately $183.0 million of the increase. Excluding the effect of acquisitions, 1997 sales increased by 9.4% primarily due to increased sales of the Company's laminators and related supplies, paper shredders and binding equipment.

Gross Margin, Costs and Expenses

     Gross profit margin improved in 1997 to 42.8% compared to 41.1% in 1996, as a result of a more favorable sales mix of higher-margin office products. The improvement in gross margin was achieved despite lower gross margins from certain film products due to competitive market pricing. Further, in 1997 the Company's business in Europe experienced lower gross margins due to increased costs on imported products as a result of the strength of the U.S. dollar.

     Selling, service and administrative expenses increased 44.2% in 1997, primarily as a result of the acquisition of Quartet. Selling, service and administrative expenses as a percentage of sales increased to 32.1% in 1997, compared to 31.9% in 1996, due primarily to higher rebate programs for certain customers.

     Interest expense increased to $24.6 million in 1997 from $6.2 million in 1996 primarily as a result of increased outstanding indebtedness under the Company's Credit Facility incurred primarily to finance acquisitions.

     Amortization of goodwill and related intangibles increased by $6.2 million in 1997 as a result of increased amortization related to acquisitions. The shut-down of a manufacturing plant in Costa Rica related to the Company's non-core ring metals business and unfavorable currency transactions accounted for the majority of the $2.6 million increase in other expenses from 1996 to 1997.

Income Taxes

     The Company's worldwide effective income tax rate decreased to 40.5% in 1997 from 40.8% in 1996. Numerous items impacted the effective tax rate as discussed in Note 10 to the Consolidated Financial Statements.

Net Income

     Net income increased by 13.9% (or $3.4 million) in 1997 to $28.7 million (or $1.82 per share basic) from $25.2 million (or $1.60 per share basic). The increase resulted primarily from the acquisitions of Quartet and Baker, improved margins due to synergies achieved as a result of the acquisitions and increased sales in the Company's core businesses.

1996 COMPARED TO 1995

Sales

     The Company reported sales of $536.8 million in 1996, a 17.1% increase over 1995 sales of $458.4 million. The increase resulted primarily from sales volume increases of film, office products and binding and laminating products, as well as the acquisitions of Fordigraph and Pro-Tech.

Gross Margin, Costs and Expenses

     Gross profit margin decreased to 41.1% in 1996 from 42.5% in 1995. The reduction in gross margin was primarily due to worldwide competitive pricing pressures and a continuing product mix shift resulting in growth in lower-margin office products, film, and graphics products. Gross profit margins in 1996 were also negatively impacted by margin erosion in the Company's non-core ringmetals business, along with higher outlays for research and development spending.

     Selling, service and administrative expenses increased by 11.6% in 1996 compared to 1995 primarily as a result of increased sales. As a percentage of sales, selling, service and administrative expenses declined to 31.9% in 1996 from 33.5% in 1995. The decrease as a percentage of sales resulted primarily from improved efficiency due to the increased scale of the Company's operations.

     Interest expense increased by 44.9% in 1996 primarily as a result of higher average debt levels caused by increased working capital investments, the acquisitions of Fordigraph and Pro-Tech and the Company's investment in GMP.

     Other income and expenses decreased slightly in 1996. The most significant factors affecting the favorable change in 1996 were a gain on the sale of the Company's manufacturing facility in Australia and foreign currency gains compared to currency losses in 1995.

Income Taxes

     The Company's effective tax rate increased to 40.8% from 40.0% in 1995. The 1996 rate increased primarily as a result of an increase in nondeductible goodwill and a tax charge incurred pursuant to its tax allocation agreement with Lane Industries, its majority shareholder.

Net Income

     Net income for 1996 was $25.2 million (or $1.60 per share basic), a 17.3% increase over 1995 net income of $21.5 million (or $1.37 per share basic). The increase in net income was primarily due to higher sales.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity and capital resources include cash provided by operations and borrowings under the Company's revolving credit facilities, and short-term borrowings from banks.

     Cash provided by operating activities was $20.7 million in 1997, compared to $2.3 million in 1996 and $27.0 million in 1995. The increase in operating cash flow in 1997 was primarily due to significantly higher earnings before depreciation and amortization ($55.9 million in 1997 compared to $40.2 million in 1996). Further, while inventories and receivables increased in 1997, the growth in those working capital items supported the Company's higher sales volumes. The decrease in operating cash flow in 1996 compared to 1995 was primarily due to increased investment in working capital. Net cash generated from operating activities was $4.6 million for the first quarter of 1998, compared to cash used of $7.3 million for the first quarter of 1997. The favorable swing in 1998 was due primarily to a reduction in inventory and slower growth in receivables. The unfavorable cash flow during the first quarter of 1997 resulted from higher levels of receivables, inventories and advances on product purchased from overseas vendors.

     Capital expenditures were $29.6 million in 1997 compared to $27.8 million in 1996 and $15.0 million in 1995. Major projects in 1997 and 1996 included the implementation of new business information systems in Europe and the U.S. ($6.8 million in 1997 and $9.4 million in 1996), the equipping and fitting three manufacturing facilities in the U.S. ($7.3 million in 1997), the completion of additional films manufacturing capacity in Europe and the U.S. ($5.8 million in 1996), facilities to support the integration of the Company's Office Products Group business with Quartet, and the acquisition of certain tooling for new products. Capital expenditures during the first quarter of 1998 were $6.4 million, compared to $6.2 million in the first quarter of 1997. Major expenditures in 1998 include the investments associated with the Company's new custom supplies facility in Wisconsin and new document finishing facility in Illinois.

     The Company invested $241.2 million, $28.9 million and $1.5 million in acquisitions in 1997, 1996 and 1995, respectively. Acquisitions in 1997 and 1996 were primarily financed by borrowings under the Company's Credit Facility.

     Cash dividends paid in 1997 increased to $6.9 million (or $.44 per share) from $6.8 million (or $.43 per share). Cash dividends paid during the first quarter of both 1998 and 1997 were $0.11 per share, respectively.

     The Company had access to $67.0 million in uncommitted short-term credit lines as of December 31, 1997 and, as of such date, had $40.2 million in borrowings outstanding under these lines. The Company also had access to various U.S. and international credit facilities, including the Credit Facility providing for up to $475 million of unsecured revolving credit borrowings through January 2002. The Credit Facility, established on January 13, 1997, contains, among other things, certain restrictive covenants which require the Company to maintain certain ratios regarding current assets and liabilities, leverage and interest coverage. As of May 31, 1998, the Company had $298.0 million in borrowings outstanding under the Credit Facility. See Note 6 to the Consolidated Financial Statements and "Description of Credit Facility" for additional information.

     The Company believes that cash flow from operations, together with available credit facilities, will be sufficient to fund the Company's ongoing operating and capital requirements.

RISK MANAGEMENT

     The Company is exposed to market risk from changes in interest rates and foreign exchange rates. To manage the risk from interest rate and foreign currency fluctuations, the Company enters into various hedging transactions that have been authorized pursuant to the Company's policies and procedures. The Company does not use financial instruments for trading purposes and is not a party to any leveraged derivatives.

     A discussion of the Company's accounting policies for financial instruments is included in Note 1 to the Consolidated Financial Statements, and further disclosure related to financial instruments is included in Note 7 to the Consolidated Financial Statements.

Interest Rates

     The Company uses interest rate swaps, treasury rate-lock agreements, and interest rate cap agreements to manage exposure to interest rate movements. The Company's exposure to interest rate risk consists primarily of floating rate credit facilities that are benchmarked to U.S. and European short-term interest rates.

Foreign Exchange

     The Company uses foreign currency forward exchange contracts to hedge exposure to changes in foreign exchange rates primarily associated with inventory purchases. The foreign currency forward exchange contracts purchased generally have durations of 12 months or less. The Company's exposure to foreign exchange risk primarily exists with the Dutch guilder, British pound, Italian lira, Japanese yen and Mexican peso against the U.S. dollar.

NEW ACCOUNTING STANDARDS

     The Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" effective with first quarter 1998 reporting. This statement requires that certain items recorded directly in stockholders' equity be classified as comprehensive income. Comprehensive income and its components may be presented in a separate statement, or may be included in the statement of stockholders' equity or the statement of income. The currency translation adjustment is the Company's only item which will be classified as comprehensive income. The Company is in the process of evaluating the method of presentation that will be used upon adoption of the statement.

     The Company will adopt SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" effective with year-end 1998 reporting. This statement will require the Company to present information in the notes to the financial statements regarding reportable operating segments using the same basis as is used for internally evaluating segment performance and deciding how to allocate resources to segments. The Company is currently evaluating the requirements of this standard and upon adoption, may disclose more than one reportable segment.

YEAR 2000 COMPLIANCE

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer applications and systems could fail or create erroneous results by or at the year 2000. The Company has established a Year 2000 task force and developed an extensive plan to ensure that its systems have the ability to process transactions in the next century. The Company believes that it has identified the applications which will need to be modified and both internal and external resources will be utilized to reprogram and test software for year 2000 compliance. It is anticipated that the Company's Year 2000 modification project will be completed on time at an estimated total cost of approximately $2.0 million. This cost will be expensed as incurred except for the installation of new applications which are already Year 2000 compliant, the cost of which will be capitalized.

     Although the Company believes that it will be able to achieve Year 2000 compliance through these efforts, no assurance can be given that these efforts will be successful. The Company believes that the expenses and capital expenditures associated with achieving Year 2000 compliance will not have a material effect on future financial results. The Company is also in the process of responding to customer surveys and evaluating whether key suppliers and customers are Year 2000 compliant. In the event that any of the Company's key suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

                                    BUSINESS

GENERAL

     GBC is a worldwide leader in the design, manufacture and marketing of branded office products, office equipment and related supplies, and thermal laminating film. GBC's major products include (i) binding equipment and supplies, (ii) laminating equipment and supplies, (iii) visual communication products (such as marker boards, bulletin/planning boards and easels), (iv) paper shredders and (v) thermal laminating film (used primarily to encapsulate or protect documents, book covers and school-related materials). GBC also provides maintenance services for its binding and lamination equipment customers. Revenues derived from sales of consumable supplies and maintenance services together accounted for approximately 55% of GBC's 1997 pro forma revenues of $883 million.

     GBC sells its products both to resellers and directly to end-users with an emphasis on providing customers with a broad range of high-quality products supported by high levels of customer and value-added services. GBC is one of the largest suppliers of office products, equipment and supplies to resellers with 1997 pro forma revenues of $429 million in the Company's Office Products Group. GBC's customers include most of the major U.S. office products resellers, such as office products superstores, wholesalers, contract/commercial stationers, mail order companies and other retail dealers, as well as office products resellers in Europe, the Asia/Pacific region and Latin America. In addition, GBC sells its binding equipment and related supplies, lamination equipment and thermal laminating film, and related services, through the Company's Document Finishing Group and Films Group directly to approximately 100,000 active customers in the United States and abroad. These customers include general office customers (e.g., consulting, financial services, legal and accounting firms), commercial customers (e.g., reprographic centers and copy shops), education/training customers (e.g., schools and training centers), commercial printers and government agencies.

     The Company increased its revenue base from $458 million in 1995 to $883 million, on a pro forma basis, in 1997, representing a CAGR of 39%. During this same period, the Company's EBITDA more than doubled from $53 million to $109 million on a pro forma basis, representing a CAGR of 43%, while its EBITDA margin increased from 11.6% to 12.3% on a pro forma basis. The majority of the Company's revenue growth occurred in the Office Products Group, where revenues grew from $97 million in 1995 to $429 million on a pro forma basis in 1997, through acquisitions, principally Quartet and Ibico, and internal revenue growth. Effective January 1, 1997, the Company acquired Quartet, a leading manufacturer and marketer of visual communication products, for approximately $216 million, including the assumption of debt. On February 27, 1998, the Company acquired Ibico, a leading manufacturer and marketer of binding and laminating equipment and supplies, for cash consideration and assumption of debt of approximately $130 million. These and other recent acquisitions have provided the Company with further penetration into the U.S. and international markets, new key customer relationships and additional complementary product lines.

INDUSTRY FUNDAMENTALS

     From 1995 to 1997, GBC's revenues from existing operations, excluding the impact of acquisitions, increased by 18% primarily due to strong industry fundamentals. Management believes that the primary factors resulting in the Company's strong intrinsic growth in its Business Groups include:

          (i) the increasing number of office workers as the U.S. economy continues to shift from a manufacturing base to a service base;

          (ii) the increasing number of document finishing sites as the number of home offices and small- and medium-sized businesses continues to grow in the U.S. and printing capabilities migrate toward individual end-users and away from traditional commercial printers and publishing houses;

          (iii) a growing interest in creating finished and distinctive documents, partly as a method of differentiation, caused by a general increase in the number of documents being produced;

          (iv) an increased worldwide focus on education and training activities, particularly in the United States, and the preparation and display of related materials;

          (v) an increasing demand for lamination products to preserve, protect and enhance the output of a rapidly-growing base of color copiers and digital printers, particularly desktop and large-format digital color printers; and

          (vi) increasing environmental concerns and regulations in international markets which Management believes will cause commercial printers and other users to favor the thermal films marketed by the Company over solvent-based films.

     GBC's Office Products Group has experienced particularly strong sales growth due to, in addition to the above-mentioned factors, the rapid growth and consolidation of office products superstores, contract/ commercial stationers and wholesalers with which GBC enjoys strong customer relationships. The major superstores, contract/commercial stationers and wholesalers on average have experienced an approximate 38% CAGR in their sales over the past five years. Sales to these customers accounted for $251 million of GBC's 1997 pro forma revenues.

COMPETITIVE STRENGTHS

     Management believes that the following competitive strengths have been the principal factors in the Company's success in establishing itself as a worldwide leader in the design, manufacture and marketing of branded office products, office equipment and related supplies, and thermal laminating film:

     LEADING MARKET POSITIONS IN MAJOR PRODUCT CATEGORIES WITH STRONG BRAND NAMES. The Company maintains leading market positions worldwide in binding and laminating equipment and supplies, certain visual communication products, including marker boards, bulletin/planning boards and easels, thermal laminating film products and paper shredders. GBC attributes its leading market positions primarily to its reputation for high-quality and reliable products, high levels of customer and value-added services, broad product offerings, technological innovation and state-of-the-art manufacturing facilities. Well-known brand names, including GBC(R), VeloBind(R), Shredmaster(R), Quartet(R), Pro-Tech(TM), Bates(R) and newly-acquired Ibico(R), have enhanced the Company's ability to successfully differentiate its product lines from those of its competitors.

     STRONG CUSTOMER RELATIONSHIPS. The Company enjoys long-standing relationships with many of its significant customers, averaging over 15 years with its top 10 customers, which collectively generated approximately 30% of the Company's pro forma revenues in 1997. The Company sells products both to resellers ("indirect channel") and directly to end users ("direct channel"). The Company sells to virtually all of the major U.S. indirect channel resellers in its markets and currently has approximately 100,000 active direct channel customers. GBC's indirect channel customers include the major U.S. office products superstores (e.g., Staples, Inc., Office Depot, Inc. and OfficeMax, Inc.), wholesalers (e.g., United Stationers and S.P. Richards), contract/commercial stationers (e.g., Boise Cascade Office Products Corporation, Corporate Express Inc., BT Office Products International, Inc., U.S. Office Products Company and the contract stationer divisions of Staples, Inc. and Office Depot, Inc.), mail order companies (e.g., Quill, Reliable Corporation, Viking Office Products, Inc., Global DirectMail Corp. and Staples Direct) and other retail dealers, as well as office products resellers in Europe, the Asia/Pacific region and Latin America. The Company's direct channel customers include general office customers (e.g., consulting, financial services, legal and accounting firms), commercial customers (e.g., reprographic centers and copy shops), education/training customers (e.g., schools and training centers), commercial printers and government agencies. Management believes that the Company's strong customer relationships will enable it to capitalize on the increasing demand for office products, office equipment and related supplies and film as well as facilitate its introduction of new products and services.

     SIGNIFICANT REVENUE FROM CONSUMABLE SUPPLIES AND SERVICES. GBC has approximately 100,000 direct channel customers with installed binding and laminating equipment. These customers provide the Company the opportunity to generate significant recurring and higher-margin revenues from the sale of consumable supplies and services, such as binding materials, thermal film products, presentation covers, index tabs and maintenance contracts. Revenue generated from sales of consumable supplies and maintenance services to these direct channel customers and to indirect channel customers accounted for approximately 55% of GBC's 1997 pro forma revenues.

     SUPERIOR LEVELS OF CUSTOMER AND VALUE-ADDED SERVICES. The Company provides its customers in both the indirect and direct channels with high levels of customer and value-added services. Value-added services include providing marketing consultation to indirect channel customers (e.g., designing appealing product displays) and assisting customers with enhancing their inventory management systems (e.g., delivering bar-coded shipments to customers to facilitate the customers' inventories and distribution processes). In addition, the Company has developed efficient distribution systems for its office and film products which enhance its ability to fill customer orders quickly, ship complete multiple-product orders in a single shipment, ensure prompt deliveries and achieve high customer order fill rates. Management believes that the Company's high levels of customer and value-added services have enabled it to build strong relationships with customers and successfully differentiate itself from many of its competitors.

     EXPERIENCED MANAGEMENT TEAM. The Company has a highly-experienced management team with a record of achieving strong internal growth and successfully integrating strategic acquisitions. The Chief Executive Officer and the heads of the Company's Office Products Group, Document Finishing Group and Films Group have, on average, 22 years of experience in their respective sectors. The Company's current management team has completed the acquisition of 10 businesses or product lines since 1995, with aggregate annualized revenues at the time of such acquisitions of approximately $324 million. From 1995 to 1997, this management team also has overseen revenue growth, excluding the impact of acquisitions, of 18%.

     MANUFACTURING EFFICIENCY. Management believes that the Company's manufacturing operations are among the most efficient in its major product lines, allowing the Company to maintain a highly competitive cost structure. High-volume production at the Company's major facilities provides significant economies of scale, enables the Company to invest in selective vertical integration, and allows the Company to achieve meaningful purchasing power for raw materials and outsourced manufacturing services. In addition, the Company has made significant investments in state-of-the-art manufacturing equipment to ensure efficient production and minimize waste.

     LANE INDUSTRIES OWNERSHIP AND SPONSORSHIP. Approximately 62% of the Issuer's outstanding Common Stock (after giving effect to the possible conversion of Class B Common Stock) is owned by Lane Industries, a diversified holding company located in Northbrook, Illinois. Lane Industries was recently ranked among the largest privately-held companies in the United States and has provided important financial support and management and professional services to GBC (e.g., Lane Industries provided a $100 million subordinated bridge facility to the Company in connection with the Ibico Acquisition).

BUSINESS STRATEGY

     The Company's objective is to strengthen its position as a worldwide leader in the design, manufacture and marketing of branded office products, office equipment and related supplies, and thermal laminating film by pursuing the following strategies:

     MAINTAIN AND EXPAND RELATIONSHIPS WITH KEY CUSTOMERS. The Company enjoys long-standing relationships with many of its significant customers, averaging over 15 years with its top 10 customers in 1997, and seeks to expand its market positions and customer base by offering a broad range of high-quality products supported by high levels of customer and value-added services. In particular, the Company believes that it has the opportunity to achieve greater market penetration in both its direct and indirect channels by introducing new and technologically enhanced products at competitive prices.

     PURSUE GLOBAL GROWTH OPPORTUNITIES. Management believes that certain of the international markets for its products are expanding at growth rates significantly higher than those in the United States. The Company has marketed its products outside of North America for over 40 years and currently operates in over 115 countries. The Company believes that it has built an infrastructure, in part through the Ibico Acquisition, capable of accommodating significant global expansion. Many of the Company's major Office Products Group customers are expanding into international markets and are demanding the same levels of quality and service as they require in North America. Management believes that GBC is well-positioned to service these customers due to its broad product offerings and extensive distribution capabilities. The Company also expects its Films Group to experience strong growth as thermal lamination films marketed by the Company continue to displace solvent lamination films as a result of increased environmental concerns and regulations in international markets. The Company has expanded its international revenue from $165 million in 1995 (or 36% of the Company's total revenues) to $291 million, on a pro forma basis in 1997 (or 33% of the Company's total pro forma revenues).

     SELECTIVELY PURSUE ACQUISITIONS AND JOINT VENTURES. The Company believes that opportunities exist to expand the market positions of each of its global Business Groups through strategic acquisitions and joint ventures. The Company intends to target companies and product lines that (i) maintain and strengthen its competitive leadership positions, (ii) complement its existing businesses through expanded product lines, (iii) enhance its relationships with existing customers and establish relationships with new customers, or (iv) facilitate penetration into new and developing business areas and geographic territories. The Company believes that it can realize significant sales growth and improved profitability through acquisitions as a result of economies of scale, operating synergies resulting from the integration of manufacturing and distribution operations, and expansion of the Company's presence in the United States and in growing international markets.

INDUSTRY OVERVIEW

     The Company operates primarily in two markets, the office products market and the lamination film products market.

     THE OFFICE PRODUCTS MARKET. Manufacturers and distributors in the office products market supply office products to end-users through the direct and indirect channels. Sales are generated through the direct channel by sales forces, dealers and telemarketers and through the indirect channel by office products superstores, contract/commercial stationers, wholesalers, mail order companies, retail dealers and mass merchandisers.

     End-users in the market primarily consist of (i) general office markets (e.g., large corporations and professional organizations or firms, primarily service-related companies, with in-house users and/or reprographics departments, including manufacturing, consulting, financial service, accounting, legal, architectural, engineering and advertising firms), (ii) small businesses and individual consumers with home offices, (iii) commercial markets (e.g., reprographic centers and quick printers/copy shops), (iv) education markets (e.g., schools and training centers), and (v) government markets (e.g., federal, state, and local governments and government agencies).

     In the United States, consolidation has occurred at all levels of the indirect channel of the office products market, with superstores gaining significant market share over the past several years. In 1997, the three major superstores had revenues of $15.7 billion (a portion of which were derived from other office product reseller channels), the four major independent contract/commercial stationers had revenues of $10.9 billion, the two major wholesalers had revenues of $3.6 billion and the three major independent mail order firms had estimated revenues of $3.2 billion. The following table of information from industry sources illustrates the trend toward consolidation in the indirect channel over the past several years as shown by changes in shipments of office supplies, a subset of the overall office products market.

             MANUFACTURERS' SHIPMENTS OF OFFICE SUPPLIES BY SEGMENT

                                                              1990       1997
                                                              ----       ----
Superstores.................................................    7.3%      24.3%
Contract/commercial stationers..............................   23.7       28.4
Wholesalers.................................................   22.4       16.5
Mail order companies........................................    4.6        3.6
Small and medium size dealers...............................   12.5        2.5
Mass merchandisers..........................................   14.2       15.3
Government and direct.......................................    6.6        1.1
Other.......................................................    8.7        8.3
                                                              -----      -----
                                                              100.0%     100.0%

International office product markets are, by comparison, relatively undeveloped and fragmented, with little cross-border distribution. U.S.-based superstores are beginning to penetrate international markets, and the Company believes that a consolidation trend similar to the trend experienced in the U.S. will occur in international markets, particularly in the European market.

     THE LAMINATION FILM PRODUCTS MARKET. Lamination significantly enhances a product's real and perceived value by adding durability (e.g., making paper stock more tear resistant and stronger), increasing attractiveness (e.g., making materials look and feel more substantial, as well as protecting inks and images against fading, scratching and smudging), and adding security (e.g., making security products, such as identification badges, drivers' licenses and passports more difficult to alter). The lamination film products market includes three primary types of laminating films and related equipment: (i) solvent-based films (which are believed to adversely affect the environment) and aqueous-based films (which are believed to be more environmentally-neutral), both of which are considered "wet" films; (ii) thermal films; and (iii) "cold" or pressure-sensitive films.

     End-users primarily consist of (i) general office markets (e.g., primarily service-related corporations and professional organizations or firms with in-house users and/or reprographics departments, including manufacturing, consulting, financial service, accounting, legal, architectural, engineering, graphic design/advertising firms, as well as small businesses and individual consumers with home offices), (ii) commercial markets (e.g., reprographic centers, quick printers/copy shops, screen printers, photo labs), (iii) education/training markets (e.g., schools and training centers), (iv) the commercial printing market, and (v) government markets (e.g., federal, state, and local governments and government agencies).

PRINCIPAL BUSINESS GROUPS

     OFFICE PRODUCTS GROUP. GBC's Office Products Group is one of the world's leading suppliers of office products in its major product categories. Its products include binding and lamination equipment and supplies, visual communication products (such as marker boards, bulletin/planning boards and easels, as well as related accessories) and paper shredders. The Office Products Group distributes its products principally to the indirect office products channel, consisting of office products superstores, contract/commercial stationers, wholesalers, mail order companies and other smaller resellers. The Office Products Group seeks to leverage its strong brand names (e.g., GBC, VeloBind, Shredmaster, Quartet, Ibico, Bates and Baker), logistics, service and distribution capabilities, breadth of product lines and experienced management team to capitalize on growth opportunities resulting from the consolidation trend in the office products industry. Such consolidation has resulted in greater demands being placed on suppliers, such as GBC, for broader product lines, competitively-priced products, consistent quality, short delivery times, high fill rates and enhanced customer service. GBC believes it is well-positioned to maintain its leadership positions across its product lines in the United States and to advance its international presence as its customers expand into international markets and demand similar levels of quality and service as they require in North America. GBC markets its office products through the Company's own sales organization, consisting of 15 sales persons, and a network of approximately 85 independent sales representatives and groups.

     DOCUMENT FINISHING GROUP. The Document Finishing Group markets GBC's most comprehensive range of binding equipment and supplies. The Group supplies plastic comb, ring, strip, thermal, and plastic coil and wire binding products, and provides maintenance services directly to general office, commercial, education/ training and governmental users. The Document Finishing Group manufactures and markets both manual and electric punching and binding systems ranging from small desktop machines for the occasional user to high-capacity products to serve the commercial printing and fast-growing on-demand publishing markets. It recently introduced in-line punching and binding systems which attach directly to high-volume electrostatic printers to automate the process of high-speed printing, punching and binding finished documents. The Document Finishing Group also offers professionally designed loose-leaf binders, customized covers, index tabs and other image-enhancing binding and presentation products, primarily to commercial and corporate customers, utilizing high-technology graphics and printing capabilities. In addition, the Company believes that it is the only industry participant offering extensive nationwide, on-site maintenance services to customers which use its mid-to high-end punching and binding equipment. The Group sells it products and services through a direct sales organization of approximately 275 field and management staff, an inbound and outbound telemarketing operation of approximately 100 employees and a technical service and repair organization of approximately 105 employees. Augmenting the direct sales organization, the Document Finishing Group also markets its products through a full-line dealer organization consisting of approximately 160 independent dealers who sell a wide range of GBC products.

     FILMS GROUP. The Films Group is one of the world's largest manufacturers and marketers of thermal laminating film products, which are used to preserve, protect and enhance the appearance of documents. The Films Group sells its products primarily to the general office, commercial, education/training, commercial printing (primarily to support the book publishing industry) and government markets. Management attributes its leadership position primarily to its state-of-the-art film manufacturing technology, broad-based and innovative product lines, well-established customer relationships and low-cost production capabilities. The Films Group offers customers a wide variety of lamination equipment ranging from desktop equipment, commonly used in schools, to high-speed lamination systems, commonly used by large commercial printers, and films ranging from standard film products to customized film solutions to meet specific customer needs. The Films Group also offers extensive nationwide, on-site maintenance service to users of its laminating equipment. Lamination product applications include book covers, annual reports, menus, magazine covers, packaging, posters, drivers' licenses and passports. The Films Group also provides a wide range of lamination products under its Pro-Tech brand product line to the rapidly expanding large-format, short-run, digital color printing market. Management believes that the demand for lamination products to enhance the color of images and provide protection against fading and wrinkling will increase significantly as color copiers and digital printing technology, especially for color printers, continues to decline in cost and be used to create more finished and distinctive documents. In addition, Management believes that large-format digital color printers will continue to displace traditional methods of reproducing large images for display advertising, point-of-purchase setups, posters, billboards and other materials. These products and services are marketed by the Group's direct sales organization of approximately 80 field and management staff, an inbound and outbound telemarketing operation of approximately 20 personnel and a technical service and repair organization of approximately 45 employees.

IBICO ACQUISITION

     On February 27, 1998, the Company acquired all of the outstanding stock of Ibico, headquartered in Zurich, Switzerland, for cash consideration and the assumption of debt aggregating approximately $130 million. The Company financed the acquisition of Ibico with borrowings under its Credit Facility and $60 million of proceeds under the Bridge Loan. See "Certain Relationships and Related Transactions." The amount of the purchase price paid by the Company for Ibico is subject to a post-closing adjustment based on Ibico's audited EBITDA for the year ended December 31, 1997 and audited net working capital as of February 27, 1998. Based upon Ibico's audited financial statements, the Company believes that it is entitled to a reimbursement of a portion of the purchase price and is currently engaged in discussions with the former shareholder of Ibico to determine the amount of such adjustment.

     Ibico is principally a manufacturer and marketer of branded binding and laminating equipment and related supplies, which it sells through the indirect channel in the United States, Europe, Asia and South America. Ibico's major indirect channel customers include Office Depot, Inc., OfficeMax, Inc. and Viking Office Products, Inc. Ibico generated revenues and EBITDA of $113.5 million and $4.8 million, respectively, for the year ended December 31, 1997, with over $60 million of revenues generated outside of the United States. Ibico manufactures its products at three manufacturing facilities located in Germany, Portugal and Mexico, which are supported by sales and marketing subsidiaries in the U.S., Canada, Chile, Singapore, Germany, Italy, England, The Netherlands, France, Taiwan, Spain and Sweden.

     The acquisition of Ibico represents a continuation of the Company's strategy to expand and strengthen relationships with existing and new customers and pursue global expansion, all of which Management believes will result in increased sales growth and improved profitability. In particular, the Ibico Acquisition (i) significantly expands the Company's global manufacturing and distribution base in Europe, South America and Asia, (ii) provides key new or expanded customer relationships with Office Depot, OfficeMax and Viking Office Products, and (iii) broadens the Company's product offerings with branded complementary products supported by strong research and development capabilities. Management also believes it has the potential to realize substantial cost savings through the integration of Ibico with the Company's existing businesses, which should result in greater purchasing power for raw materials and outsourced manufacturing services, more efficient plant utilization and the leveraging of the Company's distribution and fixed-cost structure.

SALES, MARKETING AND DISTRIBUTION

     The Company markets its products to end-users through two primary channels of distribution: (i) directly through its own sales force, telemarketers and independent dealers; and (ii) indirectly through resellers purchasing from wholesalers and directly from the manufacturers. See "Industry Overview." The Company's Office Product Group markets a variety of office products to the indirect channel through its own sales force of 15 persons and a network of approximately 85 independent sales representative groups and organizations. The Company's Document Finishing Group markets its products and maintenance services to the direct channel through a direct sales organization consisting of approximately 275 field and management staff, an inbound and outbound telemarketing operation of approximately 100 employees and a network of approximately 160 independent dealers. The Company's Films Group markets its lamination products and services through its own direct sales network, consisting of 75 Company sales representatives in the United States, Europe and the Asia/Pacific region, and its inbound and outbound telemarketing operation of approximately 20 employees.

CUSTOMERS

     As a result of the consolidation of indirect channel resellers of office products, equipment and supplies, the Company's largest customers tend to be customers of the Office Products Group, which primarily serves the indirect channel. The Document Finishing Group and the Films Group sell their products to a broad base of smaller customers through the direct channel. For the year ended December 31, 1997, on a pro forma basis, no single customer of the Company accounted for more than 10% of sales, and the top 10 customers of the Company accounted for approximately 30% of its sales.

     The Company's 10 largest customers based on pro forma sales for the year ended December 31, 1997 (in alphabetical order) are Boise Cascade Office Products Corporation, BT Office Products International, Inc., Corporate Express Inc., Office Depot, Inc., OfficeMax, Inc., Phoenix Color Corp., Quill, S.P. Richards, Staples, Inc. and United Stationers. Other major customers of the Company include Coral Graphics, Kinkos, Merrill Lynch, RR Donnelley & Sons and Salomon Smith Barney.

COMPETITION

     The Company faces substantial competition in all of its product lines, although it knows of no other company with which it competes across the entire spectrum of its product offerings. In the desktop binding product category, among its many worldwide competitors are Acco-Rexel, Ltd., Attalus S.A., Bind-It Corporation, Bohm & Co. GmbH, Channel Bind, Coverbind Corporation, Esselte AB, Krause Ind., Lamirel, Lassanne Plasticos Ltd., M.S. Yosan, S.A., NSC International, Performance Design, Inc., Plastikoil, Powis-Parker Company, Formatic, Renz GmbH, Southwest Plastic Binding Company, Spiral Binding Co., Tahsin, Unicoil and Ta-Ta Office Products. The Company not only competes with the foregoing manufacturers and distributors of equipment and supplies that are similar to the Company's desktop binding products, but it also competes with many other manufacturers and sellers of less expensive methods of binding or finishing documents.

     In the visual communication products category, the Company competes not only with other companies that have national and/or international distribution capabilities, but also with numerous companies that have more limited regional or local distribution. Among the larger competitors in this product category are Boone International, Inc., Ghent Manufacturing Inc., Stempel Manufacturing Co., Inc., Day Runner, Inc., Apollo Manufacturing, Testrite and Bretford. Among the larger competitors in the paper shredder product category are Fellowes Manufacturing Co., Acco-Rexel, Ideal Krug GmbH, Michael Business Machines, Dahle & Co., Schleicher & Co. AG and Meiko Shokai Co., Ltd. In all of the foregoing product categories, the Company also faces the threat of potential competition from new entrants as all of these categories can be easily entered without investing significantly in plant and equipment by parties with access to distribution in the office products channel.

     In the film lamination products category, the Company also competes in a worldwide market with many other manufacturers and distributors. Among the many competitors in this category are Banner American, Bryce Mfg., D&K Group, Inc., Glenroy, Inc., Seal Products Inc., Graphic Laminating, Inc., Morane and Transilwrap Company, Inc. With respect to all of the Company's product offerings, the Company believes that its long-term success is largely dependent on its ability to manufacture price-competitive products, provide superior levels of product quality, provide outstanding customer service, develop innovative products and market its products effectively.

RAW MATERIALS

     The primary materials used to manufacture many of the Company's products are polyester and polypropylene substrates, PVC, aluminum and wood. These materials are available from a number of suppliers and the Company is not dependent upon any single supplier for any of these materials. The Company has certain economies of scale provided by its high-volume production allowing it to generally secure favorable raw material costs because of its significant purchasing requirements and long-term relationships with key suppliers. Based on its experience, the Company believes that these materials will be readily available for the foreseeable future. See "Risk Factors -- Exposure to Cost and Supply Fluctuations in Certain Raw Materials." In general, the Company's gross profit is affected from time to time by fluctuations in the prices of these materials because the highly competitive markets for its products may make it difficult to pass through price increases to customers. However, the Company believes that its competitors are affected in a similar way, and that differences in inventory levels among the Company and its competitors do not provide any company in the industry with a long-term competitive advantage.

MANUFACTURING AND STRATEGIC SUPPLY RELATIONSHIPS

     Management believes that a key competitive manufacturing advantage of the Company is its strategically-located, state-of-the-art, high-volume manufacturing and assembly plants. Each global Business Group has dedicated manufacturing plants producing a distinct product line (e.g., binding supplies, punch and bind equipment, pouch and film products, visual communications products and customized supplies).

     The Company maintains highly-modernized equipment in its plants. The Company's film and plastic plants currently operate 24 hours a day, seven days a week, whereas the Company's other plants generally operate one or two shifts a day as needed to meet customer demand. The plants have the flexibility to meet fluctuations in demand and have the capacity to expand to accommodate growth. All plants have ongoing programs to reduce costs and to improve quality and service. Quality control programs are maintained with respect to suppliers, line performance and product integrity.

     For certain products, such as laminating machines and supplies and paper shredder systems, the Company operates with partners through global manufacturing and marketing alliances to share research and development opportunities, lower product costs and minimize capital expenditures. In 1996, the Company invested approximately $10 million to acquire a 33% equity interest in GMP Co., a leading worldwide supplier of laminating systems and supplies, primarily for retail markets, located in the Republic of Korea. The Company also has a strategic alliance with Primax Ltd. of Taipei, Taiwan, a leading worldwide supplier of paper shredders. In 1997, on a pro forma basis, it is estimated that laminating machines manufactured by GMP represented approximately 3.2% of pro forma 1997 revenues and that paper shredders manufactured by Primax represented approximately 4.5% of pro forma 1997 revenues. See "Risk Factors -- Dependence on Certain Suppliers of Manufactured Products."

EMPLOYEES

     At March 1, 1998, the Company had approximately 5,865 employees, approximately 60% of which were located in the United States. Of the Company's U.S. employees, approximately 75% are hourly wage employees, approximately 2% of which are members of various U.S. labor unions and are covered by collective bargaining agreements which expire prior to January 1, 1999. The Company has not experienced a work stoppage in its recent history. Management believes that the Company has excellent relations with its employees.

ENVIRONMENTAL MATTERS

     The Company and its operations, both in the United States and abroad, are subject to Environmental Laws that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of certain materials and waste, and impose liability for the costs of investigating and cleaning up, and certain damages resulting from, present and past spills, disposals, or other releases of hazardous substances or materials. In addition, Environmental Laws such as CERCLA, in the United States, impose liability on several grounds for the investigation and cleanup of contaminated soil, groundwater, and buildings, and for damages to natural resources, at a wide range of properties. The Company is not aware of any material noncompliance with the Environmental Laws currently applicable to it and is not the subject of any material claim for liability with respect to contamination at any location. For its operations to comply with Environmental Laws, the Company has incurred, and will continue to incur, costs which were not material in fiscal 1997 and are not expected to be material in the foreseeable future. See "Risk Factors -- Environmental Matters."

FACILITIES

     In addition to the manufacturing locations listed below, the Company operates sales and service offices throughout the world, six regional distribution warehouses in the United States, a 60,000 square foot world headquarters building in Northbrook, Illinois and a 30,000 square foot headquarters for its Office Products Group in Skokie, Illinois. The Company believes that the Company's manufacturing, warehouse and administrative facilities are in good condition, are suitable and adequate for its operations and generally provide sufficient capacity to meet its needs for the foreseeable future.

     Major manufacturing is conducted at the following plant locations:

LOCATION                                               SQ. FOOTAGE     OWNED/LEASED
--------                                               -----------     ------------
                                                      (IN THOUSANDS)
Booneville, Mississippi.............................       420            Owned
Ashland, Mississippi................................       180            Owned
Addison, Illinois...................................        91            Owned
Basingstoke, England................................        81            Leased
Buffalo Grove, Illinois.............................        80            Leased
St. Louis, Missouri.................................        73            Owned
Arcos de Valdevez, Portugal*........................        68            Owned
Pleasant Prairie, Wisconsin.........................        64            Leased
Lincolnshire, Illinois..............................        64            Leased
Pleasant Prairie, Wisconsin.........................        56            Leased
Acuna, Mexico*......................................        53            Owned
Nuevo Laredo, Mexico................................        49            Leased
Phoenix, Arizona....................................        40            Owned
Lottstetten, Germany*...............................        40            Owned
Kerkrade, Holland...................................        37            Owned
Hagerstown, Maryland................................        33            Owned
Perth, Australia....................................        30            Owned
Amelia, Virginia....................................        26            Owned
Auburn Hills, Michigan..............................        26            Leased
Madison, Wisconsin..................................        25            Leased
Tornaco, Italy......................................        22            Owned
Don Mills, Ontario, Canada..........................        17            Leased

-------------------------
* These facilities were acquired as part of the Ibico Acquisition on February 27, 1998. See "Business -- Ibico Acquisition" and Note 14 to the Consolidated Financial Statements for additional discussion of the Ibico Acquisition.

INTELLECTUAL PROPERTY

     Many of the equipment and supply products manufactured and/or sold by the Company and certain application methods related to such products are covered by United States and foreign patents. Although the patents owned by the Company are highly important to its business, the Company does not consider its business materially dependent on any of those patents.

     The Company owns the GBC, VeloBind, Quartet, Ibico, Pro-Tech, Baker and Bates trademarks and considers those trademarks material to its business. The Company also owns numerous other important trademarks related to specific products; however, the Company does not consider its business materially dependent on any of those trademarks.

LEGAL PROCEEDINGS

     The Company is party to various litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of the Company with respect to currently pending litigation cannot be estimated with certainty, but the Company believes, based on its examination of such matters, experience to date and discussions with counsel, that such ultimate liability will not be material to the business, financial condition or results of operations of the Company.

                                   MANAGEMENT

     The following table sets forth certain information concerning each of the Company's executive officers, key employees and directors.

NAME                                   AGE                 POSITION(S) WITH THE COMPANY
----                                   ---                 ----------------------------
William N. Lane III..................  54    Chairman and Director
Govi C. Reddy........................  53    President, Chief Executive Officer and Director
Howard B. Green......................  42    Group President, Office Products
Elliott L. Smith.....................  64    Group President, Document Finishing
Walter M. Hebb.......................  58    Senior Vice President, Strategic Planning/Business
                                             Development
William R. Chambers, Jr. ............  43    Vice President and Chief Financial Officer
Steven Rubin.........................  51    Vice President, Secretary and General Counsel
Wally G. Schnell, Jr. ...............  52    Vice President, Business Technology
Perry S. Zukowski....................  40    Vice President, Human Resources
Richard R. Gilbert...................  44    President, Quartet Manufacturing Division
Robert O'Connor......................  59    Vice President, Films Group -- Commercial Lamination
John E. Turner.......................  49    Vice President, Films Group -- Large-Format Lamination
Richard U. De Schutter...............  58    Director
Theodore Dimitriou...................  71    Director
Rudolph Grua.........................  69    Director
Thomas V. Kalebic....................  55    Director
James A. Miller......................  56    Director
Arthur C. Nielsen, Jr. ..............  79    Director
Warren R. Rothwell...................  81    Director
Robert J. Stucker....................  53    Director

     William N. Lane III is the Chairman, President and a Director of Lane Industries, a diversified holding company which, in addition to its holdings in GBC, has interests in hotel, home security, farming and ranching operations and other investments, and has served in such capacity since September 1978. He was elected Chairman of the Company in May 1983. He also currently serves as a director of Wallace Computer Services, Inc., a business forms and computer service and supply company.

     Govi C. Reddy has been President and Chief Executive Officer and a Director of the Company since January 1995. Mr. Reddy has held progressively more responsible management positions since joining the Company in July 1978, the most recent of which was Senior Vice President, Subsidiary Operations and President of the Company's Film Products division.

     Howard B. Green has been Group President, Office Products since joining the Company in January 1997 as a result of the acquisition of the assets and business of Quartet Manufacturing Company by the Company where he served as Chief Executive Officer since 1995 and President from 1990 to 1995. Prior to that time, he was a corporate/tax attorney with Fried, Frank, Harris Shriver and Jacobson, a New York-based law firm.

     Elliott L. Smith was named Group President, Document Finishing in April 1998. Prior to that time he was Executive Vice President for more than five years. Before joining the Company in 1986, he held various executive positions at Dictaphone Corporation in sales and marketing.

     Walter M. Hebb has been Senior Vice President, Strategic Planning/Business Development of the Company since January 1998 after serving as Senior Vice President, Asia/Pacific since July 1995. Prior to July 1995, Mr. Hebb held various business development and marketing management positions with the Company. Prior to joining the Company in 1985, Mr. Hebb held various executive positions at Dictaphone Corporation and Automatic Data Processing in strategic planning, marketing and product development.

     William R. Chambers, Jr. has been Vice President and Chief Financial Officer of the Company since August 1997. Mr. Chambers joined the Company in November 1995 and served as Director of Manufacturing Development until 1997. Before joining the Company, he was an owner and chief executive officer of a custom exhibit manufacturing and service company from 1988 to 1995. Prior to that time, Mr. Chambers held various positions at Lane Industries, including Vice President and Controller from 1983 to 1988, after holding various positions with Arthur Young & Co.

     Steven Rubin has been Vice President, Secretary and General Counsel since 1985 and has held various management and legal positions since joining the Company in 1972.

     Wally G. Schnell, Jr. has been Vice President, Business Technology since joining the Company in February 1997. Before joining the Company, he had been Managing Director of SHL Systemhouse since April 1995. Prior to that time he had been the Director of Information Services for Wallace Computer Services, Inc.

     Perry S. Zukowski has been Vice President, Human Resources of the Company since March 1998 and Assistant Vice President, Human Resources since March 1997. Prior to that time, Mr. Zukowski held various positions at Lane Industries since 1986, most recently holding the position of Assistant Treasurer and Risk Management Director. Prior to joining Lane Industries, his experience included various management positions at Walgreen Company.

     Richard R. Gilbert has been President, Quartet Manufacturing Division since joining the Company in January 1997 as a result of the Company's acquisition of the assets and business of Quartet Manufacturing Company where he served as President and Chief Operating Officer since 1995 and Executive Vice President since 1990. Mr. Gilbert joined Quartet Manufacturing Company in 1984 as Director of Sales and Marketing, and prior to that time, he held various sales and marketing positions with Abex Corporation, a subsidiary of IC Industries.

     Robert O'Connor has served as Vice President, Films Group -- Commercial Lamination of the Company since 1995. Prior to that time, Mr. O'Connor held various sales management positions since joining the Company in 1971.

     John E. Turner was named to the position of Vice President, Films Group -- Large-Format Lamination in October 1997 after serving as Vice President, European Film Products from December 1991 to October 1997. Prior to that time, Mr. Turner held various management positions in manufacturing and marketing in the Company's international operations since joining the Company in 1977.

     Richard U. De Schutter is currently the Chairman of the Board and Chief Executive Officer of G.D. Searle & Co., a specialty pharmaceutical and foods company, and has been in that position since April, 1995. Prior to assuming those responsibilities he served as President of Searle since December 1991.

     Theodore Dimitriou is currently the Chairman, and has been for more than the past five years, the Chairman and a director of Wallace Computer Services, Inc., a business forms and computer service and supply company.

     Rudolph Grua is a private investor. Prior to his retirement at the end of 1995, he had been the Company's Vice Chairman since January 1995. Before that time, he had been the Company's President and Chief Executive Officer since May 1984. He is also a director of the Varlen Corporation.

     Thomas V. Kalebic is currently Executive Vice President, Chief Operating Officer and a Director of Lane Industries. He has been an officer of Lane Industries since 1975.

     James A. Miller is currently President, Chief Executive Officer and Director of Alliant Food Service, Inc., a broadline foodservice distributor, and has been in that position since 1995. Prior to that time, Mr. Miller was affiliated with Kraft Foods since 1965, including serving as President of Kraft Foodservice unit since 1991, the predecessor to Alliant Food Service Inc.

     Arthur C. Nielsen, Jr. is Chairman Emeritus of the A.C. Nielsen Co., a market research firm, and now acts as a consultant to that company.

     Warren R. Rothwell is a private investor. He served as the Company's interim President from November 1983 to May 1984. He had previously been the Company's Chairman from November 1978 until his retirement in May 1983.

     Robert J. Stucker is a partner with the law firm of Vedder, Price, Kaufman & Kammholz. He is also a director of Lane Industries.

DIRECTOR'S COMPENSATION

     Directors who are not employees of the Company receive an annual director's fee of $20,000 and are paid $1,000 for each board meeting attended and $500 for each Audit Committee meeting attended. Employee directors receive $1,000 per meeting for attending regularly scheduled board meetings. In addition, Thomas V. Kalebic receives an annual fee of $5,000 to compensate him for board committee participation and for the additional service he provides the Issuer as a member of its Executive Committee. In addition to board fees, Rudolph Grua, in 1997, was paid a consulting fee of $50,000 and was paid $23,000 pursuant to a deferred compensation agreement he entered into with the Company when he was its President and Chief Executive Officer.

     Directors may elect to defer their annual and/or board meetings fees pursuant to a Phantom Stock Plan which was established by the Company in 1995. This Plan gives the Directors the ability to receive incentive compensation based on any appreciation of the Common Stock of the Company and on the dividends declared on such stock while the Directors remain in office. Management believes this Plan promotes a closer identity of interests between the Directors and the Company's shareholders.

     Any Director who elects to participate in the Plan receives Phantom Stock Units ("PSUS") in lieu of cash compensation for either or both of his annual director's or board meeting fees as he so chooses. PSUS received in lieu of the annual fee are credited as of the date of the Company's annual meeting of stockholders during the fiscal year in question. The number of PSUS credited is determined by dividing the amount of the annual fee by the average of the high and low prices at which the Company's Common Stock trades on The NASDAQ Stock Market on that date ("Value"). PSUS received in lieu of board meeting fees are credited to a Director's account at the Value on the day of the board meeting attended by the Director.

     Directors who maintain a PSUS account also receive dividend equivalents in a dollar amount equal to the cash dividend which the Director would have been entitled to receive if he had been the owner, on the record date for a dividend paid on the Company's Common Stock, of a number of shares of Common Stock equal to the total PSUS then credited to the Director's account. Dividend equivalents are converted into PSUS and credited to the Director's PSUS account at the Value existing on the last day of each fiscal year.

     A participating Director may only redeem his PSUS account through a lump sum cash payment within 30 days after he ceases to be a member of the board, and his rights under the Plan may not be assigned, encumbered or otherwise transferred except to a designated beneficiary in the event of the death of a participant. PSUS have no voting or other shareholder rights attached to them and the Company's obligation to redeem any PSUS is unsecured.

     At December 31, 1997, the PSUS account balances for the following named Directors were:

                                                                                   PHANTOM STOCK UNIT
                                                                                     ACCOUNT BALANCE
                                                                                    DECEMBER 31, 1997
                                                      PHANTOM STOCK UNITS    -------------------------------
                     DIRECTOR                           EARNED IN 1997       (IN TOTAL UNITS)    $ VALUE (1)
                     --------                         -------------------    ----------------    -----------
William N. Lane III...............................          244.936               646,481          19,516
Richard U. DeSchutter.............................          877.906               877.906          26,502
Theodore Dimitriou................................          848.101             2,236.130          67,503
Thomas V. Kalebic.................................          780.855             2,303.209          69,528
James A. Miller...................................          353.345               353.345          10,667
Arthur C. Nielsen, Jr.............................          841.101             1,664.185          50,238
Govi C. Reddy.....................................          245.936               736.984          22,248
Robert J. Stucker.................................          748.359             2,211.773          66,768

-------------------------
(1) Based on $30.1875 Value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During 1997 and currently, Mr. Kalebic, a member of the Issuer's Executive Committee, served as an officer and director of Lane Industries of which William
N. Lane III, the Company's Chairman is also the Chairman and Chief Executive Officer. See "Certain Relationships and Related Transactions."

     During 1997 and currently, Mr. Lane III has acted as Chairman of the Compensation Committee of the Board of Directors of Wallace Computer Services, Inc. of which Theodore Dimitriou, a Director of the Issuer, is Chairman of the Board.

     During 1997, executive officer compensation matters were principally decided by the Issuer's Executive Committee of the Board of Directors with the board in whole having oversight authority. The Executive Committee and the board also considered recommendations made by the Stock Option Plan Administrative Committee, whose members are currently Mr. Dimitriou, Mr. Rothwell and Mr. Miller, with respect to stock option matters. As members of the Issuer's board and its Executive Committee, Messrs. Lane III and Reddy participated in deliberations concerning their own compensation and the compensation of the other executive officers of the Company.

SENIOR EXECUTIVE COMPENSATION

     The compensation paid to executive officers of the Company is determined by the Executive Committee of the Board of Directors of the Company. The following table sets forth information regarding the compensation paid or accrued by the Company during its last three fiscal years to each of its five highest paid senior executive officers, including its Chief Executive Officer and one additional key employee (the "Named Executive Officers"), for services rendered to the Company in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                 ANNUAL COMPENSATION              ------------
                       ----------------------------------------    SECURITIES                        TOTAL
                                                   OTHER ANNUAL    UNDERLYING     ALL OTHER      COMPENSATION
      NAME AND                SALARY    BONUS(1)   COMPENSATION   OPTIONS/SARS   COMPENSATION      (TOTAL OF
 PRINCIPAL POSITION    YEAR   ($)(A)     ($)(B)     (2)($)(C)         (#)         (3)($)(D)     COLUMNS A-D)($)
 ------------------    ----   ------    --------   ------------   ------------   ------------   ---------------
William N. Lane
  III................  1997   230,000   115,000           --         15,000         11,700(4)       356,700
  Chairman of the      1996   229,991   161,000           --         60,000         11,250          402,241
  Board                1995   210,865   150,500           45         10,000         11,535          372,945
Govi C. Reddy........  1997   450,609   225,004       14,264         12,000         11,700(4)       701,577
  President and Chief  1996   350,012   262,500       13,060         48,000         11,250          636,822
  Executive Officer    1995   294,234   225,000        9,327         25,000         11,535          540,096
Howard B. Green......  1997   300,000   302,400           --             --         32,750(6)       635,150
  Group President,
  Office Products(5)
Elliott L. Smith.....  1997   245,342   124,204        9,638          5,000         11,700          390,884
  Group President,     1996   228,385   119,902        9,371         17,000         11,250          368,908
  Document Finishing   1995   217,795   108,265        6,513          2,500         11,941          344,514
Walter M. Hebb.......  1997   183,846        --        5,873          3,500         11,700          201,419
  Senior Vice          1996   173,731    84,693        6,643         13,000         11,250          276,317
  President,           1995   160,180    85,750        5,434          3,000          8,389          259,753
  Strategic
  Planning/Business
  Development
Richard R. Gilbert...  1997   240,000   180,000           --             --         14,400(7)       434,400
  President, Quartet
  Manufacturing Co.
  Division(5)

-------------------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of such year.

(2) The above named individuals receive certain non-cash personal benefits, the aggregate cost of which to the Company are below applicable reporting thresholds. The amounts included in this column represent the amounts reimbursed to the named individuals for income taxes attributable to such personal benefits.

(3) Unless otherwise noted below, these amounts for the year 1995 represent contributions by the Company to the Company's tax qualified Profit Sharing, Savings and Retirement Plan Trust and for the years 1996 and 1997 to the Company's 401(k) Savings and Retirement Plan on behalf of the named individuals and to their respective accounts established pursuant to the Company's non-tax qualified Supplemental Deferred Compensation Plan.

(4) This amount also includes Board of Director's fees paid in 1995 to the following named individuals in amounts as follows -- Mr. Lane III $1,000 and Mr. Reddy $1,000.

(5) Mr. Green and Mr. Gilbert were hired by the Company in January, 1997 in connection with the Company's acquisition of the business and assets of The Quartet Manufacturing Company. As part of the transaction, Messrs. Green and Gilbert entered into non-competition agreements with the Company for which the Company is paying Mr. Green $17,000 per month and Mr. Gilbert $10,000 per month. The Company's obligation under these non-competition agreements ceases on either January 15, 2000 or the date upon which the employment by the Company of the respective individuals terminates, whichever first occurs. The non-competition obligations of Messrs. Green and Gilbert continue for a period of three years following any termination of their employment with the Company. The non-competition consideration paid to Messrs. Green and Gilbert is treated as base compensation in addition to their salaries for purposes of any award they earn pursuant to the Company's Management Incentive Compensation Plan.

(6) Represents a $26,000 bonus paid to Mr. Green in lieu of retirement plan payments and a $6,750 Company contribution to his 401(k) Savings and Retirement Plan account.

(7) Represents a $9,000 bonus paid to Mr. Gilbert in lieu of retirement plan payments and a $5,400 Company contribution to his 401(k) Savings and Retirement Plan account.

RETIREMENT PLAN

     The Company maintains a Guaranteed Retirement Income Plan ("GRIP") covering all employees who participated in the Company's Profit Sharing Plan through December 31, 1995. GRIP provides in pertinent part for annual retirement benefits at age 65 and 30 years of benefit service equal to 50% of the average of the five highest consecutive years of compensation out of the last ten years worked. The retirement benefit is reduced by the annual income which would be provided by the purchase or funding of an annuity with the balance in the employee's retirement account under the Profit Sharing Plan and by 50% of the primary social security benefit payable at age 65. The amount of the retirement benefit and the social security offset are proportionately reduced for benefit service of less than 30 years. No benefit is payable, except in certain circumstances, to anyone with less than seven years participation in the Profit Sharing Plan. All benefits accruing and earned under GRIP for plan participants were frozen at the end of 1995 in connection with the Company's conversion of its Profit Sharing Plan to a 401(k) Savings Plan. As a result, no GRIP participant can accrue any additional plan benefits while GRIP remains frozen.

     No contribution was made by the Company in 1997 for GRIP because the Plan has been actuarially determined to be currently overfunded with respect to any Plan liability to participants.

     All of the Named Executive Officers presently participate in GRIP other than Mr. Green and Mr. Gilbert. For Named Executive Officers, their respective years of benefit service as of December 31, 1997 were as follows:

                                                                 YEARS OF
                         INDIVIDUAL                           BENEFIT SERVICE
                         ----------                           ---------------
William N. Lane III.........................................        29
Govi C. Reddy...............................................        17
Elliott L. Smith............................................         9
Walter M. Hebb..............................................         9

     Upon reaching age 65 the only Named Executive Officer entitled to receive a GRIP benefit would be Mr. Smith, and that benefit would be $556 per month.

STOCK OPTION INFORMATION

     The following table sets forth the details of options to purchase Common Stock granted to the Named Executive Officers during 1997. The second table in this section sets forth certain information with respect to options exercised by those individuals in 1997 as well as the value of their unexercised options at the end of the year.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                   INDIVIDUAL GRANTS
                          ------------------------------------
                           NUMBER OF
                           SECURITIES       PERCENT OF TOTAL
                           UNDERLYING        OPTIONS/SAR'S                                             GRANT DATE
                          OPTION/SAR'S    GRANTED TO EMPLOYEES    EXERCISE OR BASE    EXPIRATION    PRESENT VALUE(2)
          NAME             GRANTED(#)        IN FISCAL YEAR        PRICE($/SHARE)        DATE             ($)
          ----            ------------    --------------------    ----------------    ----------    ----------------
William N. Lane III.....     15,000               17.6                 29.75           1/28/05          207,600
Govi C. Reddy...........     12,000               14.1                 29.75           1/28/05          166,080
Elliott L. Smith........      5,000                5.8                 29.75           1/28/05           69,200
Walter M. Hebb..........      3,500                4.1                 29.75           1/28/05           48,400

-------------------------
(1) All options granted to the named individuals were granted under the Company's 1989 Stock Option Plan on January 29, 1997. Twenty-five percent (25%) of each option first became exercisable one (1) year after the respective grant date. Only twenty-five percent (25%) of an initial option grant may be exercised during any one (1) year period commencing with the anniversary date of an option grant. All of these options were granted with an exercise price equal to the closing price of the Company's Common Stock after trading on the grant date in The NASDAQ Stock Market. No stock appreciation rights were granted in connection with these option grants.

(2) Based on the Black-Scholes stock option pricing model. The following assumptions were made for purposes of calculating the Grant Date Present
    Value: the option term is assumed to be eight years; volatility at 37.15; a dividend yield of 1.5%; and, a risk-free interest rate of 6.65%. The actual value, if any, a named individual may realize will depend on the market value of the underlying shares at the time the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing stock options.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                               VALUE OF UNEXERCISED
                                                                   NUMBER OF UNEXERCISED           IN-THE-MONEY
                                                                  OPTIONS/SAR'S AT FISCAL     OPTIONS/SARS AT FISCAL
                       SHARES ACQUIRED ON    VALUE REALIZED(1)     YEAR-END EXERCISABLE/     YEAR-END(2) EXERCISABLE/
        NAME              EXERCISE(#)               ($)                UNEXERCISABLE            UNEXERCISABLE ($)
        ----           ------------------    -----------------    -----------------------    ------------------------
William N. Lane
  III................        16,188               179,287               8,750/97,750             103,906/750,219
Govi C. Reddy........         4,300                55,669              10,500/79,050             132,125/720,450
Elliott L. Smith.....            --                    --               4,250/26,750              48,750/191,969
Walter M. Hebb.......         2,025                23,750               3,900/22,800              45,475/183,200

-------------------------
(1) Value realized represents the difference between the option exercise price and the fair market value of the Company's Common Stock on the date the option was exercised.

(2) Based on fair market value of $30.00 per share of Common Stock, the closing price on The NASDAQ Stock Market on December 31, 1997.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Issuer's Common Stock (including Common Stock and Class B Common Stock) as of March 1, 1998 by (i) each stockholder known by the Issuer to own beneficially 5% or more of the outstanding shares of Common Stock,
(ii) each director and Named Executive Officer of the Issuer and (iii) all directors and executive officers of the Issuer as a group. To the knowledge of the Issuer, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote.

                                                                AMOUNT AND NATURE         PERCENT
                                                                  OF BENEFICIAL         BENEFICIALLY
NAME                                         CLASS OF STOCK         OWNERSHIP             OWNED(4)
----                                         --------------     -----------------       ------------
Lane Industries, Inc....................  Class B Common Stock      2,398,275(1)(3)          100%
One Lane Center                           Common Stock              9,781,334(2)(3)         62.2(4)
Northbrook, IL 60062
Ariel Capital...........................  Common Stock              1,471,891(5)             9.4(4)
Management, Inc
307 N. Michigan Ave.
Chicago, IL 60601
Richard U. De Schutter..................  Common Stock                  1,000                  *
Theodore Dimitriou......................  Common Stock                  2,000                  *
Rudolph Grua............................  Common Stock                 48,964(6)               *
Thomas V. Kalebic.......................  Common Stock                 77,505(7)               *
William N. Lane III.....................  Common Stock                261,602(8)             1.6
Arthur C. Nielsen, Jr...................  Common Stock                 25,500                  *
Govi C. Reddy...........................  Common Stock                 39,855(9)               *
Warren R. Rothwell......................  Common Stock                 22,213(10)              *
Robert J. Stucker.......................  Common Stock                  4,500                  *
Howard B. Green.........................  Common Stock                 26,000                  *
Elliott L. Smith........................  Common Stock                 21,234(11)              *
Walter M. Hebb..........................  Common Stock                 13,826(12)              *
Richard R. Gilbert......................  Common Stock                  1,300                  *
All Officers and Directors as a group...  Common Stock                878,728(13)            5.6

-------------------------
  *  Less than 1%

 (1) Class B Common Stock is convertible into Common Stock at the rate of one share of Common Stock for each Class B share upon presentation of a Class B share to the transfer agent and entitles the holder thereof to fifteen votes when voting together with the Common Stock.

 (2) Includes the 2,398,275 Class B shares described in note (1).

 (3) Lane Industries has the sole power to vote and to dispose of these shares. The voting stock of Lane Industries is owned by various trusts under which certain members of the family of William N. Lane, deceased, are beneficiaries. William N. Lane III, Chairman and a Director of the Issuer, and other members of the Lane family are considered to have control of Lane Industries by virtue of their control of the voting stock of Lane Industries through a Voting Trust Agreement under which they act as Voting Trustees.

 (4) As a percent of the outstanding shares after giving effect to the possible conversion of Class B Common Stock described in Note (1).

 (5) As of December 31, 1997, based upon information provided in a Schedule 13-G filed with the Securities and Exchange Commission and dated February 10, 1998. Ariel Capital has sole dispositive power over all of these shares, has sole voting power over 1,365,316 of these shares, and shared voting power over 23,775 of these shares.

 (6) Includes 11,143 shares owned by Mr. Grua's wife, with respect to which Mr. Grua disclaims beneficial ownership.

 (7) At March 1, 1998 Mr. Kalebic had outstanding options to acquire from Lane Industries up to 180,000 shares of the Company's Common Stock at prices ranging from $14.50 to $30.00 each. Of those outstanding options, 20,250 were exercisable on March 1, 1998 but are not included in the figure incurred in the table.

 (8) Does not include 9,781,334 shares owned by Lane Industries, an affiliate of Mr. Lane III (see Notes (2) and (3)). Also includes 20,000 shares exercisable under stock options by May 1, 1998.

 (9) Includes 13,500 shares exercisable under stock options by May 1, 1998.

(10) 1,213 of these shares are owned by Mr. Rothwell's wife. Mr. Rothwell disclaims beneficial ownership over these shares.

(11) Includes 5,875 shares which could be obtained by exercising options under the Company's stock option plans by May 1, 1998.

(12) Includes 4,775 shares which could be obtained by exercising options under the Company's stock option plans by May 1, 1998.

(13) Includes 352,983 shares owned by the Company's Employee's 401(k) Savings and Retirement Plan. Messrs. Kalebic, Lane III and Reddy share the power to direct the disposition of these shares as members of the Company's Executive Committee of the Board. The members of the Executive Committee disclaim beneficial ownership of these shares. Also includes 49,238 shares exercisable under stock options or exercisable by May 1, 1998 under the Company's stock option plans.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lane Industries is a diversified holding company which, in addition to its holdings in GBC, has interests in hotel, electronic security, farming and ranching operations and other investments. By virtue of its direct ownership of 7,383,059 shares of the Company's Common Stock and 100% of the 2,398,275 shares of the Issuer's Class B Common Stock outstanding (on a combined basis representing 62% of all outstanding capital stock) Lane Industries controlled 88% of the eligible votes of the Issuer's voting securities as of March 1, 1998.

     In 1978, the Company implemented a recapitalization plan (the "Plan") which had been previously approved by the stockholders. As part of the Plan, the Company entered into an agreement with Lane Industries under which the Company would receive 20% of Federal income tax savings realized from the filing by Lane Industries of consolidated Federal income tax returns. In 1997, the Company made $6.2 million in payments pursuant to this agreement which represented the Company's portion of its tax liability under this agreement.

     In 1985, the Company entered into an agreement with Lane Industries under which the Company would receive 20% of tax savings, if any, realized by filing unitary state tax returns on a combined basis with Lane Industries. In 1997, the Company made $41,000 in payments pursuant to such agreement which represented the Company's portion of its state tax liabilities under this agreement.

     Certain Lane Industries personnel perform federal and state income tax planning, legal, risk management, acquisition due diligence and finance services for the Company. The Company paid $2,257,769, $1,425,545 and $889,063 to Lane Industries for these and related support services and facilities costs in 1997 and the first two months of 1998, 1996 and the first two months of 1997 and 1995 and the first two months of 1996, respectively. The Company will pay amounts to Lane Industries for acquisition due diligence and advisory services in connection with the Ibico Acquisition and the Initial Offering. Management believes that the services provided by Lane Industries have been on fair and reasonable terms, and that the expense incurred is less than the expense the Company would incur for employing its own personnel with comparable levels of skill and experience to perform these services.

     The Company makes reservations for business travel and accommodations through a travel agency which is controlled by Lane Industries. The Company pays the rates charged by the various carriers, hotels and car rental companies which in turn pay commissions to this travel agency. The Company booked approximately $1,105,600, $1,032,000 and $987,900 of business travel and accommodations through such travel agency in 1997 and the first two months of 1998, 1996 and the first two months of 1997 and 1995 and the first two months of 1996, respectively.

     On October 20, 1997, in anticipation of needing Swiss francs to complete the Ibico Acquisition, the Company agreed to purchase 20 million Swiss francs from Lane Investment Limited Partnership ("LILP"), of which Lane Industries is the general partner, at a cost of approximately $13,829,000. The price paid for the Swiss francs was based on the mid-point between the bid and ask forward exchange rates for April 30, 1998, the date the francs were to be delivered to the Company, as established on the contract date by The Bank of New York. The delivery date of the purchase was subsequently changed to February 27, 1998 to coincide with the scheduled closing date of the Ibico Acquisition. On the delivery date, the Company paid LILP approximately $13,831,200 to acquire the Swiss francs, reflecting the average foreign currency exchange rates on that date. Management believes that the Company paid a lesser amount to Lane Industries for the delivery of the foreign currency than it would have paid in a comparable arms-length open market transaction.

     On February 26 and 27, 1998, the Company borrowed a total of $60 million from Lane Industries pursuant to the Bridge Loan. The proceeds of these borrowings were used to partially finance the Ibico Acquisition. The Bridge Loan provided, in pertinent part, that (i) the Company could borrow up to $100 million from Lane Industries at any time prior to April 30, 1998, (ii) that all borrowings were subordinated to any other indebtedness of the Company, (iii) that all borrowings accrued interest at a rate per annum that floated with the London Interbank Offered Rate for three month loans as published by The Wall Street Journal plus a 2% margin through May 26, 1998 and margins ranging from 4% to 8% thereafter, and (iv) that all borrowings, unless prepaid, would be due on April 14, 2002. The Company used $60 million of the net proceeds from the Initial Offering to repay all borrowings outstanding under the Bridge Loan. The Company believes that the costs to the Company in connection with the Bridge Loan were lower than those that would have been incurred in a comparable arms-length open market transaction.

     In June 1998, the Company purchased 5,062 shares of its Common Stock from Rudolph Grua, one of the Company's Directors, at a price of $33.625 per share. In January 1998, the Company purchased 4,500 shares of its Common Stock from Mr. Grua at a price of $30.5625 per share. In March 1997, the Company purchased 3,000 shares of its Common Stock from Mr. Grua's wife at a price of $32.875 per share. The price paid for all of these transactions was equal to the average price of the Company's Common Stock for trades reported on The NASDAQ Stock Market on the date the transaction took place. The shares of Common Stock purchased from Mr. and Mrs. Grua are held in treasury.

                         DESCRIPTION OF CREDIT FACILITY

     The Issuer is a party to a credit agreement dated as of January 13, 1997, as amended (the "Credit Facility"), with Harris Trust and Savings Bank, as administrative agent, and certain other financial institutions (the "Banks"). The Credit Facility permits the Issuer and, with the Banks' consent, certain of its wholly-owned subsidiaries ("Borrowing Subsidiaries") to borrow under the Credit Facility. GBC Nederland B.V. became a Borrowing Subsidiary as of March 31, 1997.

     The Credit Facility provides the Issuer and the Borrowing Subsidiaries (collectively, the "Borrowers") with up to $475 million, subject to increase to $550 million under certain circumstances, of revolving loans and letters of credit, available in United States dollars or certain readily-available foreign currencies. The Credit Facility also includes swingline subfacilities denominated in United States dollars and certain foreign currencies. Loans under the Credit Facility are available, under certain conditions, on a competitive bid basis as well as a committed basis. Subject to certain restrictions, the Credit Facility may be used to finance acquisitions, investments and capital expenditures and for ongoing working capital and general corporate purposes of the Company.

     Repayment. Extensions of credit pursuant to the Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty, from time to time until January 13, 2002, subject to the satisfaction of certain conditions on the date of any such borrowing. Outstanding loans under the Credit Facility must be repaid, and all letters of credit issued thereunder ("Letters of Credit") retired or replaced, on January 13, 2002. In addition, the Credit Facility provides for mandatory repayments from time to time to the extent the United States dollar value of all loans and Letters of Credit outstanding under the Credit Facility exceeds the maximum amount permitted to be outstanding thereunder.

     Security. The Borrower's obligations under the Credit Facility are unsecured, but are guaranteed by the Issuer and each of the Issuer's now-existing and future material domestic subsidiaries.

     Interest. The interest rates per annum applicable to the committed loans under the Credit Facility are fluctuating rates of interest measured by reference to one or a combination (at the Issuer's election) of the following:
(i) the Domestic Rate (as defined in the Credit Facility), plus the applicable borrowing margin; or (ii) the relevant LIBOR (as defined in the Credit Facility), plus the applicable borrowing margin. The applicable borrowing margins under the Credit Facility range from 0.00% to 0.50% for Domestic Rate-based borrowings and 0.375% to 1.375% for LIBOR-based borrowings, in each case based on the Issuer's Leverage Ratio (defined in the Credit Facility as the ratio of Consolidated Debt (as defined in the Credit Facility) to Consolidated EBITDA (as defined in the Credit Facility) for the most-recently-ended period of four fiscal quarters). At the Issuer's election, each competitive bid loan bears interest either at a fixed rate or at a margin over LIBOR, in each case as agreed (through the bid process) between the Issuer and the Bank making the applicable competitive bid loan.

     Fees. The Issuer has agreed to pay certain fees in connection with the Credit Facility, including (i) Letter of Credit fees, (ii) agency fees and (iii) facility fees. Facility fees are payable at a rate per annum ranging from 0.10% to 0.375% of the maximum amount of the Credit Facility based on the Issuer's Leverage Ratio (as defined in the Credit Facility).

     Covenants. The Credit Facility requires the Issuer to meet certain financial tests, including maximum senior and total leverage ratios, a minimum interest coverage ratio, a minimum current ratio and a minimum consolidated net worth. The Credit Facility also contains covenants which, among other things, restrict the ability of the Issuer and its Subsidiaries (subject to certain exceptions) to incur liens, enter into sale-leaseback transactions, transact business with affiliates, declare dividends or redeem or repurchase capital stock, make loans and investments, and engage in mergers, acquisitions or asset sales. The Credit Facility also requires the Issuer to satisfy certain customary affirmative covenants and to make certain customary indemnifications to the Banks and the agents under the Credit Facility.

     Events of Default. The Credit Facility contains customary events of default, including payment defaults, breach of representations or warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-default to certain other indebtedness and a change in control of the Issuer.

                            DESCRIPTION OF THE NOTES

     The Old Notes were and the Exchange Notes will be issued under an indenture (the "Indenture"), dated as of May 27, 1998 among the Company, the Subsidiary Guarantors and First Union National Bank, as Trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes will bear a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
(iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The following summary of certain provisions of the

Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only General Binding Corporation and not its Subsidiaries.

     The Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness of the Company.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of each Holder. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, shall constitute a single class of securities under the Indenture.

     The Notes will not be entitled to the benefit of any mandatory sinking fund redemption prior to maturity.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $225,000,000, of which $150,000,000 will be issued in the Offering, and will mature on June 1, 2008. Additional amounts may be issued in one or more series from time to time, subject to the limitations set forth under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." Interest on the Notes will accrue at the rate of 9 3/8% per annum and will be payable semiannually in cash on each June 1 and December 1, commencing on December 1, 1998, to the persons who are registered Holders at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

REDEMPTION

     Optional Redemption. The Notes will be redeemable at the Company's option, in whole at any time or in part from time to time, on and after June 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 1 of the year set forth below, plus, in each case, accrued interest thereon, if any, to the date of redemption:

                            YEAR                                PERCENTAGE
                            ----                                ----------
2003........................................................     104.688%
2004........................................................     103.125%
2005........................................................     101.563%
2006 and thereafter.........................................      100.00%

     Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to June 1, 2001, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 109.375% of the principal amount thereof plus accrued and unpaid interest to the date of redemption; provided, however, that at least 65% of the aggregate principal amount of the Notes originally issued remain outstanding immediately following such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     If less than all of the Notes are to be redeemed at any time, the Trustee shall select such Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notices of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment and satisfaction in full in cash or Cash Instruments of all Obligations on Senior Indebtedness whether outstanding on the Issue Date or thereafter incurred, including, without limitation, the Company's obligations under the Credit Agreement. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Indebtedness shall first be paid and satisfied in full in cash or Cash Instruments, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise.

     No direct or indirect payment by or on behalf of the Company of Obligations on the Notes whether pursuant to the terms of the Notes or upon acceleration or otherwise shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of principal of, premium, if any, or interest on, any Designated Senior Indebtedness (and the Trustee has received written notice thereof), and such default shall not have been cured or waived in writing or the benefits of this sentence waived in writing by or on behalf of the holders of such Designated Senior Indebtedness. In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness, permitting the holders of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived in writing or the Trustee receives notice from the Representative for the respective issue of Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to any Designated Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived in writing for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any of the financial covenants for a new accounting period commencing after the date of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the Holders, may recover less, ratably, than holders of Senior Indebtedness.

     As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, the aggregate amount of Senior Indebtedness and Guarantor Senior Indebtedness outstanding would have been approximately $289 million.

GUARANTEES

     Each Subsidiary Guarantor will unconditionally guarantee, on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees will be subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness.

     The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or other applicable law. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly-Owned Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants -- Merger, Consolidation and Sale of Assets." If all of the Capital Stock of a Subsidiary Guarantor is sold by the Company and/or one or more of its Subsidiaries and the sale complies with the provisions set forth in "-- Certain
Covenants -- Limitation on Asset Sales," such Subsidiary Guarantor will be released from all of its obligations under its Guarantee.

CHANGE OF CONTROL

     The Indenture will provide that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

     The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all indebtedness, and terminate all commitments, under the Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or
(ii) obtain the requisite consents under the Credit Agreement and all other Senior Indebtedness to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the immediately preceding sentence shall be governed by clause (iii), and not clause (iv), of "Events of Default" below.

     Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. If the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain any such financing.

     Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments, to enter into Affiliate transactions and to make Asset Sales may make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. Additionally, in those circumstances where a transaction would require a repurchase of the Notes, there can be no assurance that the Company will have sufficient financial resources to effect the repurchase.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     The definition of the term "Change of Control" includes a phrase relating to the sale, lease, exchange, transfer or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase its Notes as a result of a sale, lease, exchange, transfer or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries to another Person or Group may be uncertain.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries which are Subsidiary Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.0. No Indebtedness incurred in compliance with the preceding sentence shall thereafter be included in calculating any limitation set forth in the definition of Permitted Indebtedness even if such Indebtedness is of a type which constitutes, or may constitute, Permitted Indebtedness.

     Within 30 days after any incurrence of Indebtedness pursuant to the second sentence of the preceding paragraph (other than Permitted Indebtedness), the Company shall deliver to the Trustee an Officers' Certificate setting forth the calculations by which such incurrence was determined to be permitted.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions made to the Company or any Wholly-Owned Restricted Subsidiary of the Company and other than any dividend or distribution payable solely in Qualified Capital Stock of the Company) on or in respect of its Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire such Capital Stock (other than the exchange of such Capital Stock or any warrants, rights or options to acquire Capital Stock of the Company for Qualified Capital Stock of the Company), (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses
(a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant above, or (iii) the aggregate amount of all Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of: (v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter including the Issue Date and ending on the last day of the fiscal quarter ending at least 30 days prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period) plus (w) 100% of the aggregate net proceeds (including the Fair Market Value of any business or property other than cash) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company, including treasury stock; plus
(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii) (w) and (x), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes and any net cash proceeds received by the Company from the sale of Qualified Capital Stock of the Company or equity contribution which has been financed, directly or indirectly, using funds (1) borrowed from the Company or any of its Subsidiaries, unless and until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Company or by any of its Subsidiaries); plus (y) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case, to the Company or to any Restricted Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in cumulative Consolidated Net Income of the Company), or from redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "-- Limitation of Restricted and Unrestricted Subsidiaries" below), not to exceed, in the case of an Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary of the Company in such Unrestricted Subsidiary and which were treated as a Restricted Payment under the Indenture; plus (z) $40.0 million.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit: (1) the payment of any dividend or consummation of irrevocable redemption within 60 days after the date of declaration of such dividend or giving of irrevocable redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of irrevocable redemption notice; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition or repayment of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) if no Default or Event of Default shall have occurred and be continuing, payments by the Company to repurchase Capital Stock or other securities of the Company from current or former directors, officers and other employees of the Company or any of its Subsidiaries; and (5) if no Default or Event of Default shall have occurred and be continuing, purchases of capital stock for use in connection with compensation arrangements for directors, officers and other employees of the Company and its Subsidiaries, provided that the aggregate amount of payments pursuant to clauses (4) and (5) shall not together exceed $5.0 million in any calendar year (net of the net cash proceeds received by the Company from the purchase by directors, officers and other employees of capital stock in connection with such compensation arrangements) plus any amount unused for the prior calendar year. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), and (3)(ii)(A) shall be included in such calculation.

     Within 30 days after making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     Limitation on Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of "-- Limitation on Incurrence of Additional Indebtedness" above, (ii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Permitted Indebtedness), no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above and (iii) such Subsidiary, if a Domestic Subsidiary, assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Guarantee.

     The Board of Directors of the Company also may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary (including any newly formed or acquired Subsidiary) to be an Unrestricted Subsidiary if (i) such designation is at that time permitted under "-- Limitation on Restricted Payments" above and (ii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a Board Resolution of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. If any Restricted Subsidiary is designated an Unrestricted

Subsidiary in accordance with this covenant, such Restricted Subsidiary's Guarantee will be automatically discharged and released.

     The Indenture will provide that for purposes of the covenant described under "-- Limitation on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date, the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated as a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and (ii), "net worth" to be calculated based upon the Fair Market Value of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

     The Indenture will provide that notwithstanding the foregoing, the Board of Directors of the Company may not designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if, after any such designation, such Subsidiary owns any Capital Stock of, or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated.

     The Indenture will provide that Subsidiaries of the Company that are not designated by the Board of Directors of the Company as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries of the Company. Notwithstanding the foregoing, all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

     Limitation on Asset Sales. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay any Senior Indebtedness or Guarantor Senior Indebtedness and, in the case of any Senior Indebtedness or Guarantor Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the commitment available under such revolving credit facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock or other equity interests that satisfy the requirements of a Permitted Joint Venture or result in the Person becoming a Restricted Subsidiary) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related or complementary thereto (as determined in good faith by the Company's Board of Directors) ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). Pending final application, the Company or the applicable Restricted Subsidiary may temporarily reduce Indebtedness under any revolving credit facility or invest in cash or Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and
(iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses
(iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than

45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company or any such Restricted Subsidiary of the Company, as the case may be, may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $15.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $15 million, shall be applied as required pursuant to this paragraph).

     Notwithstanding the immediately preceding paragraph, (1) the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and/or Cash Equivalents and (ii) such Asset Sale is for Fair Market Value; provided, however, that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph, and (2) the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with the requirement that at least 75% of the consideration received by the Company or its Restricted Subsidiaries be in the form of cash or Cash Equivalents if any shortfall from such 75% requirement is deemed an Investment under clause (d) of the first paragraph under "-- Limitation on Restricted Payments." For the purposes of clause (1)(ii) above, in connection with any Asset Sale (or series of related Asset Sales) involving aggregate payments or other property with a Fair Market Value in excess of $15.0 million, the Company shall obtain a favorable opinion as to the fairness of such Asset Sale or series of related Asset Sales to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor.

     Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent the amount of Notes tendered is less than the offer amount, the Company may use the remaining Net Proceeds Offer Amount for general corporate purposes and such Net Proceeds Offer Amount shall be reset to zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) the Credit Agreement;

(4) non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (7) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; or (8) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (3), (5) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company or to the Holders in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (3), (5) or
(6), respectively.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries which are not Subsidiary Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly-Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company which is not a Subsidiary Guarantor.

     Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Guarantee, the Notes and such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes and the Guarantees are equally and ratably secured for so long as such Lien exists, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;
(B) Liens securing Senior Indebtedness or Guarantor Senior Indebtedness; (C) Liens securing the Notes and the Guarantees; (D) Liens of the Company or a Wholly-Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (1) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (2) do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so Refinanced (other than property or assets subject to Liens under clause (B) above); and (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not incur or suffer to exist Indebtedness that by its terms is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company. No Subsidiary Guarantor shall incur or suffer to exist Indebtedness that by its terms is senior in right of payment to the Guarantees and subordinate in right of payment to any other Indebtedness of such Subsidiary Guarantor.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity")
(x) shall be a corporation
organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume as primary obligor, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed, as the case may be; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitute all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "-- Limitation on Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or another Subsidiary Guarantor that is a Wholly-Owned Restricted Subsidiary unless: (a) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;
(b) such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor that is a Wholly-Owned Restricted Subsidiary need only comply with clause (iv) of the first paragraph of this covenant.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained or are obtainable in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. In connection with all Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $10.0 million, the Company shall either (i) obtain the approval of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions or (ii) obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $25.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) transactions with distributors, suppliers or other purchasers of sales of goods or services, in each case in the ordinary course of business consistent with the Company's customary practices and otherwise in compliance with the terms of the Indenture, and which are fair to the Company or the Restricted Subsidiaries as applicable, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (iv) any agreement as in effect as of the Issue Date, including the Tax Sharing Agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders than the original agreement as in effect on the Issue Date; (v) loans to the Company provided that the terms thereof which, when taken as a whole, are no less favorable to the Company than those available from a financing source that is not an Affiliate of the Company; and (vi) Restricted Payments permitted by the Indenture.

     Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property having a Fair Market Value in excess of $2.5 million to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary that is not a Subsidiary Guarantor which has property with a Fair Market Value in excess of $2.5 million, then such transferee or acquired or other Subsidiary (other than, in any such case, a Foreign Subsidiary) shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary, subject to customary exceptions. After the execution and delivery of such supplemental indenture, such Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

     Limitation of Guarantees by Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary (other than any guarantee by a Foreign Restricted Subsidiary of Indebtedness of another Foreign Restricted Subsidiary permitted under "-- Limitation on Incurrence of Additional Indebtedness"), unless, in any such case (a) such Restricted Subsidiary, if it is not a Subsidiary Guarantor, executes and delivers a supplemental indenture to the Indenture, providing a Guarantee and (b) (x) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Indebtedness, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Indebtedness may be superior to the Guarantee pursuant to subordination provisions which, taken as a whole, are no less favorable in any material respect to the Holders than those contained in the Indenture and (y) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions which, taken as a whole, are no less favorable in any material respect to the Holders than those contained in the Indenture.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes pursuant to the foregoing paragraph shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or
(ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's (or a Restricted Subsidiary of the Company's) Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary or the parent of such Restricted Subsidiary; provided, that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed or (iii) such Subsidiary Guarantor becoming an Unrestricted Subsidiary in accordance with the Indenture.

     Conduct of Business. The Company will not and will not cause or permit any of its Restricted Subsidiaries (other than a Securitization Entity) to engage in any businesses other than the businesses in which the Company is engaged on the Issue Date, and any businesses reasonably related or complementary thereto (as determined in good faith by the Company's Board of Directors).

     Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and the Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of
Section 314(a) of the TIA.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) the failure to pay interest (including Additional Interest, if any) on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (iii) failure to perform or comply with the restrictive covenants in the Indenture described herein under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets;"

          (iv) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

          (v) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $15.0 million or more at any time;

          (vi) one or more judgments in an aggregate amount in excess of $15.0 million shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (vii) certain events of bankruptcy of the Company or any of its Significant Subsidiaries;

          (viii) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void or any of the Guarantees is found to be invalid or unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantee (other than by reason of the release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(vii) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable, provided that if there are any amounts outstanding under the Credit Agreement, such principal of and interest on the Notes shall become due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice, unless the Event or Events of Default specified in such Acceleration Notice (other than any Event of Default in respect of non-payment of principal) shall have been cured or waived in writing. If an Event of Default specified in clause (vii) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vii) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any officer obtaining knowledge of any Default or Event of Default (provided that officers of the Company shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments, solely from the trust fund described below, in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and its Restricted Subsidiaries released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (w) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (x) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subjected to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal

Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Notes and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications, waivers and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment or waiver may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;
(vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or
(viii) release any

Subsidiary Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" of a Person means Indebtedness of another Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary of the referent Person or at the time it merges or consolidates with the referent Person or any of the referent Person's Restricted Subsidiaries or is assumed by the referent Person or any Restricted Subsidiary of the referent Person in connection with the acquisition of assets from such other Person and in each case not incurred by such other Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the referent Person or such acquisition, merger or consolidation.

     "Additional Interest" shall have the meaning set forth under "Exchange Offer -- Purpose and Effect of the Exchange Offer."

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and the terms "controlling" and "controlled" have meanings correlative of the foregoing).

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person, or any other properties or assets of such Persons other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that, notwithstanding the foregoing, the term "Asset Sale" shall not include (i) transactions (taken collectively) for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $15.0 million in any consecutive 12-month period, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," (iii) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries or Permitted Joint Ventures in connection with Investments permitted under the "Limitations on Restricted Payments" covenant, (iv) sales of Receivables of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the Fair Market Value thereof, and (v) the sale of the Company's ringbinder manufacturing business, including the assets of U.S. Ring Binder Corp., the interests in the Champion Stationery Manufacturing Company Limited and the Sun Kwong Metal Manufacturer Company Limited joint ventures, and the stock of GBC Metals Corp.

     "Board of Directors" means the board of directors, advisory committee, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of any Person.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by (x) any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either the Standard & Poor's Rating Group Division of McGraw Hill Incorporated ("S&P") or Moody's Investors Service, Inc. ("Moody's") or (y) the sovereign debt of any foreign government maturing within six months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's (or equivalent long-term ratings) (provided that the aggregate face amount of all Investments pursuant to this clause (y) shall not at the time of each such new Investment exceed the greater of $3,000,000 (or the local currency equivalent thereof) or 10% of all Investments described in this definition); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's or the equivalent long-term rating by any other nationally recognized rating agency; (iv) certificates of deposit, time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America, any State thereof or the District of Columbia, any foreign branch of such a bank, any foreign bank, or any U.S. or foreign branch of such a bank, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (or the local currency equivalent thereof) and whose long-term unsecured debt has a rating of A or better or A2 or better from S&P or Moody's, respectively, or the equivalent rating by any other nationally recognized rating agency; (v) repurchase obligations with a term of not more than one month for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause
(iv) above; (vi) "Money Market" preferred stock maturing within six months after issuance thereof; (vii) bonds or notes maturing within six months from the date of acquisition thereof and at the time of acquisition having a rating of AA or better or Aa or better from either S&P or Moody's, respectively, or the equivalent rating by any other nationally recognized rating agency (provided that the principal amount of bonds or notes issued by any one issuer shall not at the time of each such new Investment exceed the greater of $3,000,000 or 10% of all Investments described in this definition); and (viii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vii) above.

     "Cash Instruments" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; and (iv) certificates of deposit, time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America, any State thereof or the District of Columbia, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group other than the Permitted Holders or a Group controlled by the Permitted Holders shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than the aggregate ordinary voting power represented by the Capital Stock of the Company owned, directly or indirectly, by the Permitted Holders; (iv) the Permitted Holders shall own, directly or indirectly, less than 30.0% of the aggregate ordinary voting power of the Capital Stock of the Company or the Permitted Holders shall cease to be able to elect a majority of the members of the Board of Directors of the Company; or (v) the replacement of a majority of the Board of Directors of the Company from the directors who constituted the Board of Directors of the Company on the Issue Date, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors on the Issue Date or whose election as a member of such Board of Directors was previously so approved.

     "Commodity Agreements" means any commodity futures contracts, commodity options or other similar agreements or arrangements designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in the prices of commodities actually at that time used in the ordinary course of business of the Company or any Restricted Subsidiary of the Company.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Cash Flow" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been

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

reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated Cash Flow of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect on the Issue Date) (provided that such Consolidated Cash Flow shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a Person other than the Company or a Restricted Subsidiary of the Company, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication of: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net cost (which may be positive or negative) under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and
(ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Interest Expense with respect to any Person for any period shall not include any amortization or write off of deferred financing costs.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) gains (and losses) on an after-tax basis from asset sales or abandonments or reserves relating thereto, (b) items classified as extraordinary or nonrecurring gains or losses on an after-tax basis, (c) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not the loss for such period) of any Restricted Subsidiary of the referent Person which is not a Subsidiary Guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary to the referent Person or any Subsidiary thereof of that income is restricted, directly or indirectly, by operation of the terms of its charter or constituent documents or any agreement, instrument, judgment or decree, (e) the net income (but not the loss for such period) of any Restricted Subsidiary of the referent Person which is a Subsidiary Guarantor to the extent that the payment of amounts under the Guarantee by that Restricted Subsidiary is restricted, directly or indirectly, by operation of the terms of its charter or constituent documents or any agreement, instrument, judgment, decree, law, order, statute, rule, governmental regulation or for any other reason whatsoever, (f) the net income or loss of any other Person, other than a Restricted Subsidiary of the referent Person, except to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly-Owned Restricted Subsidiary of the referent Person, by such other Person, (g) any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (h) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (i) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Credit Agreement" means the Multicurrency Credit Agreement dated as of January 13, 1997, as amended, among the Company, each of the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Harris Trust & Savings Bank, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided, however, that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Indebtedness or Guarantor Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $10.0 million and is specifically designated in the instrument evidencing such Senior Indebtedness or Guarantor Senior Indebtedness as "Designated Senior Indebtedness" by the Company or the applicable Subsidiary Guarantor, as the case may be.

     "Disqualified Capital Stock" means that portion of any Capital Stock that, by its term (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the stated maturity of the Notes.

     "Domestic Restricted Subsidiary" of any Person means any Domestic Subsidiary that is also a Restricted Subsidiary of such Person.

     "Domestic Subsidiary" means any Subsidiary of the Company that is organized under the laws of any State of the United States, the District of Columbia or any territory or possession of the United States.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

     "Foreign Restricted Subsidiary" of any Person means any Foreign Subsidiary that is also a Restricted Subsidiary of such Person.

     "Foreign Subsidiary" means any Subsidiary of the Company other than a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

     "Guarantees" means the guarantees of the Notes by the Subsidiary
Guarantors.

     "Guarantor Senior Indebtedness" means, with respect to any Subsidiary Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Subsidiary Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of a Subsidiary Guarantor under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements and Commodity Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (i) any Indebtedness of such Subsidiary Guarantor to a Subsidiary of such Subsidiary Guarantor or any Affiliate of such Subsidiary Guarantor or any of such Affiliate's Subsidiaries,
(ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by a Subsidiary Guarantor, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title 11, United States Code is without recourse to such Subsidiary Guarantor and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of a Subsidiary Guarantor.

     "Holder" means any holder of Notes.

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, except to the extent secured by Cash and Cash Equivalents, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through
(vi) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements, Commodity Agreements and Interest Swap Agreements of such Person (whether or not entered into for the purpose of protecting the Company or any Restricted Subsidiary of the Company from fluctuations in currency or commodity values or interest rates) and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Agreements" means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, treasury rate-lock agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company from fluctuations in interest rates.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any Interest Swap Agreement with any other Person.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or writeoffs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such former Restricted Subsidiary not sold or disposed of.

     "Issue Date" means May 27, 1998.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes reasonably estimated to be paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, to the extent the Company elects to apply such credits or deductions thereto, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means, when used with reference to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation evidencing or governing any such Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chairman, Chief Executive Officer, the President or any Vice President and the Chief Financial Officer, Controller or the Treasurer of such Person that shall comply with applicable provisions of the Indenture.

     "Permitted Holders" means William N. Lane II, his children or other lineal descendants (whether adoptive or biological), the probate estate of any such individual, and any trust, so long as one or more of the foregoing individuals is, directly or indirectly, the beneficiary thereunder, and any other corporation, partnership or other entity, all of the shareholders, partners, members or owners of which are, directly or indirectly, any of the foregoing.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes issued on the Issue Date and the Guarantees outstanding on the Issue Date or entered into thereafter in accordance with the Indenture;

          (ii) Indebtedness of the Company or any of its Restricted Subsidiaries which are Subsidiary Guarantors incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $550.0 million in the aggregate reduced by any required permanent repayments pursuant to the provisions set forth under "Certain Covenants -- Limitation on Asset Sales" (which are accompanied by a corresponding permanent commitment reduction) thereunder (it being recognized that a reduction in any borrowing base in and of itself shall not be deemed a required permanent repayment);

          (iii) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries which are Subsidiary Guarantors covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture and the notional principal amount of any such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (iv) Indebtedness of the Company or any of its Restricted Subsidiaries which are Subsidiary Guarantors under Currency Agreements and Commodity Agreements; provided, however, that such Currency Agreements and Commodity Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or commodity prices, as the case may be, or by reason of fees, indemnities and compensation payable thereunder;

          (v) Indebtedness of a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly-Owned Restricted Subsidiary of the Company, in each case subject to no Liens held by any Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company; provided, however, that if as of any date any Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vi) Indebtedness of the Company to a Restricted Subsidiary of the Company which is a Subsidiary Guarantor for so long as such Indebtedness is held by a Restricted Subsidiary of the Company which is a Subsidiary Guarantor, provided, however, that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company which is a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary which is a Subsidiary Guarantor of the Company owns or holds any such Indebtedness or a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

          (viii) Indebtedness of the Company or any of its Restricted Subsidiaries which are Subsidiary Guarantors represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other requirements in the ordinary course of business;

          (ix) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Restricted Subsidiaries which are Subsidiary Guarantors or otherwise incurred to finance the lease or improvement of real or personal property or equipment in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

          (x) Indebtedness permitted by clause (x) of the definition of "Permitted Investments";

          (xi) Indebtedness of Foreign Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by all Foreign Restricted Subsidiaries to Persons other than Foreign Restricted Subsidiaries under this clause (xi) does not exceed at any one time the greater of (I) an amount equal to the sum of (A) 80% of the consolidated book value of the accounts receivable of all Foreign Restricted Subsidiaries and (B) 60% of the consolidated book value of the inventory of all Foreign Restricted Subsidiaries and (II) 2.25 multiplied by the Consolidated Net Worth of all Foreign Restricted Subsidiaries; provided, however, that for purposes of calculating Consolidated Net Worth for this clause (xi), Indebtedness owing to the Company or any of its Restricted Subsidiaries which are Subsidiary Guarantors shall be deemed a component of consolidated stockholders' equity; and, provided, further, that at the date of the incurrence of any such Indebtedness under this clause (xi), the Company is able to incur at least $1.0 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant entitled "Limitation on Incurrence of Additional Indebtedness;"

          (xii) additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding;

          (xiii) Indebtedness of the Company or any of its Restricted Subsidiaries which are Subsidiary Guarantors constituting commercial paper programs, money-market facilities, medium-term note programs or comparable Indebtedness; provided, that the aggregate principal amount of Indebtedness permitted to be outstanding under this clause (xiii) at any time should not, when added to the principal amount of Indebtedness then outstanding under clause (ii) hereof, exceed the aggregate amount of Indebtedness then permitted under clause (ii) hereof;

          (xiv) the incurrence by a Securitization Entity of Indebtedness of a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings); and

          (xv) Refinancing Indebtedness.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company, or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company; (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided, however, that any Indebtedness evidencing such Investment by a Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) Investments in cash and Cash Equivalents; (iv) loans to employees and officers of the Company and its Subsidiaries made in connection with such employees' and officers' participation in stock purchase plans or similar arrangements of the Company, and other loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes, not to exceed $3.0 million in the aggregate at any one time outstanding; (v) Currency Agreements, Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (viii) Investments in Permitted Joint Ventures; (ix) any Investment by the Company or a Restricted Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization

Entity in any other Person in connection with a Qualified Securitization Transaction; and (x) additional Investments in an amount outstanding at any one time not to exceed $20.0 million.

     "Permitted Joint Venture" means any joint venture arrangement (which may be structured as a corporation, partnership, trust, limited liability company or any other Person) if (a) such Person is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries were engaged in on the Issue Date or any business ancillary or related or complementary thereto or supportive thereof (as determined in good faith by the Company's Board of Directors), (b) the Company and/or any of its Restricted Subsidiaries at all times owns at least 25% of the total outstanding shares of Capital Stock of such Person entitled to participate in distributions in respect of the earnings, sale or liquidation of such Person but such Person does not constitute a Subsidiary of the Company, (c) immediately after giving effect to such Investment on a pro forma basis (to give effect to the contribution of any property or assets to such Person or Indebtedness incurred to fund such Investment or otherwise), the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant, and (d) no default with respect to any Indebtedness of such Person or any Subsidiary of such Person having a principal amount in excess of $1.0 million (including any right which the holders thereof may have to take enforcement action against such Person) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Company or its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity.

     "Permitted Liens" means the following types of Liens:

          (i) Liens in favor of the Trustee in its capacity as trustee for the Holders;

          (ii) Liens securing Senior Indebtedness, including Senior Indebtedness outstanding under the Credit Agreement;

          (iii) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (vi) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (vii) survey exceptions or encumbrances, easements, rights-of-way, reservations, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (viii) any interest or title of a lessor under any Capitalized Lease Obligation; provided, however, that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (ix) Liens to secure Purchase Money Indebtedness of the Company or any Restricted Subsidiary; provided, however, that (A) the related Purchase Money Indebtedness is permitted to be incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant, (B) the related Purchase Money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (C) the Lien securing such Indebtedness shall be created within 120 days of such acquisition;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreements and Commodity Agreements;

          (xiii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided, however, that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (xiv) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property or assets other than the property or assets securing the Indebtedness so refunded, refinanced or extended;

          (xv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

          (xvi) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (xvii) Liens granted in connection with any Qualified Securitization Transaction; and

          (xviii) Other Liens securing Obligations which do not exceed $10 million in the aggregate at any one time outstanding.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Public Equity Offering" means an underwritten offering of Qualified Capital Stock of the Company pursuant to an effective registration statement filed under the Securities Act.

     "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any Receivables (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries.

     "Receivables" means any right to payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the provision by the Company or any Restricted Subsidiary of the Company of merchandise, goods or services or otherwise evidencing the payment of a sum certain arising in the ordinary course of business, and monies due thereunder, all security therefor, whether in such merchandise, goods and services or otherwise, all guarantees, indemnities, warranties, insurance policies and financing statements and other agreements relating thereto, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (provided that Refinancing Indebtedness shall not include Indebtedness described in clauses (ii) through (xiii) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such Refinancing), except to the extent that any such increase in Indebtedness is otherwise permitted by the Indenture or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (y) if such Indebtedness being Refinanced is solely Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (z) if such Indebtedness being Refinanced is subordinate or junior to the Notes or the Guarantees, then such Refinancing Indebtedness shall be subordinate to the Notes or the Guarantees, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchasers.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided, however, that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of the greater of a majority in outstanding principal amount of such Designated Senior Indebtedness or the holders thereof generally necessary to take action or approve amendments under the agreement governing such Designated Senior Indebtedness.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any Restricted Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such

Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

     "Securitization Entity" means a Restricted Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Receivables) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables of such entity and Standard Securitization Undertakings and (c) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Senior Indebtedness" means, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all fees, indemnities, reimbursement obligations with respect to letters of credit and all other monetary obligations with respect to, any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements and Commodity Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Indebtedness" shall not include
(i) any Indebtedness of the Company to a Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in a Receivables securitization transaction.

     "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the outstanding voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Subsidiary Guarantor" means (a) each of the Company's Domestic Restricted Subsidiaries as of the Issue Date and (b) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

     "Tax Sharing Agreement" means the Tax Allocation Agreement dated as of June 1, 1978 by and between Lane Industries and its subsidiaries and the Company and its United States subsidiaries, as amended as of January 1, 1991, and the State Tax Allocation Agreement dated as of May 31, 1985 by and between Lane Industries and its subsidiaries and the Company and its United States subsidiaries.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated as an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided for in "Certain Covenants -- Limitations on Restricted and Unrestricted Subsidiaries" and (ii) any Subsidiary of an Unrestricted Subsidiary.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than director qualifying shares or other de minimis third-party ownership interests required by law) normally entitled to vote in the election of the Board of Directors are owned by such Person or any Wholly-Owned Subsidiary of such Person.

     "Wholly-Owned Restricted Subsidiary" of any Person means any Wholly-Owned Subsidiary which is also a Restricted Subsidiary of such Person.

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Issuer on May 27, 1998 to the Initial Purchasers pursuant to the terms of the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to (i) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (ii) qualified buyers outside of the United States in reliance on Regulation S under the Securities Act. As a condition to purchase of the Old Notes by the Initial Purchasers, the Issuer, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement as of the date of the Initial Offering (the "Issue Date"), pursuant to which each of the Issuer and the Subsidiary Guarantors agreed, for the benefit of holders of the Old Notes, that they would, at their expense (i) within 60 days after the Issue Date, file the Exchange Offer Registration Statement with the Commission with respect to a registered offer to exchange the Old Notes for notes of the Issuer, guaranteed by the Subsidiary Guarantors, which Exchange Notes would have terms identical to the Old Notes (except that the Exchange Notes would not contain terms with respect to the transfer restrictions) and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 140 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Issuer and the Subsidiary Guarantors agreed to offer to all holders of the Old Notes an opportunity to exchange their securities for a like principal amount of the Exchange Notes (and the related Guarantees). The Issuer and the Subsidiary Guarantors will keep the Exchange Offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each Old Note surrendered to the Issuer for exchange pursuant to the Exchange Offer, the Holder of such Old Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue (A) from the later of (i) last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or (ii) if the Old Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such Old Note, from the Issue Date.

     Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes (and the related Guarantees) will be freely transferable by holders thereof (other than affiliates of the Issuer) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Old Notes for Exchange Notes will be required to represent (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Issuer, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such Holder is a Participating Broker-Dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Issuer and the Subsidiary Guarantors will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

     If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Issuer and the Subsidiary Guarantors are not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 185 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or
(iv) in the case of any Holder that participates in the

Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Issuer or any Subsidiary Guarantor within the meaning of the Securities Act), then in each case, the Issuer and the Subsidiary Guarantors will (x) promptly deliver to the Holders and the Trustee written notice thereof and (y) at their sole expense, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Old Notes and the Guarantees, (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Old Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A Holder that sells Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification rights and obligations).

     If the Issuer or any Subsidiary Guarantor fails to comply with the above provision or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Old Notes as follows:

          (i) if the Exchange Offer Registration Statement or any Shelf Registration Statement is not filed with the Commission on or prior to the Filing Date applicable thereto, Additional Interest shall accrue on the principal amount of the Old Notes at a rate of .50% per annum for the first 90 days immediately following such Filing Date, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period;

          (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission within 140 days following the Issue Date or, whether or not the Issuer and the Subsidiary Guarantors have consummated or will consummate an Exchange Offer, the Issuer and the Subsidiary Guarantors are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 75th day following the applicable Filing Date with respect to such Shelf Registration Statement, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the Old Notes at a rate of .50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period; or

          (iii) if (A) the Issuer and the Subsidiary Guarantors have not exchanged Exchange Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 45th day after the date on which the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Old Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Old Notes at a rate of .50% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of
     (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Old Notes as a result of the provisions of clauses (i), (ii) and (iii) above may not exceed in the aggregate 1.5% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all

Old Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     As used herein, "Filing Date" means (A) in the case of an Exchange Offer Registration Statement, the 60th day after the Issue Date; or (B) in the case of a Shelf Registration Statement (which may be applicable notwithstanding the consummation of the Exchange Offer), the 45th day after a notice regarding the obligation to file a Shelf Registration Statement is required to be delivered.

     Any amounts of Additional Interest due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on the same original interest payment dates as the Old Notes.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuer will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuer will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $150,000,000 aggregate principal amount of Old Notes were outstanding. This Prospectus and the Letter of Transmittal are being mailed to persons who were holders of Old Notes on the close of business on the date of this Prospectus.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Issuer.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on September 3, 1998, unless the Issuer, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice followed by a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on December 1, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each June 1 and December 1, commencing on December 1, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Issuer the representations set forth above in the second paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Issuer will constitute agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE.

IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution" (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

     The Issuer understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company ("DTC"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the right in its sole discretion to waive all defects, irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be provided to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Issuer shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Issuer, might materially impair the ability of the Issuer or the Subsidiary Guarantors to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Issuer or the Subsidiary Guarantors;

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission, is adopted or enacted, which, in the sole judgment of the Issuer, would be violated if the Issuer and the Subsidiary Guarantors were to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Issuer shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Issuer determines in its sole discretion that any of the conditions are not satisfied, the Issuer may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see
"-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for a Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                           FIRST UNION NATIONAL BANK


           By Mail:                        By Overnight Courier:                       By Hand:
   First Union National Bank             First Union National Bank             First Union National Bank
        Corporate Trust                       Corporate Trust                       40 Broad Street
     Reorganization Dept.                  Reorganization Dept.                  5th Floor, Suite 550
 1525 West W.T. Harris Blvd.,          1525 West W.T. Harris Blvd.,            New York, New York 10004
              3C3                                   3C3
Charlotte, North Carolina 28262       Charlotte, North Carolina 28288
       Attn: Mike Klotz                      Attn: Mike Klotz
                                         By Facsimile Transmission
                                        (for Eligible Institutions
                                                  only):
                                              (704) 590-7628
                                           Confirm by Telephone
                                              (704) 590-7408

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Issuer. The principal solicitation is being made by mail; however; additional solicitations may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Issuer and its affiliates.

     The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others to solicit acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer. Such expenses will include, among others, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Issuer (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Issuer), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder who receives Exchange Notes in exchange for Old Notes, in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes and who is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuer in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following discussion is a summary of certain United States federal tax consequences of the Exchange Offer and of the acquisition, ownership and disposition of the Exchange Notes by the beneficial owners thereof ("Holders"). The discussion is limited to initial Holders of Exchange Notes and does not address the tax consequences to subsequent purchasers of Exchange Notes. This summary does not purport to be a complete analysis of all the potential United States federal tax effects relating to the acquisition, ownership and disposition of the Exchange Notes. There can be no assurance that the Internal Revenue Service (the "IRS") will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that might be relevant to particular Holders in light of their individual circumstances (including the effect of any state, local, non-United States or other tax laws) or to certain types of Holders (including dealers in securities, insurance companies, financial institutions and tax-exempt entities) subject to special treatment under United States federal tax law.

     The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, existing, proposed and temporary United States Treasury Regulations, all in effect as of the date hereof, all of which are subject to change at anytime, and any such change may be applied retroactively. Because individual circumstances may differ, each Holder is strongly urged to consult its own tax advisor with respect to its particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws. The discussion below assumes that the Old Notes and the Exchange Notes are held as capital assets within the meaning of Section 1221 of the Code.

     HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES TO THEM ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION.

TAX CONSEQUENCES OF THE EXCHANGE OFFER TO EXCHANGING AND NONEXCHANGING HOLDERS

     An exchange of Old Notes for Exchange Notes will not be treated as a sale, exchange or other taxable event for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, no material federal income tax consequences will result from an exchange of Old Notes for Exchange Notes.

     For United States income tax purposes, (i) an Exchange Note received by a beneficial owner of an Old Note will be treated as a continuation of the Old
Note in the hands of such owner, (ii) the holding period for an Exchange Note will include the holding period for the Old Note exchanged therefor, and (iii) the tax basis of such Exchange Note will be the same as the tax basis for such Old Note.

     The Exchange Offer will not result in any United States federal income tax consequences to a nonexchanging Holder.

TAX CONSEQUENCES TO UNITED STATES HOLDERS OF HOLDING EXCHANGE NOTES

     As used herein, the term "United States Holder" means a Holder of an Exchange Note who or which is, for United States federal income tax purposes,
(i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any State thereof (including the District of Columbia) or
(iii) an estate or trust described in Section 7701(a)(30) of the Code. The term also includes certain Holders who are former citizens or residents of the United States whose income and gain from the Exchange Notes will be subject to United States taxation.

     Payments of Interest. Interest paid on an Exchange Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

     Sale, Exchange, Redemption or Retirement of the Exchange Notes. Upon the sale, exchange, redemption or retirement of an Exchange Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (not including any amount attributable to accrued but unpaid interest) and such Holder's adjusted tax basis in the Exchange Note. To the extent attributable to accrued but unpaid interest, the amount recognized by the United States Holder will be treated as a payment of interest. See "-- Payments of Interest" above. A United States Holder's adjusted tax basis in an Exchange Note will equal such Holder's basis in the Old Note exchanged therefore, reduced by any principal payments received by such Holder. See "-- Tax Consequences of the Exchange Offer to Exchanging and Nonexchanging Holders," above.

     Gain or loss recognized on the sale, exchange, redemption or retirement of an Exchange Note will be capital gain or loss. For non-corporate taxpayers, capital gain recognized on the disposition of an asset (including an Exchange
Note) held for more than one year is subject to United States federal income tax at a maximum rate of 20% and capital gain on the disposition of an asset (including an Exchange Note) held for not more than one year is taxed at the rates applicable to ordinary income (i.e., up to 39.6%). The holding period for an Exchange Note will include the holding period for the Old Note exchanged therefor. See "-- Tax Consequences of the Exchange Offer to Exchanging and Nonexchanging Holders," above. Regardless of the holding period, capital loss on the disposition of an asset is deductible by non-corporate taxpayers only to the extent of capital gains for the taxable year plus $3,000. Capital gains are subject to tax at the same rates as ordinary income for corporate taxpayers. Capital losses of corporate taxpayers are deductible only against capital gains.

     A Holder attempting to sell an Exchange Note in the secondary market should be aware that a subsequent Holder who purchases an Exchange Note at a discount might be subject to the "market discount" rules of the Code. A subsequent Holder who purchases an Exchange Note at a premium may elect to amortize and deduct the premium over the remaining term of the Exchange Note in accordance with rules set forth in Section 171 of the Code.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS OF HOLDING EXCHANGE NOTES

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal and interest on an Exchange Note by the Issuer or any paying agent to a beneficial owner of the Exchange Note that is not a United States Holder, as defined above (hereinafter, a "United States Alien Holder"), will not be subject to withholding of United States federal income tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (ii) such Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Issuer through stock ownership, (iii) such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met;

          (b) a United States Alien Holder of an Exchange Note will not be subject to United States federal income tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of such Exchange Note, unless (i) such Holder is a non-resident alien individual who is present in the United

     States for 183 days or more in the taxable year of disposition, and certain conditions are met or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States; and

          (c) an Exchange Note held by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, (i) the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote and (ii) payments with respect to such Exchange Note, if received at the time of the individual's death, would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

     Sections 871(h) and 881(c) of the Code and United States Treasury Regulations thereunder require that, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (A) the beneficial owner of an Exchange Note must certify, under penalties of perjury, to the Issuer or paying agent, as the case may be, that such owner is a United States Alien Holder and must provide such owner's name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Exchange Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Issuer or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying United States Alien Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under temporary United States Treasury Regulations, the foregoing certification may be provided by the beneficial owner of a Note on IRS Form W-8.

     On October 14, 1997, the IRS published in the Federal Register final regulations (the "1997 Final Regulations") which affect the United States taxation of United States Alien Holders. As promulgated, the 1997 Final Regulations are effective for payments after December 31, 1998, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. The IRS subsequently announced its intention to amend the 1997 Final Regulations to extend this date to December 31, 1999, subject to certain transition rules. The discussion under this heading and under "Backup Withholding and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 Final Regulations or the recent IRS announcement, and Holders are urged to consult their tax advisors concerning the tax consequences of their acquiring, holding and disposing of the Exchange Notes in light of the 1997 Final Regulations.

     The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. "Qualified intermediaries" include: (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institution or organization) or
(ii) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the IRS. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised IRS Form W-8 (see below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent, provided certain conditions are met.

     For purposes of the certification requirements, the 1997 Final Regulations generally treat, as the beneficial owners of payments on a debt instrument, those persons that, under United States tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for holders of debt instruments not furnishing the required certifications to qualify for the withholding exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including IRS Form W-8 and IRS Form 4224, discussed below) with a single, revised IRS Form W-8 (which, in certain circumstances, requires information in addition to that previously required). Under the 1997 Final Regulations, this Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed. The 1997 Final Regulations contained detailed rules, which might be changed in light of the IRS announcement that the effective date will be postponed, governing tax certifications during the transition period prior to and immediately following the effectiveness of the 1997 Final Regulations.

     If a United States Alien Holder of an Exchange Note is engaged in a trade or business in the United States, and if interest on the Exchange Note, or gain recognized on the sale, exchange, redemption, retirement or other disposition of the Exchange Note, is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from withholding of United States income tax, will generally be subject to regular United States income tax on such interest or gain in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders of Holding Exchange Notes," above. In lieu of the certificate described above, such a Holder must provide to the withholding agent a properly executed IRS Form 4224 (or successor form) in order to claim an exemption from withholding. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange, redemption, retirement or other disposition of, an Exchange Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain Holders of Exchange Notes.

     In the case of a non-corporate United States Holder, backup withholding will apply only if (i) such Holder fails to furnish its Taxpayer Identification Number ("TIN") (which, for an individual, is his Social Security number) to the payor in the manner required, (ii) such Holder furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) the payor is notified by the IRS that such Holder has failed properly to report payments of interest or dividends or
(iv) under certain circumstances, such Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as a corporation (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

     In the case of a United States Alien Holder, under currently applicable United States Treasury Regulations, backup withholding and information reporting will not apply to payments of principal or interest made by the Issuer or any paying agent thereof on an Exchange Note (absent actual knowledge that the

Holder is a United States Holder) if such Holder has provided the required certification under penalties of perjury that it is not a United States Holder (as defined above) or has otherwise established an exemption. If such Holder does not provide the required certification, such Holder may nevertheless avoid backup withholding or information reporting in the circumstances described below, but might be subject to withholding of United States federal income tax as described above under "Tax Consequences to United States Alien Holders."

     Under currently applicable United States Treasury Regulations, if payments of principal or interest are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of an Exchange Note, such custodian, nominee or other agent will not be required to apply backup withholding to such payments made to such beneficial owner, and generally will not be subject to information reporting requirements. However, if such custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting (but not backup withholding) will be required unless such custodian, nominee or other agent has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

     Under currently applicable United States Treasury Regulations, payments on the sale, exchange, redemption, retirement or other disposition of an Exchange Note made to or through a foreign office of a broker generally will not be subject to backup withholding, and generally will not be subject to information reporting requirements. Such payments, however, will be subject to information reporting (but not backup withholding) if the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments made to or through the United States office of a broker will be subject to backup withholding and information reporting unless the United States Alien Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     In general, the 1997 Final Regulations do not significantly alter the substantive backup withholding and information reporting requirements described above. As under current law, backup withholding and information reporting will not apply to (i) payments to a United States Alien Holder of principal and interest and (ii) payments to a United States Alien Holder on the sale, exchange, redemption, retirement or other disposition of an Exchange Note, in each case if such United States Alien Holder provides the required certification to establish an exemption from the withholding of United States federal income tax or otherwise establishes an exemption. Similarly, even if a United States Alien Holder does not provide such certification or otherwise establish an exemption, unless the payor has actual knowledge that the payee is a United States Holder, backup withholding will not apply to (i) payments of interest made outside the United States to certain offshore accounts and (ii) payments on the sale, exchange, redemption, retirement or other disposition of an Exchange Note effected outside the United States. However, information reporting (but not backup withholding) will apply to (i) payments of interest made by a payor outside the United States and (ii) payments on the sale, exchange, redemption, retirement or other disposition of an Exchange Note effected outside the United States if payment is made by a broker that is, for United States federal income tax purposes, (a) a United States person, (b) a controlled foreign corporation,
(c) a United States branch of a foreign bank or foreign insurance company, (d) a foreign partnership controlled by United States persons or engaged in a United States trade or business or (e) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, in each case unless such payor or broker has in its records documentary evidence that the beneficial owner is not a United States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption (in which case neither information reporting nor backup withholding will apply). As noted above, the IRS has announced that the 1997 Final Regulations will be amended to be effective generally for payments after December 31, 1999, subject to certain transition rules.

     United States Alien Holders of Exchange Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE HOLDERS OF THE EXCHANGE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, NONUNITED STATES AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Exchange Notes issued in exchange for Old Notes currently represented by one or more fully registered global notes will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited upon issuance thereof with, or on behalf of, DTC and registered in the name of a nominee of DTC.

     Exchange Notes issued in exchange for Old Notes (i) originally purchased by or transferred to "foreign purchasers" (as defined in "Transfer Restrictions") or (ii) held by QIBs or Accredited Investors who are not QIBs, in each case who elect to take physical delivery of their certificates instead of holding their interests through global notes (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certified Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certified Securities, be exchanged for an interest in the Global Notes.

     The Global Notes. The Issuer expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer and the Subsidiary Guarantors have agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

     The Issuer will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Issuer has agreed to pay all expenses incident to the performance by it and the Subsidiary Guarantors of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Old Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters as to the validity of the Exchange Notes offered hereby will be passed upon for the Company by Steven Rubin, Vice President, Secretary and General Counsel of the Company.

                                    EXPERTS

     The financial statements of GBC and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements of Ibico AG and its subsidiaries as of and for the year ended December 31, 1997 included in this Prospectus have been audited by KPMG Fides Peat, independent auditors, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
GBC and Subsidiaries -- Audited Consolidated Financial
  Statements
Report of Independent Public Accountants....................     F-2
Consolidated Statements of Income for the years ended
  December 31, 1997, 1996 and 1995..........................     F-3
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................     F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................     F-5
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997, 1996 and 1995..............     F-6
Notes to Consolidated Financial Statements..................     F-7

GBC and Subsidiaries -- Unaudited Condensed Consolidated
  Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 1998
  and December 31, 1997.....................................    F-33
Condensed Consolidated Statements of Income for the Three
  Months ended March 31, 1998 and 1997......................    F-34
Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 1998 and 1997................    F-35
Notes to Condensed Consolidated Financial Statements........    F-36

Ibico AG and Subsidiaries
Independent Auditors' Report................................    F-42
Consolidated Balance Sheet as of December 31, 1997..........    F-43
Consolidated Statement of Income for the year ended December
  31, 1997..................................................    F-45
Consolidated Statement of Cash Flows for the year ended
  December 31, 1997.........................................    F-46
Notes to the Consolidated Financial Statements..............    F-47

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of General Binding Corporation:

     We have audited the accompanying consolidated balance sheets of General Binding Corporation (a Delaware corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Binding Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Chicago, Illinois
January 30, 1998
(except with respect to the Ibico
acquisition as discussed in Note 14, as
to which the date is February 27, 1998,
and except with respect to the sale of
the U.S. RingBinder business, the
issuance of Senior Subordinated Notes
and the condensed consolidating
financial information as discussed in
Notes 14 and 15, as to which the date is July 21, 1998)

                              GBC AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEAR ENDED DECEMBER 31
                                                              ------------------------------------
                                                                 1997         1996         1995
                                                                 ----         ----         ----
                                                              (000 OMITTED EXCEPT PER SHARE DATA)
Domestic sales..............................................   $543,361     $349,809     $293,188
International sales.........................................    226,640      187,027      165,203
                                                               --------     --------     --------
     Total sales............................................    770,001      536,836      458,391
Cost of sales, including development and engineering........    440,625      315,949      263,706
Selling, service and administrative.........................    247,185      171,473      153,690
Amortization of goodwill and related intangibles............      7,859        1,699          901
                                                               --------     --------     --------
     Operating income.......................................     74,332       47,715       40,094
Interest....................................................     24,577        6,172        4,259
Other (income) expense, net.................................      1,575       (1,011)           2
                                                               --------     --------     --------
     Income before taxes....................................     48,180       42,554       35,833
Income taxes................................................     19,513       17,341       14,333
                                                               --------     --------     --------
     Net income.............................................   $ 28,667     $ 25,213     $ 21,500
                                                               ========     ========     ========
Net income per common share:
  Basic.....................................................   $   1.82     $   1.60     $   1.37
  Diluted...................................................   $   1.80     $   1.59     $   1.36
Dividends per common share..................................   $   .440     $   .430     $   .420
Weighted average number of common shares outstanding........     15,760       15,743       15,740

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              GBC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                                -----------------------
                                                                  1997           1996
                                                                  ----           ----
                                                                     (000 OMITTED
                                                                  EXCEPT SHARE DATA)
ASSETS
Current Assets:
  Cash and cash equivalents.................................    $  3,753       $  6,721
  Receivables, less allowances for doubtful accounts and
     sales returns: 1997 -- $8,821, 1996 -- $6,424..........     160,787        115,865
  Inventories, at lower of cost or market...................     143,569         96,734
  Deferred tax assets.......................................       9,323         11,453
  Other.....................................................      10,313          6,441
                                                                --------       --------
     Total current assets...................................     327,745        237,214
                                                                --------       --------
Property, plant and equipment, at cost:
  Land and land improvements................................       6,744          4,837
  Buildings and leasehold improvements......................      49,798         28,806
  Machinery and equipment...................................     133,899        107,308
                                                                --------       --------
     Total property, plant and equipment, at cost...........     190,441        140,951
Less -- accumulated depreciation............................     (77,020)       (71,940)
                                                                --------       --------
Net property, plant and equipment...........................     113,421         69,011
                                                                --------       --------
Cost in excess of fair value of assets of acquired
  companies, net of amortization............................     204,543         43,510
Other.......................................................      47,205         43,971
                                                                --------       --------
     Total assets...........................................    $692,914       $393,706
                                                                ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................    $ 40,247       $ 31,700
  Current maturities of long-term debt......................         722            483
  Accounts payable..........................................      42,979         28,506
Accrued liabilities:
  Salaries, wages and profit sharing contributions..........      14,213         14,425
  Taxes, other than income taxes............................       3,761          3,036
  Deferred income on maintenance agreements.................       9,810          9,620
  Other.....................................................      40,370         24,359
                                                                --------       --------
     Total current liabilities..............................     152,102        112,129
                                                                --------       --------
Long-term debt, less current maturities.....................     324,070         87,029
Other long-term liabilities.................................      11,368         10,229
Deferred tax liabilities....................................      14,331         12,187
                                                                --------       --------
Stockholders' equity:
  Common stock, $.125 par value, shares authorized
     40,000,000; shares issued 15,693,747 in 1997 and
     1996...................................................       1,962          1,962
  Class B common stock, $.125 par value; shares authorized
     4,796,550; shares issued 2,398,275 in 1997 and 1996....         300            300
  Additional paid-in-capital................................       9,708          8,564
  Cumulative translation adjustments........................      (6,108)        (3,035)
  Retained earnings.........................................     208,394        186,663
  Treasury stock -- 2,325,266 shares in 1997 and 2,342,143
     shares in 1996.........................................     (23,213)       (22,322)
                                                                --------       --------
     Total stockholders' equity.............................     191,043        172,132
                                                                --------       --------
       Total liabilities and stockholders' equity...........    $692,914       $393,706
                                                                ========       ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              GBC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                               -----------------------------------
                                                                 1997         1996         1995
                                                                 ----         ----         ----
                                                                          (000 OMITTED)
OPERATING ACTIVITIES:
Net income.................................................    $  28,667    $  25,213    $  21,500
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................       27,208       15,018       12,814
  Increase in non-current deferred taxes...................        2,285        5,029          240
  Provision for doubtful accounts..........................        2,248        2,334        1,584
  (Increase) in other long-term assets.....................       (5,336)      (3,890)      (4,209)
  Other....................................................          316       (2,379)         878
Changes in current assets and liabilities:
  (Increase) in receivables................................      (27,746)     (36,500)      (8,074)
  (Increase) in inventories................................      (23,615)     (10,536)      (4,154)
  (Increase) decrease in other current assets..............       (3,256)      (2,314)       2,501
  (Increase) decrease in deferred tax assets...............        2,381       (1,052)      (1,681)
  Increase in accounts payable and accrued liabilities.....       16,807        9,982        5,585
  Increase in taxes on income..............................          758        1,375           --
                                                               ---------    ---------    ---------
Net cash provided by operating activities..................       20,717        2,280       26,984
                                                               ---------    ---------    ---------
INVESTING ACTIVITIES:
Capital expenditures.......................................      (29,619)     (27,778)     (15,046)
Payments for acquisitions and investments (net of cash
  acquired)................................................     (241,230)     (28,881)      (1,458)
Proceeds from sale of plant and equipment..................        4,702        3,676        2,380
Government training subsidy from new plant investment......           --           --          746
                                                               ---------    ---------    ---------
Net cash (used in) investing activities....................     (266,147)     (52,983)     (13,378)
                                                               ---------    ---------    ---------
FINANCING ACTIVITIES:
Increase (reduction) in notes payable......................        4,341       14,192       (6,429)
Increase in long-term debt.................................      246,528       43,733        2,147
(Repayment) of long-term debt..............................         (502)        (150)        (535)
(Reduction) increase in current portion of long-term
  debt.....................................................           80         (358)        (196)
Dividends paid.............................................       (6,935)      (6,769)      (6,611)
Purchases of treasury stock................................       (1,011)      (1,645)      (1,141)
Proceeds from the exercise of stock options................          942        1,463          624
                                                               ---------    ---------    ---------
Net cash provided by (used in) financing activities........      243,443       50,466      (12,141)
                                                               ---------    ---------    ---------
Effect of exchange rates on cash...........................         (981)          94         (170)
NET (DECREASE) INCREASE IN CASH & CASH EQUIVALENTS.........       (2,968)        (143)       1,295
Cash and cash equivalents at beginning of the year.........        6,721        6,864        5,569
                                                               ---------    ---------    ---------
Cash and cash equivalents at end of the year...............    $   3,753    $   6,721    $   6,864
                                                               =========    =========    =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              GBC AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 COMMON STOCK          TREASURY STOCK       ADDITIONAL   CUMULATIVE
                              -------------------   ---------------------    PAID-IN     TRANSLATION   RETAINED
                                SHARES     AMOUNT     SHARES      AMOUNT     CAPITAL     ADJUSTMENTS   EARNINGS    TOTAL
                                ------     ------     ------      ------    ----------   -----------   --------    -----
                                                (000 OMITTED EXCEPT NUMBER OF SHARES AND PER SHARE DATA)
Balance at December 31,
  1994......................  18,092,022   $2,262   (2,344,235)  $(19,861)    $6,562       $(1,204)    $153,330   $141,089
1995 translation
  adjustment................          --       --           --         --         --        (1,519)          --     (1,519)
Exercise of stock options...          --       --       49,722        118        705            --           --        823
Purchase of treasury
  stock.....................          --       --      (63,397)    (1,141)        --            --           --     (1,141)
Net income in 1995..........          --       --           --         --         --            --       21,500     21,500
Dividends paid
  ($.42 per share)..........          --       --           --         --         --            --       (6,611)    (6,611)
                              ----------   ------   ----------   --------     ------       -------     --------   --------
Balance at December 31,
  1995......................  18,092,022   $2,262   (2,357,910)  $(20,884)    $7,267       $(2,723)    $168,219   $154,141
1996 translation
  adjustment................          --       --           --         --         --          (312)          --       (312)
Exercise of stock options...          --       --       87,644        207      1,297            --           --      1,504
Purchase of treasury
  stock.....................          --       --      (71,877)    (1,645)        --            --           --     (1,645)
Net income in 1996..........          --       --           --         --         --            --       25,213     25,213
Dividends paid
  ($.43 per share)..........          --       --           --         --         --            --       (6,769)    (6,769)
                              ----------   ------   ----------   --------     ------       -------     --------   --------
Balance at December 31,
  1996......................  18,092,022   $2,262   (2,342,143)  $(22,322)    $8,564       $(3,035)    $186,663   $172,132
1997 translation
  adjustment................          --       --           --         --         --        (3,073)          --     (3,073)
Exercise of stock options...          --       --       50,581        120      1,144            --           --      1,264
Purchase of treasury
  stock.....................          --       --      (33,704)    (1,011)        --            --           --     (1,011)
Net income in 1997..........          --       --           --         --         --            --       28,667     28,667
Dividends paid
  ($.44 per share)..........          --       --           --         --         --            --       (6,936)    (6,936)
                              ----------   ------   ----------   --------     ------       -------     --------   --------
Balance at December 31,
  1997......................  18,092,022   $2,262   (2,325,266)  $(23,213)    $9,708       $(6,108)    $208,394   $191,043
                              ==========   ======   ==========   ========     ======       =======     ========   ========

     * Includes Class B Common Stock -- Shares 2,398,275, Amount $300,000.

                              GBC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation

     The consolidated financial statements include the accounts of the Company and its domestic and international subsidiaries. All international subsidiaries have November 30 fiscal year ends, with the exception of Canada and Mexico which have December 31 fiscal year ends. Intercompany accounts and transactions have been eliminated in consolidation. Investments in significant companies which are 20% to 50% owned are treated as equity investments and the Company's share of earnings is included in income.

     Cash and Cash Equivalents

     Temporary cash investments with original maturities of three months or less are classified as cash equivalents.

     Inventory Valuation

     Inventories are valued at the lower of cost or market on a first-in, first-out basis. Inventory costs include labor, material and overhead.

     Depreciation of Plant and Equipment

     Depreciation of plant and equipment for financial reporting is computed principally using the straight-line method over the following estimated lives:

Buildings...................................................      30-35 years
Machinery and equipment.....................................       3-20 years
Leasehold improvements......................................    Term of lease

     Goodwill and Other Intangible Assets

     For financial reporting purposes, goodwill and other intangibles are generally amortized using the straight-line method over their estimated useful lives, not exceeding 40 years. Accumulated amortization of goodwill amounted to $13,936,000 in 1997 and $6,693,000 in 1996.

     Income Taxes

     Since 1986, the Company's policy has been to provide appropriate income taxes on the earnings of its international subsidiaries that are expected to be distributed to the Company. Current earnings of all international subsidiaries other than Canada and Mexico are considered remitted to the United States for the purpose of determining income tax expense for the year. In addition, in 1988, the Company implemented a balance sheet hedging strategy for its international operations and, as a result, provided income taxes on approximately $4,449,000 of pre-1996 earnings of its international subsidiaries. Approximately $1,835,000 of these earnings were remitted in the years 1988 through 1997, and the balance is expected to be remitted in future years.

     As of December 31, 1997, the cumulative amount of undistributed earnings of international subsidiaries upon which income taxes have not been provided was approximately $15.6 million. In the opinion of management, this amount remains indefinitely reinvested by the international subsidiaries.

     Stock Option Compensation

     Stock option compensation cost applicable to the non-qualified restricted plans is valued at the date of the grant and recorded as compensation expense as the options become exercisable.

     Deferred Service Income

     Income from service maintenance agreements is deferred and recognized over the term (generally 1 to 3 years) of the agreements primarily on a straight-line basis.

                              GBC AND SUBSIDIARIES

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates by management in determining the entity's assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

     Financial Instruments

     Many of the Company's financial instruments (including cash and cash equivalents, accounts and notes receivable, notes payable, and other accrued liabilities) carry short-term maturities. As such instruments have short-term maturities, their fair values approximate the carrying values. Substantially all of the Company's long-term obligations, including current maturities of long-term obligations, have floating interest rates. The fair value of these instruments approximates the carrying value.

     Amounts currently due to or due from interest rate swap counterparties are recorded in interest expense in the period in which they accrue. Premiums paid to purchase interest rate caps are capitalized and amortized over the life of the agreements. Gains and losses on hedging firm foreign currency commitments are deferred and included as a component of the related transaction.

2. FOREIGN CURRENCY EXCHANGE AND TRANSLATION

     Foreign currency translation adjustments have been excluded from the Consolidated Statements of Income and are recorded in a cumulative translation adjustment account as a separate component of stockholders' equity.

     The accompanying Consolidated Statements of Income include net gains and losses on foreign currency transactions. Such amounts are reported as other expense and are summarized as follows (000 omitted):

                                                                      FOREIGN CURRENCY
YEAR ENDED                                                              TRANSACTION
DECEMBER 31                                                            GAIN/(LOSS)(a)
-----------                                                           ----------------
   1997      .......................................................       $(425)
   1996      .......................................................         668
   1995      .......................................................        (612)

-------------------------
         (a) Foreign currency transaction gains/losses are subject to income taxes at the respective country's effective tax rate.

3. INVENTORIES

     Inventories are summarized as follows (000 omitted):

                                                           FINISHED   WORK IN      RAW
DECEMBER 31                                      TOTAL      GOODS     PROCESS   MATERIALS
-----------                                      -----     --------   -------   ---------
   1997      .................................  $143,569   $53,082    $12,693    $77,794
   1996      .................................    96,734    68,126      7,410     21,198

4. RETIREMENT PLANS

     As of January 1, 1996, the Company converted its defined contribution profit-sharing plan to a 401(k) plan. The participants of the 401(k) plan may contribute from 1% to 15% of their eligible compensation on a pretax basis. The Company makes annual contributions that match 100% of pre-tax contributions up to 4.5% of eligible compensation. Substantially all eligible full-time domestic employees can participate in the 401(k) plan. The Company's contribution to the plan was $2,276,000 in 1997 and $2,057,000 in 1996.

                              GBC AND SUBSIDIARIES

     Prior to January 1, 1996, all eligible full-time domestic employees could participate in a defined contribution profit-sharing plan. The Company was required to make annual contributions, as defined, to a trust fund for employees participating in the plan. Contributions charged to expense were $2,147,000 in 1995.

     The Company has one active domestic defined benefit pension plan which covers employees that are not eligible to participate in the 401(k) plan. The plan provides benefits based upon the participants' years of credited service. Further, the Company has one frozen defined benefit pension plan that provides benefits to certain participants of the former defined contribution profit sharing plan and certain other employees.

     The Company's international subsidiaries have adopted a variety of defined benefit and defined contribution plans. These plans provide benefits that are based upon the employee's years of credited service. The benefits payable under these plans, for the most part, are provided by the establishment of trust funds or the purchase of insurance annuity contracts.

     Net periodic pension expense for the Company's defined benefit pension plans for the years 1997, 1996, and 1995 was as follows (000 omitted):

                                                            1997    1996      1995
                                                            ----    ----      ----
Domestic pension plans..................................    $119    $(584)   $  117
International subsidiary pension plans..................     590      887     1,194
                                                            ----    -----    ------
     Total expense......................................    $709    $ 303    $1,311
                                                            ====    =====    ======

     The following rates were used in determining the actuarial present value of accumulated plan benefits for the Company's defined benefit pension plans:

                                                   1997                         1996
                                         -------------------------    -------------------------
                                         DOMESTIC    INTERNATIONAL    DOMESTIC    INTERNATIONAL
                                         --------    -------------    --------    -------------
Discount rate........................      8.0%        2.5%-7.5%        8.0%        3.0%-8.0%
Weighted-average investment return
  rate...............................      9.5%        4.5%-9.0%        9.5%        4.5%-9.0%
Salary increase rate.................      5.0%        3.5%-5.0%        5.0%        4.0%-6.0%

     Net periodic pension expense/(income) for 1997, 1996, and 1995 includes the following components (000 omitted):

                                             1997                         1996                         1995
                                   -------------------------    -------------------------    -------------------------
                                   DOMESTIC    INTERNATIONAL    DOMESTIC    INTERNATIONAL    DOMESTIC    INTERNATIONAL
                                   --------    -------------    --------    -------------    --------    -------------
Service cost-benefits earned
  during the period............     $   7         $   857        $  56         $   969        $ 237         $ 1,102
Interest cost on projected
  benefit obligations..........       245             871          263             866          281             940
Actual return on assets........      (372)         (2,376)        (182)         (1,417)        (288)         (1,173)
Net amortization and
  deferral.....................       239           1,238          (77)            469         (113)            325
Curtailment gain(a)............        --              --         (644)             --           --              --
                                    -----         -------        -----         -------        -----         -------
Net periodic pension expense...     $ 119         $   590        $(584)        $   887        $ 117         $ 1,194
                                    =====         =======        =====         =======        =====         =======

-------------------------
(a) Included in the net periodic pension expense in 1996 is a gain resulting from the curtailment of the Guaranteed Retirement Income Plan.

                              GBC AND SUBSIDIARIES

     The following table sets forth the plans' funded status at December 31, 1997 and 1996 respectively (000 omitted):

                                          DECEMBER 31, 1997                          DECEMBER 31, 1996
                               ----------------------------------------   ----------------------------------------
                                                            PROJECTED                                  PROJECTED
                                                             BENEFIT                                    BENEFIT
                                    ASSETS EXCEED          OBLIGATIONS         ASSETS EXCEED          OBLIGATIONS
                                  PROJECTED BENEFIT          EXCEED          PROJECTED BENEFIT          EXCEED
                                     OBLIGATIONS             ASSETS             OBLIGATIONS             ASSETS
                               ------------------------   -------------   ------------------------   -------------
                               DOMESTIC   INTERNATIONAL   INTERNATIONAL   DOMESTIC   INTERNATIONAL   INTERNATIONAL
                               --------   -------------   -------------   --------   -------------   -------------
Actuarial present value of
  benefit obligations:
  Vested benefits............   $3,228       $ 8,378         $ 2,920       $3,023       $ 7,663         $ 2,815
  Non-vested benefits........       34           386             163           35           348             146
Accumulated benefit
  obligations................    3,262         8,764           3,083        3,058         8,011           2,961
Effect of projected future
  compensation levels........       --         3,328           1,132           --         3,214             905
                                ------       -------         -------       ------       -------         -------
Projected benefit
  obligations................    3,262        12,092           4,215        3,058        11,225           3,866
Plan assets at fair value....    3,602        16,523           1,240        3,360        13,883           1,187
                                ------       -------         -------       ------       -------         -------
Plan assets in excess of
  (less than) projected
  benefit obligations........      340         4,431          (2,975)         302         2,658          (2,679)
Unrecognized net (gain) loss
  due to past experience
  different from
  assumptions................      636        (1,839)          1,174          702          (506)            776
Unrecognized prior service
  cost.......................       88           397              --           99           429              --
Adjustment to recognize
  minimum liability..........     (428)           --            (343)        (764)           --            (236)
Unrecognized net (asset)
  obligation at October 1,
  1986 to be amortized over
  average remaining service
  of participants............       --          (768)              1           --          (873)              2
                                ------       -------         -------       ------       -------         -------
(Accrued) prepaid pension
  cost.......................   $  636       $ 2,221         $(2,143)      $  339       $ 1,708         $(2,137)
                                ======       =======         =======       ======       =======         =======

5. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company currently provides certain health care benefits for eligible domestic retired employees. Employees may become eligible for those benefits if they have fulfilled specific age and service requirements.

     Net periodic postretirement benefit expense consisted of the following components (000 omitted):

                                                            1997   1996   1995
                                                            ----   ----   ----
Service cost..............................................  $170   $141   $123
Interest cost.............................................   239    219   $158
Net amortization of initial transition obligation.........    95     95     95
Amortization of unrecognized net loss.....................    19     13     --
Net periodic postretirement benefit costs.................  $523   $468   $376

                              GBC AND SUBSIDIARIES

     The projected liabilities which are not funded are as follows (000 omitted):

                                                              1997      1996
                                                              ----      ----
Accumulated postretirement benefit obligations:
Retired participants and beneficiaries.....................  $ 2,210   $ 1,868
Active participants eligible for retirement................      293       346
Other active participants..................................    1,552       923
                                                             -------   -------
  Total benefit obligation.................................  $ 4,055   $ 3,137
Experience (loss)..........................................   (1,687)     (843)
Unrecognized transition obligation.........................   (1,429)   (1,524)
                                                             -------   -------
  Accrued postretirement benefit cost......................  $   939   $   770

     The following assumptions used in determining the expense and obligation are listed below:

                                                              1997   1996
                                                              ----   ----
Discount rate...............................................   8%     8%
Health care cost increase...................................   9%     9%

     The rate of increase in the per capita cost of covered health benefits was assumed to be 9% in 1997, decreasing gradually to 6% by the year 2000, and remaining at that level thereafter.

     The effect of a 1% increase in the medical trend assumption would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $222,000 and increase the net periodic cost by approximately $52,000.

     The Company monitors the cost of the plan, and has, from time to time, changed the benefits provided under this plan. The Company reserves the right to make additional changes or terminate these benefits in the future. Any changes in the plan or revisions of the assumptions affecting expected future benefits may have a significant effect on the amount of the obligation and annual expense.

6. DEBT AND CREDIT ARRANGEMENTS

     Currently, the Company has various short-term, variable-rate credit arrangements totaling $67.0 million. Outstanding borrowings under these arrangements totaled $40.2 million at December 31, 1997. Interest rates on these arrangements are primarily based on the lenders' costs of funds plus applicable margins. None of the banks under these credit arrangements are committed to continue to extend credit after the maturities of outstanding borrowings or to extend the maturities of any borrowings.

                              GBC AND SUBSIDIARIES

     Information regarding short-term debt for the three years ended December 31, 1997, 1996 and 1995 is as follows (000 omitted):

                                                                  MAXIMUM        AVERAGE AMOUNT
                            BALANCE AT    WEIGHTED AVERAGE   MONTH-END BALANCE    OUTSTANDING     WEIGHTED AVERAGE
                              END OF      INTEREST RATE AT      OUTSTANDING        DURING THE      INTEREST RATE
                               YEAR         END OF YEAR       DURING THE YEAR         YEAR        DURING THE YEAR
                                (A)             (B)                 (C)               (D)               (E)
                            ----------    ----------------   -----------------   --------------   ----------------
1997
Notes payable to banks...     $40,247           6.0%              $63,161           $42,893             7.2%
1996
Notes payable to banks...      31,700           8.3%               41,757            31,272             7.1%
1995
Notes payable to banks...      17,428           7.8%               19,012            17,045             8.5%

-------------------------
(A) Notes payable by the Company's foreign subsidiaries were $24,566,000 in 1997, $13,160,000 in 1996 and $9,588,000 in 1995.

(B) The weighted average interest rate is computed by dividing the annualized interest expense for the short-term debt outstanding by the short-term debt outstanding at December 31.

(C) The composition of the Company's short-term debt will vary by category at any point in time during the year.

(D) Average amount outstanding during the year is computed by dividing the total daily outstanding principal balances by 365 days in 1997 and 1995 and by 366 days in 1996.

(E) The weighted average interest rate during the year is computed by dividing the actual short-term interest expense by the average short-term debt outstanding.

     The Company's current multicurrency revolving credit facility (the "Revolving Credit Facility") with a group of international banks provides for up to $475 million of unsecured revolving credit borrowings through January 2002. The Company has the option, subject to the extension of additional credit by new or existing banks, of increasing the size of the facility by an additional $75 million. Outstanding borrowings under the Revolving Credit Facility totaled $307.1 million at December 31, 1997. Interest and facility fees are payable at varying rates as specified in the loan agreement, and as of December 31, 1997, the applicable facility fee was 0.30% per annum. Amounts outstanding under the Revolving Credit Facility are classified as long-term debt on the Company's balance sheet.

     The Revolving Credit Facility contains, among other things, certain restrictive covenants which change from time to time as specified in the loan agreement. Under the most restrictive of the covenants applicable as of December 31, 1997, the Company must maintain a consolidated current ratio of not less than 1.25 to 1.00, an interest coverage ratio of not less than 2.5 to 1.0, a leverage ratio for senior debt to earnings before income taxes, depreciation and amortization of not more than 4.25 to 1.00, and a leverage ratio for total debt of not more than 5.25 to 1.00. The Company was in compliance with these covenants as of December 31, 1997.

                              GBC AND SUBSIDIARIES

     Long-term debt consists of the following at December 31, 1997 and 1996 -- outstanding borrowings denominated in foreign currencies have been converted to U.S. dollars (000 omitted):

                                                                 DECEMBER 31
                                                              ------------------
                                                                1997      1996
                                                                ----      ----
REVOLVING CREDIT FACILITY
U.S. Dollar Borrowings
  (floating interest rate -- 6.61% at December 31, 1997 and
     6.08% at December 31, 1996)............................  $302,400   $70,700
Dutch Guilder Borrowings
  (floating interest rate -- 4.22% at December 31, 1997)....     4,728        --
INTERNATIONAL CREDIT AGREEMENT
Australian Dollar Borrowings
  (floating interest rate -- 6.68%  at December 31, 1997 and
     7.85% at December 31, 1996)............................     2,722     3,468
INDUSTRIAL REVENUE/DEVELOPMENT BONDS ("IRB" OR "IDB")
IDB, due March 2026
  (floating interest rate -- 3.95%  at December 31, 1997 and
     4.30% at December 31, 1996)............................     7,511     5,724
IRB, due annually from July 1994 to July 2008
  (floating interest rate -- 4.60%  at December 31, 1997 and
     4.0% at December 31, 1996).............................     1,900     2,050
IRB, due annually from June 2002 to June 2006
  (floating interest rate -- 4.20%  at December 31, 1997 and
     4.35% at December 31, 1996)............................     1,050     1,050
IRB, due semi-annually from October 1997 to October 1999
  (floating interest rate -- 6.88% at December 31, 1997)....       400        --
IRB, Irish Punt Borrowing, due monthly from September 1997
  to September 2000
  (interest rate -- 6.75% at December 31, 1997).............       233        --
NOTES PAYABLE
Note payable, Dutch Guilder Borrowing, due monthly November
  1994 to October 2004
  (interest rate -- 8.85% at December 31, 1997 and 1996)....     2,000     2,637
Note payable, Dutch Guilder Borrowing, due June 2000
  (interest rate -- 7.05% at December 31, 1997 and 1996)         1,634     1,883
Note payable, Irish Punt Borrowing, due monthly from
  February 1997 to February 2002
(interest rate -- 25.41% at December 31, 1997)..............       214        --
                                                              --------   -------
                                                               324,792    87,512
Less -- current maturities..................................       722       483
                                                              --------   -------
Total long-term debt........................................  $324,070   $87,029
                                                              ========   =======

                              GBC AND SUBSIDIARIES

     The scheduled maturities of long-term debt for each of the five years subsequent to December 31, 1997, are as follows (000 omitted):

YEAR ENDING
DECEMBER 31                                                                AMOUNT
-----------                                                                ------
   1998      ............................................................  $  722
   1999      ............................................................     772
   2000      ............................................................   2,176
   2001      ............................................................     484
   2002      ............................................................     656

     Interest paid by the Company was $23,626,000, $6,638,000, and $4,180,000 in
1997, 1996, and 1995, respectively.

7. FINANCIAL INSTRUMENTS

Interest Rate Swaps, Treasury Rate-Lock and Caps

     The Company enters into interest rate swap, treasury rate-lock and interest rate cap agreements to hedge its interest rate exposures. Under interest rate swap agreements, the Company agrees with other parties to exchange, at specified intervals, the differences between fixed-rate and floating-rate interest amounts calculated by reference to an agreed-upon notional principal amount. The fair value of the interest rate swap agreements is estimated using quotes from brokers and represents the cash requirement if the existing agreements had been settled at year end. Selected information related to the Company's interest rate swap agreement is as follows (amounts in millions):

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1997        1996
                                                                 ----        ----
Notional amount.............................................    $165.0       $90.0
Fair value..................................................     166.3        89.7
                                                                ------       -----
  Net unrecognized gain (loss)..............................    $ (1.3)      $ 0.3
                                                                ======       =====

     The Company entered into treasury rate-lock agreements to hedge interest rates on a portion of its long-term debt. At December 31, 1997 the agreements, which had a total notional principal amount of $100.0 million, had a fair value of $101.5 million.

     The Company has entered into interest rate cap agreements with commercial banks, which require the Company to pay a one-time fee based upon a notional principal amount. Interest rate cap agreements entitle the Company to receive the amounts, if any, by which floating interest rates exceed the fixed rates stated in the agreements. The agreements had a total notional principal of $25.0 million and $15.0 million at December 31, 1997 and 1996. At December 31, 1997 and 1996, the fair market value of the interest rate caps was not materially different than the notional principal amounts.

     The Company is exposed to potential losses in the event of nonperformance by the counterparties to the interest rate swap, treasury rate-lock and cap agreements.

Letters of Credit

     The Company is contingently liable for performance under letters of credit in the normal course of business. At December 31, 1997 and 1996, letters of credit outstanding totaled $15.6 million and $16.0 million, respectively. Of these letters of credit, (i) $10.5 million and $8.8 million are used to support outstanding Industrial Revenue/Development Bonds of the Company as of 1997 and 1996, respectively, and (ii) an additional $2.0 million and $3.8 million in 1997 and 1996, respectively, were supported by high-quality, short-term investments held by a trustee in accordance with the terms of certain of the Company's Industrial Revenue/Development Bonds. In the Company's past experience, virtually no claims have been made against

                              GBC AND SUBSIDIARIES
these financial instruments, and no material losses are expected to occur in the foreseeable future. Therefore, the face value of these letters of credit is estimated to approximate their fair value.

Foreign Exchange Contracts

     The Company enters into foreign exchange contracts to hedge foreign currency risks. These contracts hedge firmly committed transactions such as inventory purchases, royalties and management fees. The hedged transactions are recorded based upon the nature of the transaction (e.g., costs related to inventory purchases are recorded to inventory and recognized in cost of sales). At December 31, 1997, the Company had foreign exchange contracts with various maturities through December 31, 1998, to purchase $1.6 million of foreign currencies and $117.5 million of U.S. dollars. The fair market value of the contracts at the 1997 year-end spot rates was approximately $1.6 million greater than the contracted amount. At December 31, 1996, the Company had foreign exchange contracts with various maturities through December 31, 1997 to purchase $4.7 million of foreign currencies and $38.7 million of U.S. dollars. The fair market value of the contracts at the 1996 year-end spot rates was approximately $0.6 million less than the contracted amount.

8. RENTS AND LEASES

     Future minimum rental payments and guaranteed residual payments required for all noncancelable lease terms in excess of one year as of December 31, 1997 are as follows (000 omitted):

                                                              OPERATING
                        DECEMBER 31                            LEASES
                        -----------                           ---------
1998........................................................   $11,071
1999........................................................     9,212
2000........................................................     7,674
2001........................................................     4,430
2002........................................................    12,013
Future years................................................    22,660
                                                               -------
  Total minimum lease payments..............................   $67,060
                                                               =======

     Total rental expense for the years ended December 31, 1997, 1996 and 1995 was $9,356,000, $8,253,000 and $8,235,000, respectively.

9. COMMON STOCK AND STOCK OPTIONS

     The Company's Certificate of Incorporation provides for 40,000,000 authorized shares of common stock, $.125 par value per share and 4,796,550 shares of Class B common stock, $.125 par value per share. Each Class B share is entitled to 15 votes and is to be automatically converted into one share of common stock upon transfer thereof. All of the Class B shares are owned by Lane Industries, Inc., the Company's majority stockholder.

                              GBC AND SUBSIDIARIES

     As of December 31, 1997, the Company adopted SFAS 128, "Earnings Per Share", which requires the presentation of basic and diluted earnings per share. The following table illustrates the computation of basic and diluted earnings per share (000 omitted):

                   YEAR ENDED DECEMBER 31                      1997      1996      1995
                   ----------------------                      ----      ----      ----
Numerator:
  Net Income................................................  $28,667   $25,213   $21,500
Denominator:
  Denominator for basic earnings per share -- weighted
     average shares.........................................   15,760    15,743    15,740
Effect of dilutive securities:
  Employee stock options....................................      130        66        57
                                                              -------   -------   -------
Denominator for diluted earnings per share -- adjusted
  weighted-average shares and assumed conversions...........   15,890    15,809    15,797
                                                              -------   -------   -------
Earnings per share -- basic.................................    $1.82     $1.60     $1.37
                                                              -------   -------   -------
Earnings per share -- diluted...............................    $1.80     $1.59     $1.36
                                                              =======   =======   =======

     The Company has a non-qualified stock option plan for officers, including officers who are directors and other key employees of the Company. Options may be granted during a ten-year period at a purchase price of not less than 85% of the fair market value on the date of the grant. Options granted may be exercised in four equal parts over a period not to exceed eight years from the date of grant, except that no part of an option may be exercised until at least one year from the date of grant has elapsed. The Company accounts for this plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees", under which no compensation cost has been recognized. Had compensation cost for this plan been determined as defined as FASB Statement No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the following pro forma amounts (000 omitted, except per share data):

                  YEAR ENDED DECEMBER 31                      1997     1996(A)
                  ----------------------                      ----     -------
Net Income:
     As Reported...........................................  $28,667   $25,213
     Pro Forma.............................................  $28,200   $23,783
Earnings per share -- basic:
     As Reported...........................................  $  1.82   $  1.60
     Pro Forma.............................................  $  1.79   $  1.51
Earnings per share -- diluted:
     As Reported...........................................  $  1.80   $  1.59
     Pro Forma.............................................  $  1.77   $  1.50

-------------------------
       (a) 1996 Earnings Per Share data has been restated for the adoption of SFAS No. 128, "Earnings Per Share."

                              GBC AND SUBSIDIARIES

     A summary of the stock option activity is as follows (000 omitted):

                                                          1997             1996
                                                       WTD. AVG.        WTD. AVG.
                                                        EXERCISE         EXERCISE
                                                     --------------   --------------
              YEAR ENDED DECEMBER 31                 SHARES   PRICE   SHARES   PRICE
              ----------------------                 ------   -----   ------   -----
Shares under option at beginning of year...........   435      $20     300      $17
Options granted....................................    84       30     236       23
Options exercised..................................   (51)      18     (88)      16
Options expired/canceled...........................    (6)      20     (13)      17
                                                      ---      ---     ---      ---
Shares under option at end of year.................   462      $22     435      $20
                                                      ---      ---     ---      ---
Options exercisable................................    48      $18      51      $17
                                                      ---      ---     ---      ---
Weighted average fair value of options granted.....      $13.72           $10.23
                                                         ======           ======

     The 462,183 options outstanding at December 31, 1997 have exercise prices between $14.50 and $30.50 per share, with a weighted average exercise price of $22.09 per share and a weighted average remaining contractual life of 4.1 years.

     The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair value:

                                                               1997        1996
                        ASSUMPTION                           WTD. AVG.   WTD. AVG.
                        ----------                           ---------   ---------
Dividend yield.............................................    1.51%       1.83%
Risk-free interest rate....................................    6.50%       6.33%
Expected life..............................................  8 years     8 years
Expected volatility........................................   37.17%      38.24%

10. INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not.

     The provision for income taxes was as follows (000 omitted):

                                                      1997      1996      1995
                                                      ----      ----      ----
Currently payable:
  Federal..........................................  $11,000   $ 7,988   $10,449
  State............................................    2,759     1,672     1,576
  Foreign..........................................    3,927     5,250     3,671
                                                     -------   -------   -------
     Total current.................................   17,686    14,910    15,696
                                                     -------   -------   -------
Deferred payable:
  Federal..........................................    2,797     1,918    (1,672)
  Foreign..........................................     (970)      513       309
                                                     -------   -------   -------
     Total deferred................................    1,827     2,431    (1,363)
                                                     -------   -------   -------
     Total provision...............................  $19,513   $17,341   $14,333
                                                     =======   =======   =======

                              GBC AND SUBSIDIARIES

     The Company's effective income tax rate varies from the statutory Federal income tax rate as a result of the following factors:

                                                                1997       1996       1995
                                                                ----       ----       ----
U.S. Statutory rate.........................................    35.0%      35.0%      35.0%
Tax allocation (benefit) charge*............................    (0.5)       0.5         --
State income taxes, net of Federal income tax benefit.......     3.7        2.6        2.9
Net effect of international subsidiaries' foreign tax rates
  after balance sheet translation gains and losses..........     5.2       (0.3)       0.3
Net effect of remission of foreign earnings.................    (2.0)       0.3        1.1
Non-tax deductible items, principally goodwill..............     0.6        0.6        0.7
Other, net..................................................    (1.5)       2.1         --
                                                                ----       ----       ----
Effective tax rate..........................................    40.5%      40.8%      40.0%
                                                                ====       ====       ====

-------------------------
* The (benefit) charge results from a tax allocation agreement between the Company and Lane Industries, Inc. entered into in 1978. Under the terms of the agreement, Lane Industries, Inc. has agreed to share with the Company a portion of the Federal income tax savings or additional costs, if any, resulting from filing consolidated income tax returns. Lane Industries, Inc. is the Company's majority stockholder.

     Income before taxes was as follows (000 omitted):

                                                   1997          1996          1995
                                                   ----          ----          ----
United States.................................    $46,897       $26,489       $24,542
Foreign.......................................      1,283        16,065        11,291
                                                  -------       -------       -------
Total income before taxes.....................    $48,180       $42,554       $35,833
                                                  =======       =======       =======

                              GBC AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (000 omitted):

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                             1997            1996
                                                             ----            ----
Deferred tax assets:
  Inventory.............................................    $ 2,353         $ 2,548
  Foreign...............................................      2,806           1,457
  Worker's compensation.................................        813             820
  Restructuring reserves................................      1,053           2,770
  Vacation pay..........................................        840             857
  Other.................................................      1,458           3,001
  Foreign tax credits...................................      4,872           4,187
  Capital loss carryovers...............................        313             313
  Net operating loss carryovers.........................      3,139           1,419
                                                            -------         -------
Gross deferred tax assets...............................     17,647          17,372
                                                            -------         -------
Valuation allowance.....................................     (8,324)         (5,919)
                                                            -------         -------
Total deferred tax assets...............................      9,323          11,453
                                                            -------         -------
Deferred tax liabilities:
  Depreciation..........................................      3,310           3,492
  Amortization..........................................      6,114           4,306
  Foreign...............................................      3,438           3,062
  Withholding taxes.....................................      1,253           1,179
  Other.................................................        216             148
                                                            -------         -------
Total deferred tax liabilities..........................     14,331          12,187
                                                            -------         -------
Net deferred tax liabilities............................    $(5,008)        $  (734)
                                                            =======         =======

     A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred tax assets reflects management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable accuracy.

     The Company provides U.S. income taxes on the earnings expected to be distributed by its foreign subsidiaries. Under the current remitter concept, the Company has excess foreign tax credits available to reduce Federal income taxes in future years. The Company has established a valuation allowance for the foreign tax credits that the Company anticipates will expire unutilized five years after cash dividends are actually paid.

     At December 31, 1997, the Company has $3,139,000 of net operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. These loss carryforwards expire in the years 1998 through 2003 or have an unlimited carryover period. A valuation allowance has been provided for a portion of the deferred tax assets related to those loss carryforwards which may expire unutilized.

     Income taxes paid were $13,526,000, $11,730,000 and $13,240,000 in 1997,
1996 and 1995, respectively.

                              GBC AND SUBSIDIARIES

11. BUSINESS SEGMENTS AND FOREIGN OPERATIONS

     The Company is engaged predominantly in one line of business, namely the design, manufacture and distribution of branded office equipment, related supplies and thermal laminating films. The Company's major products include (i) binding supplies and equipment, (ii) laminating equipment and supplies, (iii) visual communication products (such as marker boards, bulletin boards, easels and flip charts), (iv) paper shredders and (v) thermal laminating films (used primarily to encapsulate or protect documents, book covers and other school-related supplies). These products are either manufactured in one of the Company's twenty-two plants located throughout the world or sourced from third parties. GBC products are sold through a network of direct sales and telemarketing personnel, office product superstores, wholesalers, contract/commercial stationers, and other retail dealers. The Company provides maintenance repairs on certain machines it sells through a trained field service organization and through trained dealers.

     The Company's products are sold primarily in North America, Europe, Japan and Australia to users in the business, education, commercial/professional and government markets. The Company has a large base of customers and is not dependent on any single customer for a significant portion of its business.

     Financial information for the three years ended December 31, 1997, 1996 and 1995, by geographical area is summarized on the following page. Sales between geographic areas are made at market value less allowances for additional manufacturing, marketing and administrative costs to be incurred by the affiliated company. Export sales to foreign customers ($19,763,000 in 1997, $14,781,000 in 1996 and $15,039,000 in 1995) have been classified in the following tables as part of the United States sales.

                              GBC AND SUBSIDIARIES

                                                                         UNITED                     OTHER
      YEAR ENDED DECEMBER 31, 1997           TOTAL      ELIMINATIONS     STATES      EUROPE     INTERNATIONAL
      ----------------------------           -----      ------------     ------      ------     -------------
                                                                      (000 OMITTED)
Sales:
  Unaffiliated customers................    $770,001      $     --      $563,127    $103,231      $103,643
  Between geographic areas..............          --       (43,908)       41,287         844         1,777
                                            --------      --------      --------    --------      --------
  Total Sales                               $770,001      $(43,908)     $604,414    $104,075      $105,420
                                            ========      ========      ========    ========      ========
Operating income........................    $ 74,332      $    347      $ 60,378    $  9,456      $  4,151
Other income (expense)*.................      (1,575)      (10,333)       17,224      (5,379)       (3,087)
Interest (expense)......................     (24,577)           --       (21,535)     (1,821)       (1,221)
                                            --------      --------      --------    --------      --------
Income before taxes.....................    $ 48,180      $ (9,986)     $ 56,067    $  2,256      $   (157)
                                            ========      ========      ========    ========      ========
Assets..................................    $692,914      $(50,385)     $610,866    $ 69,000      $ 63,433
                                            --------      --------      --------    --------      --------
Depreciation and amortization...........    $ 27,208      $     --      $ 23,572    $  2,059      $  1,577
                                            --------      --------      --------    --------      --------
Capital expenditures....................    $ 29,619      $     --      $ 23,585    $  3,673      $  2,361
                                            --------      --------      --------    --------      --------

                                                                          UNITED                    OTHER
      YEAR ENDED DECEMBER 31, 1996            TOTAL      ELIMINATIONS     STATES     EUROPE     INTERNATIONAL
      ----------------------------            -----      ------------     ------     ------     -------------
                                                                      (000 OMITTED)
Sales:
  Unaffiliated customers.................    $536,836      $     --      $364,581    $92,622       $79,633
  Between geographic areas...............          --       (40,907)       35,897      1,287         3,723
                                             --------      --------      --------    -------       -------
                                             $536,836      $(40,907)     $400,478    $93,909       $83,356
                                             ========      ========      ========    =======       =======
Operating income.........................    $ 47,715      $   (912)     $ 30,692    $13,064       $ 4,871
Other income (expense)*..................       1,011        (2,653)        1,904     (1,867)        3,627
Interest (expense).......................      (6,172)          837        (4,303)      (781)       (1,925)
                                             --------      --------      --------    -------       -------
Income before taxes......................    $ 42,554      $ (2,728)     $ 28,293    $10,416       $ 6,573
                                             ========      ========      ========    =======       =======
Assets...................................    $393,706      $(37,907)     $316,162    $57,899       $57,552
                                             --------      --------      --------    -------       -------
Depreciation and amortization............    $ 15,018      $     --      $ 12,012    $ 1,991       $ 1,015
                                             --------      --------      --------    -------       -------
Capital expenditures.....................    $ 27,778      $     --      $ 23,205    $ 3,952       $   621
                                             --------      --------      --------    -------       -------

                                                                          UNITED                    OTHER
      YEAR ENDED DECEMBER 31, 1995            TOTAL      ELIMINATIONS     STATES     EUROPE     INTERNATIONAL
      ----------------------------            -----      ------------     ------     ------     -------------
                                                                      (000 OMITTED)
Sales:
  Unaffiliated customers.................    $458,391      $     --      $308,220    $87,202       $62,969
  Between geographic areas...............          --       (42,485)       37,983      1,639         2,863
                                             --------      --------      --------    -------       -------
                                             $458,391      $(42,485)     $346,203    $88,841       $65,832
                                             ========      ========      ========    =======       =======
Operating income.........................    $ 40,094      $    603      $ 24,881    $ 9,902       $ 4,708
Other income (expense)*..................          (2)       (2,446)        4,555     (1,715)         (396)
Interest (expense).......................      (4,259)          203        (3,385)      (808)         (269)
                                             --------      --------      --------    -------       -------
Income before taxes......................    $ 35,833      $ (1,640)     $ 26,051    $ 7,379       $ 4,043
                                             ========      ========      ========    =======       =======
Assets...................................    $298,872      $(21,532)     $239,152    $44,801       $36,451
                                             --------      --------      --------    -------       -------
Depreciation and amortization............    $ 12,814      $     --      $ 10,300    $ 1,981       $   533
                                             --------      --------      --------    -------       -------
Capital expenditures.....................    $ 15,046      $     --      $ 13,591    $ 1,077       $   378
                                             --------      --------      --------    -------       -------

-------------------------
* Other income (expense) is comprised principally of foreign currency transaction gains and losses, interest income, dividend and royalty income, gains and losses on the disposal of capital assets, amortization of patents and other transactions.

                              GBC AND SUBSIDIARIES

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1997 and 1996 was as follows (000 omitted except per share data):

                                                                  THREE MONTHS ENDED
                                                   ------------------------------------------------
                                                   MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                   --------   -------    ------------   -----------
1997
Sales............................................  $180,505   $187,436     $196,613      $205,447
Gross profit.....................................    75,936     81,147       84,155        88,138
Income before taxes..............................    11,286     12,018       12,038        12,838
Net income.......................................     6,772      7,211        6,855         7,829
Net income per common share:
  Basic..........................................      $.43       $.46         $.44          $.50
  Diluted........................................      $.43       $.45         $.43          $.50

                                                                  THREE MONTHS ENDED
                                                   ------------------------------------------------
                                                   MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                   --------   -------    ------------   -----------
1996
Sales............................................  $126,346   $135,338     $132,996      $142,156
Gross profit.....................................    50,669     55,572       55,105        59,541
Income before taxes..............................    10,179     11,070       10,066        11,239
Net income.......................................     6,006      6,531        5,939         6,737
Net income per common share:
  Basic..........................................      $.38       $.41         $.38          $.43
  Diluted........................................      $.38       $.41         $.38          $.42

13. ACQUISITIONS

     Effective January 1, 1997, the Company completed the purchase of the assets and business of Quartet Manufacturing Company. Located in Skokie, Illinois, Quartet manufactures and distributes visual communications products including marker boards, bulletin boards, and easels. The total consideration paid for Quartet was approximately $216.0 million.

     The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Quartet had occurred as of the beginning of fiscal 1996 (000 omitted):

                                                              YEAR ENDING
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Net sales...................................................    $685,862
Net income..................................................      27,686
Earnings per common share:
  Basic.....................................................        1.76
  Diluted...................................................        1.75

     Adjustments to the statements of earnings include additional depreciation and interest charges, goodwill amortization, the reduction of certain other expenses and income tax effects. The pro forma information is provided for illustrative purposes only and is not necessarily reflective of the results of operations that would have actually occurred had the transaction been in effect for the period presented.

                              GBC AND SUBSIDIARIES

     On April 23, 1997, the Company completed the purchase of all of the capital stock of Baker School Specialty, a manufacturer of presentation boards. The total purchase price for Baker, including assumption of debt, was $19.2 million.

     During 1997, the Company made several smaller acquisitions acquiring the assets of Visucom, Danka Datakey, Jenrite and Printing Wire Supplies. These companies enhance and expand GBC's product offerings and services in Australia, New Zealand and Europe. Total consideration paid for these acquisitions was approximately $5.3 million.

     On October 10, 1996, the Company entered into an agreement with GMP Co., Ltd. of South Korea to jointly develop and market lamination equipment and supplies. With the agreement, the Company became a 33% equity shareholder in GMP, a leading worldwide supplier of laminating systems. The total consideration paid for the investment in GMP was $9.9 million.

     On January 19, 1996, the Company acquired the business and certain assets of the T.A.C. Group, which operated under the name of Fordigraph. The business, located in Australia, is a distributor of paper shredders, mail room equipment, laminating machines, presentation products, binding systems and supplies. The total consideration paid for Fordigraph was $12.1 million.

     On December 21, 1995, the Company acquired Pro-Tech Engineering Co., Inc., headquartered in Madison, Wisconsin. Pro-Tech manufactures lamination equipment and distributes supplies used in the digital printing market. The consideration paid for Pro-Tech was $7.3 million. Additional consideration may also be paid contingent upon the achievement of specified levels of earnings through December 31, 1998.

     All acquisitions have been accounted for as purchase transactions, with the results of operations included in the financial statements since the date of the acquisition. The excess of the purchase price over the net assets acquired is estimated to be approximately $169.0 million in 1997, $8.0 million in 1996 and $6.0 million in 1995.

14. SUBSEQUENT EVENTS

Allfax Acquisition

     On January 22, 1998, the Company acquired the Allfax group of companies, a privately-held office products manufacturer and marketer headquartered in Peterborough, England.

Ibico Acquisition

     On February 27, 1998, the Company acquired Ibico AG, which is headquartered in Zurich, Switzerland. Ibico manufactures and markets binding and laminating machines and related supplies. Cash consideration paid and debt assumed approximates $130.0 million and is subject to adjustment based upon Ibico's final 1997 results and working capital. The unallocated purchase cost exceeds the estimated net assets of Ibico by approximately $75 million. The purchase price will be allocated to the assets and liabilities of Ibico based upon fair market values. Valuations and studies to determine the fair market value of assets are currently in process. Intangible assets related to the Ibico acquisition will be amortized over their estimated lives on a straight-line basis. The results of operations of Ibico will be included with the results of the Company from March 1, 1998 and will be accounted for as a purchase.

                              GBC AND SUBSIDIARIES

     To fund the Ibico acquisition, the Company borrowed a total of $60.0 million from Lane Industries, Inc. ("LII"). The borrowing was pursuant to a Note Purchase Agreement entered into with LII which provides, in pertinent part, that
(i) the Company may borrow up to $100.0 million from LII at any time prior to April 30, 1998; (ii) that all borrowings are subordinated to any other indebtedness of the Company; (iii) that all borrowings shall bear interest at a rate per annum that floats with LIBOR for three month loans as published by The Wall Street Journal plus a 2% margin through May 26, 1998 and margins ranging from 4% to 8% thereafter; and, (iv) that all borrowings, unless prepaid, would be due on April 14, 2002. There are certain covenants made by the Company in connection with the loan which, in the aggregate, are less restrictive than those covenants made to its existing senior lenders.

Sale of Subsidiary

     Effective June 30, 1998, the Company completed the sale of substantially all of the assets of its U.S. RingBinder business. This transaction represents the Company's exit from the business of manufacturing and distributing metal ring elements which are used in looseleaf binders and similar products, and demonstrates a continuation of the Company's ongoing strategy to concentrate its investments and efforts in its core businesses. A one-time pre-tax charge related to the sale ranging from $2.9 million to $3.5 million, or $0.11-$0.13 net per diluted share, will be recorded in the Company's earnings for the second quarter ended June 30, 1998.

Senior Subordinated Notes

     On May 27, 1998, the Company issued $150 million of 9 3/8% Senior Subordinated Notes due 2008. The Notes are unconditionally guaranteed by the Company's direct and indirect domestic restricted subsidiaries. The Notes will be effectively subordinated in right of payment to all obligations of any subsidiary that is not a guarantor.

                              GBC AND SUBSIDIARIES

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    The following tables present condensed consolidating financial information for: Parent (General Binding Corporation, including domestic operations); Guarantors (domestic restricted subsidiaries); and Non-Guarantors (international subsidiaries). Each of the Guarantors is a direct or indirect wholly owned subsidiary of the Parent. The Guarantors have jointly and severally and fully and unconditionally guaranteed the Senior Subordinated Notes (see note 14) of the Company. The Company has determined that separate financial statements and other disclosures concerning the Guarantors are not material to investors. The following condensed consolidating financial information presents the results of operations, financial position and cash flows of the Parent, Guarantors, and Non-Guarantors (in each case carrying investments under the equity method), and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

                          CONSOLIDATING BALANCE SHEETS
                                 (000 OMITTED)

                                                                        DECEMBER 31, 1997
                                               -------------------------------------------------------------------
                                                                             NON-
                                                PARENT    GUARANTORS(a)   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                               --------   -------------   ----------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents..................  $  1,098     $    (26)      $  2,681     $      --       $  3,753
  Receivables, net...........................   100,939        9,224         50,624            --        160,787
  Inventories, at lower of cost or market....    86,418       17,875         39,276            --        143,569
  Deferred tax assets........................     5,889          855          2,806          (227)         9,323
  Other......................................     5,689        1,311          3,313            --         10,313
  Due from affiliates........................    31,181      140,614          2,856      (174,651)            --
                                               --------     --------       --------     ---------       --------
    Total current assets.....................   231,214      169,853        101,556      (174,878)       327,745
Net property, plant and equipment............    85,319       10,598         17,504            --        113,421
Cost in excess of fair value of assets of
  acquired companies, net of amortization....   163,564       32,425          8,554            --        204,543
Other........................................    45,716        4,472          3,525        (6,508)        47,205
Investment in subsidiaries...................   194,295       27,062             --      (221,357)            --
                                               --------     --------       --------     ---------       --------
    Total assets.............................  $720,108     $244,410       $131,139     $(402,743)      $692,914
                                               ========     ========       ========     =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable..............................  $ 14,968           --       $ 25,279            --       $ 40,247
  Current maturities of long-term debt.......       350           --            372            --            722
  Accounts payable...........................    28,139        5,727          9,113            --         42,979
Accrued liabilities:
  Salaries, wages and profit sharing
    contributions............................     9,850          921          3,442            --         14,213
  Taxes, other than income...................     1,923          410          1,428            --          3,761
  Deferred income on maintenance
    agreements...............................     6,249          433          3,128            --          9,810
  Other......................................    28,007        3,245          9,118            --         40,370
  Due to affiliates..........................   113,467       39,515         26,450      (179,432)            --
                                               --------     --------       --------     ---------       --------
    Total current liabilities................   202,953       50,251         78,330      (179,432)       152,102
Long-term debt -- affiliated.................        --           --          6,558        (6,558)            --
Long-term debt, less current maturities......   311,860        1,050         11,160            --        324,070
Other long-term liabilities..................     6,710          338          4,320            --         11,368
Deferred tax liabilities.....................     7,542        3,351          3,438            --         14,331
Stockholders' equity:
  Common stock...............................     1,962           26          5,164        (5,190)         1,962
  Class B common stock.......................       300           --             --            --            300
  Additional paid-in capital.................     9,708       67,024          8,105       (75,129)         9,708
  Cumulative translation adjustments.........    (6,108)      (3,630)        (6,031)        9,661         (6,108)
  Retained earnings..........................   208,394      126,000         20,095      (146,095)       208,394
  Treasury stock.............................   (23,213)          --             --            --        (23,213)
                                               --------     --------       --------     ---------       --------
    Total stockholders' equity...............   191,043      189,420         27,333      (216,753)       191,043
                                               --------     --------       --------     ---------       --------
        Total liabilities and stockholders'
          equity.............................  $720,108     $244,410       $131,139     $(402,743)      $692,914
                                               ========     ========       ========     =========       ========

-------------------------
(a) Effective June 30, 1998, the Company sold its US RingBinder business (USRB). As of December 31, 1997, USRB had stockholder's equity of $11.8 million.

                              GBC AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS
                                 (000 OMITTED)

                                                                    DECEMBER 31, 1996
                                           -------------------------------------------------------------------
                                                                         NON-
                                            PARENT    GUARANTORS(a)   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                           --------   -------------   ----------   ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents..............  $  1,899     $ (1,005)      $  5,827     $      --       $  6,721
  Receivables, net.......................    62,915       10,926         42,024            --        115,865
  Inventories, at lower of cost or
    market...............................    41,980       18,116         36,638            --         96,734
  Deferred tax assets....................     8,231        1,753          1,457            12         11,453
  Other..................................     2,816        1,354          2,271            --          6,441
  Due from affiliates....................    29,011      115,018            735      (144,764)            --
                                           --------     --------       --------     ---------       --------
    Total current assets.................   146,852      146,162         88,952      (144,752)       237,214
Net property, plant and equipment........    43,783       10,047         15,181            --         69,011
Cost in excess of fair value of assets of
  acquired companies, net of
  amortization...........................     2,556       33,493          7,461            --         43,510
Other....................................    44,007        6,008          3,305        (9,349)        43,971
Investment in subsidiaries...............   209,986       30,323             --      (240,309)            --
                                           --------     --------       --------     ---------       --------
    Total assets.........................  $447,184     $226,033       $114,899     $(394,410)      $393,706
                                           ========     ========       ========     =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable..........................  $ 18,540           --       $ 13,160            --       $ 31,700
  Current maturities of long-term debt...       150           --            333            --            483
  Accounts payable.......................    15,333        5,730          7,443            --         28,506
Accrued liabilities:
  Salaries, wages and profit sharing
    contributions........................     8,942        1,519          3,964            --         14,425
  Taxes, other than income...............     1,694          141          1,201            --          3,036
  Deferred income on maintenance
    agreements...........................     6,228          261          3,131            --          9,620
  Other..................................    13,221        4,964          6,174            --         24,359
  Due to affiliates......................   120,964        1,425         22,342      (144,731)            --
                                           --------     --------       --------     ---------       --------
    Total current liabilities............   185,072       14,040         57,748      (144,731)       112,129
Long-term debt -- affiliated.............        --           --          9,349        (9,349)            --
Long-term debt, less current
  maturities.............................    78,324        1,050          7,655            --         87,029
Other long-term liabilities..............     5,929          339          3,961            --         10,229
Deferred tax liabilities.................     5,727        3,398          3,062            --         12,187
Stockholders' equity:
  Common stock...........................     1,962           26          5,008        (5,034)         1,962
  Class B common stock...................       300           --             --            --            300
  Additional paid-in capital.............     8,564       83,446             --       (83,446)         8,564
  Cumulative translation adjustments.....    (3,035)        (688)        (2,999)        3,687         (3,035)
  Retained earnings......................   186,663      124,422         31,115      (155,537)       186,663
  Treasury stock.........................   (22,322)          --             --            --        (22,322)
                                           --------     --------       --------     ---------       --------
    Total stockholders' equity...........   172,132      207,206         33,124      (240,330)       172,132
                                           --------     --------       --------     ---------       --------
         Total liabilities and
           stockholders' equity..........  $447,184     $226,033       $114,899     $(394,410)      $393,706
                                           ========     ========       ========     =========       ========

-------------------------
(a) Effective June 30, 1998, the Company sold its US RingBinder business (USRB). As of December 31, 1996, USRB had stockholder's equity of $11.2 million.

                              GBC AND SUBSIDIARIES

                        CONSOLIDATING INCOME STATEMENTS
                                 (000 OMITTED)

                                                        YEAR ENDED DECEMBER 31, 1997
                                     -------------------------------------------------------------------
                                                                   NON-
                                      PARENT    GUARANTORS(a)   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     --------   -------------   ----------   ------------   ------------
Unaffiliated sales.................  $517,143     $ 45,983       $206,875      $     --       $770,001
Affiliated sales...................    33,657       27,377          6,256       (67,290)            --
                                     --------     --------       --------      --------       --------
     Total sales...................   550,800       73,360        213,131       (67,290)       770,001
Cost of sales, including
  development and engineering......   317,364       62,316        128,556       (67,611)       440,625
Selling, service and
  administrative...................   167,229        9,561         70,395            --        247,185
Amortization of goodwill and
  related intangibles..............     6,180        1,290            389            --          7,859
                                     --------     --------       --------      --------       --------
     Operating income..............    60,027          193         13,791           321         74,332
Interest...........................    32,564        1,392          3,042       (12,421)        24,577
Other (income) expense, net........   (14,993)     (14,812)         8,800        22,580          1,575
                                     --------     --------       --------      --------       --------
     Income before taxes and
       undistributed earnings of
       wholly-owned subsidiaries...    42,456       13,613          1,949        (9,838)        48,180
Income taxes.......................    13,203        3,369          2,810           131         19,513
     Income before undistributed
       earnings of wholly-owned
       subsidiaries................    29,253       10,244           (861)       (9,969)        28,667
Undistributed earnings (loss) of
  wholly-owned subsidiaries........      (586)      (8,471)            --         9,057             --
                                     --------     --------       --------      --------       --------
     Net income....................  $ 28,667     $  1,773       $   (861)     $   (912)      $ 28,667
                                     ========     ========       ========      ========       ========

-------------------------
(a) Effective June 30, 1998, the Company sold its US RingBinder business (USRB). For the year ended December 31, 1997, USRB had net income of $590,000.

                              GBC AND SUBSIDIARIES

                        CONSOLIDATING INCOME STATEMENTS
                                 (000 OMITTED)

                                                        YEAR ENDED DECEMBER 31, 1996
                                     -------------------------------------------------------------------
                                                                   NON-
                                      PARENT    GUARANTORS(a)   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     --------   -------------   ----------   ------------   ------------
Unaffiliated sales.................  $307,453     $ 57,138       $172,245      $     --       $536,836
Affiliated sales...................    47,763       11,296          3,696       (62,755)            --
                                     --------     --------       --------      --------       --------
     Total sales...................   355,216       68,434        175,941       (62,755)       536,836
Cost of sales, including
  development and engineering......   225,509       52,707         99,770       (62,037)       315,949
Selling, service and
  administrative...................   103,220       10,191         58,062            --        171,473
Amortization of goodwill and
  related intangibles..............        95        1,295            309            --          1,699
                                     --------     --------       --------      --------       --------
     Operating income..............    26,392        4,241         17,800          (718)        47,715
Interest...........................    13,967        1,401          2,705       (11,901)         6,172
Other (income) expense, net........    (4,031)     (10,225)        (1,774)       15,019         (1,011)
                                     --------     --------       --------      --------       --------
     Income before taxes and
       undistributed earnings of
       wholly-owned subsidiaries...    16,456       13,065         16,869        (3,836)        42,554
Income taxes.......................     8,033        3,736          5,859          (287)        17,341
     Income before undistributed
       earnings of wholly-owned
       subsidiaries................     8,423        9,329         11,010        (3,549)        25,213
Undistributed earnings of
  wholly-owned subsidiaries........    16,788        7,301             --       (24,089)            --
                                     --------     --------       --------      --------       --------
     Net income....................  $ 25,211     $ 16,630       $ 11,010      $(27,638)      $ 25,213
                                     ========     ========       ========      ========       ========

-------------------------
(a) Effective June 30, 1998, the Company sold its US RingBinder business (USRB). For the year ended December 31, 1996, USRB had net income of $1.3 million.

                              GBC AND SUBSIDIARIES

                        CONSOLIDATING INCOME STATEMENTS
                                 (000 OMITTED)

                                                        YEAR ENDED DECEMBER 31, 1995
                                     -------------------------------------------------------------------
                                                                   NON-
                                      PARENT    GUARANTORS(a)   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     --------   -------------   ----------   ------------   ------------
Unaffiliated sales.................  $272,225     $ 36,002       $150,164      $     --       $458,391
Affiliated sales...................    49,133        4,442          2,419       (55,994)            --
                                     --------     --------       --------      --------       --------
     Total sales...................   321,358       40,444        152,583       (55,994)       458,391
Cost of sales, including
  development and engineering......   201,999       31,074         87,545       (56,912)       263,706
Selling, service and
  administrative...................    95,731        6,879         51,080            --        153,690
Amortization of goodwill and
  related intangibles..............       117          784             --            --            901
                                     --------     --------       --------      --------       --------
     Operating income..............    23,511        1,707         13,958           918         40,094
Interest...........................    11,188        1,141          1,077        (9,147)         4,259
Other (income) expense, net........    (3,583)      (9,911)         1,902        11,594              2
                                     --------     --------       --------      --------       --------
     Income before taxes and
       undistributed earnings of
       wholly-owned subsidiaries...    15,906       10,477         10,979        (1,529)        35,833
Income taxes.......................     6,363        3,633          3,970           367         14,333
     Income before undistributed
       earnings of wholly-owned
       subsidiaries................     9,543        6,844          7,009        (1,896)        21,500
Undistributed earnings of
  wholly-owned subsidiaries........    11,957        6,922             --       (18,879)            --
                                     --------     --------       --------      --------       --------
     Net income....................  $ 21,500     $ 13,766       $  7,009      $(20,775)      $ 21,500
                                     ========     ========       ========      ========       ========

-------------------------
(a) Effective June 30, 1998, the Company sold its US RingBinder business (USRB). For the year ended December 31, 1995, USRB had net income of $1.0 million.

                              GBC AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                 (000 OMITTED)

                                                             YEAR ENDED DECEMBER 31, 1997
                                         ---------------------------------------------------------------------
                                                                       NON-
                                          PARENT      GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                         ---------    ----------    ----------    ------------    ------------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES.................  $  30,686     $ 6,119       $ (3,136)      $(12,951)      $  20,718
                                         ---------     -------       --------       --------       ---------
INVESTING ACTIVITIES:
Capital expenditures...................    (20,502)     (4,035)        (5,082)            --         (29,619)
Proceeds from sale of plant and
  equipment............................      3,402         606            694             --           4,702
Payments for acquisitions and
  investments, net of cash acquired....   (238,762)     (1,710)          (757)            --        (241,230)
                                         ---------     -------       --------       --------       ---------
Net cash used in investing
  activities...........................   (255,862)     (5,140)        (5,145)            --        (266,147)
                                         ---------     -------       --------       --------       ---------
FINANCING ACTIVITIES:
Increase (reduction) in notes
  payable..............................     (9,571)         --         13,912             --           4,341
(Repayment) of long-term debt..........         --          --           (502)            --            (502)
Increase in long-term debt.............    240,950          --          2,786          2,792         246,528
(Reduction) increase in current portion
  of long-term debt....................         --          --             80             --              80
Dividends paid.........................     (6,935)         --        (10,159)        10,159          (6,935)
Purchases of treasury stock............     (1,011)         --             --             --          (1,011)
Proceeds from the exercise of stock
  options..............................        942          --             --             --             942
                                         ---------     -------       --------       --------       ---------
Net cash provided by financing
  activities...........................    224,375          --          6,117         12,951         243,443
                                         ---------     -------       --------       --------       ---------
Effect of exchange rates on cash.......         --          --           (982)            --            (982)
                                         ---------     -------       --------       --------       ---------
NET (DECREASE) INCREASE IN CASH & CASH
  EQUIVALENTS..........................       (801)        979         (3,146)            --          (2,968)
Cash and cash equivalents at the
  beginning of year....................      1,899      (1,005)         5,827             --           6,721
                                         ---------     -------       --------       --------       ---------
Cash and cash equivalents at the end of
  the period...........................  $   1,098     $   (26)      $  2,681       $     --       $   3,753
                                         =========     =======       ========       ========       =========

                              GBC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (000 OMITTED)

                                                              YEAR ENDED DECEMBER 31, 1996
                                          --------------------------------------------------------------------
                                                                       NON-
                                           PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                          --------    ----------    ----------    ------------    ------------
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES............................       395          868         4,136         (3,119)          2,280
                                          --------     --------      --------       --------        --------
INVESTING ACTIVITIES:
Capital expenditures....................   (21,639)      (1,576)       (4,563)            --         (27,778)
Proceeds from sale of plant and
  equipment.............................        --           --         3,676             --           3,676
Payments for acquisitions and
  investments, net of cash acquired.....   (17,097)          --       (11,784)            --         (28,881)
                                          --------     --------      --------       --------        --------
Net cash used in investing activities...   (38,736)      (1,576)      (12,671)            --         (52,983)
                                          --------     --------      --------       --------        --------
FINANCING ACTIVITIES:
Increase (reduction) in notes payable...    10,700           --         3,492             --          14,192
(Repayment) of long-term debt...........                     --            --             --              --
Increase in long-term debt..............    32,874           --        10,709             --          43,583
(Reduction) increase in current portion
  of long-term debt.....................        --           --          (358)            --            (358)
Dividends paid..........................    (6,769)          --        (3,119)         3,119          (6,769)
Purchases of treasury stock.............    (1,645)          --            --             --          (1,645)
Proceeds from the exercise of stock
  options...............................     1,463           --            --             --           1,463
                                          --------     --------      --------       --------        --------
Net cash provided by financing
  activities............................    36,623           --        10,724          3,119          50,466
                                          --------     --------      --------       --------        --------
Effect of exchange rates on cash........        --           --            94             --              94
                                          --------     --------      --------       --------        --------
NET (DECREASE) INCREASE IN CASH & CASH
  EQUIVALENTS...........................    (1,718)        (708)        2,283             --            (143)
Cash and cash equivalents at the
  beginning of year.....................     3,617         (297)        3,544             --           6,864
                                          --------     --------      --------       --------        --------
Cash and cash equivalents at the end of
  the period............................  $  1,899     $ (1,005)     $  5,827       $     --        $  6,721
                                          ========     ========      ========       ========        ========

                              GBC AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                 (000 OMITTED)

                                                              YEAR ENDED DECEMBER 31, 1995
                                            ----------------------------------------------------------------
                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                            --------   ----------   ----------   ------------   ------------
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES..............................  $ 24,589      1,974          917          (496)         26,984
                                            --------     ------       ------        ------        --------
INVESTING ACTIVITIES:
Capital expenditures......................   (12,612)    (1,030)      (1,404)           --         (15,046)
Proceeds from sale of plant and
  equipment...............................       312        269        1,799            --           2,380
Government training subsidy from new plant
  investment..............................        --         --          746            --             746
Payments for acquisitions and investments,
  net of cash acquired....................        --     (1,458)          --            --          (1,458)
                                            --------     ------       ------        ------        --------
Net cash used in investing activities.....   (12,300)    (2,219)       1,141            --         (13,378)
                                            --------     ------       ------        ------        --------
FINANCING ACTIVITIES:
Increase (reduction) in notes payable.....    (6,532)        --          103            --          (6,429)
Increase (decrease) in long-term debt.....     1,800        141        1,621        (1,950)          1,612
(Reduction) increase in current portion of
  long-term debt..........................      (190)        --           (6)           --            (196)
Dividends paid............................    (6,611)        --       (2,446)        2,446          (6,611)
Purchases of treasury stock...............    (1,141)        --           --            --          (1,141)
Proceeds from the exercise of stock
  options.................................       624         --           --            --             624
                                            --------     ------       ------        ------        --------
Net cash provided by (used in) financing
  activities..............................   (12,050)       141         (728)          496         (12,141)
                                            --------     ------       ------        ------        --------
Effect of exchange rates on cash..........        --         --         (170)           --            (170)
NET (DECREASE) INCREASE IN CASH & CASH
  EQUIVALENTS.............................       239       (104)       1,160            --           1,295
Cash and cash equivalents at the beginning
  of year.................................     3,378       (193)       2,384            --           5,569
                                            --------     ------       ------        ------        --------
Cash and cash equivalents at the end of
  the period..............................  $  3,617       (297)       3,544            --        $  6,864
                                            ========     ======       ======        ======        ========

                  GENERAL BINDING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000'S OMITTED)

                                                               MARCH 31,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.................................   $ 13,347        $  3,753
  Receivables, net..........................................    184,499         160,787
  Inventories --
     Raw materials..........................................     46,858          53,082
     Work in process........................................     10,357          12,693
     Finished goods.........................................    111,478          77,794
                                                               --------        --------
          Total inventories.................................    168,693         143,569
  Deferred tax assets.......................................      7,737           9,323
  Other.....................................................     17,963          10,313
                                                               --------        --------
          Total current assets..............................    392,239         327,745
Property, plant and equipment...............................    205,110         190,441
Less -- accumulated depreciation............................    (78,991)        (77,020)
                                                               --------        --------
  Net property, plant and equipment.........................    126,119         113,421
Other long-term assets:
  Cost in excess of fair value of assets of acquired
     companies, net of amortization.........................    298,006         204,543
  Other.....................................................     53,025          47,205
                                                               --------        --------
Total assets................................................   $869,389        $692,914
                                                               ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Notes payable.............................................   $ 70,271        $ 40,247
  Current maturities of long-term debt......................        691             722
  Accounts payable..........................................     57,028          42,979
  Accrued liabilities.......................................     71,446          68,154
                                                               --------        --------
          Total current liabilities.........................    199,436         152,102
                                                               --------        --------
Long-term debt..............................................    450,023         324,070
Other long-term liabilities.................................     12,398          11,368
Deferred tax liabilities....................................     14,161          14,331
Stockholders' Equity
  Common stock..............................................      1,962           1,962
  Class B common stock......................................        300             300
  Additional paid-in capital................................     10,148           9,708
  Cumulative translation adjustment.........................     (7,046)         (6,108)
  Retained earnings.........................................    213,754         208,394
  Treasury stock............................................    (25,747)        (23,213)
                                                               --------        --------
          Total stockholders' equity........................    193,371         191,043
                                                               --------        --------
Total liabilities and stockholders' equity..................   $869,389        $692,914
                                                               ========        ========

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

                  GENERAL BINDING CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                   (000'S OMITTED, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Net Sales...................................................  $213,944    $180,505
Cost of sales, including development and engineering........   122,004     104,569
Selling, service and administrative.........................    69,664      57,333
Amortization of goodwill and related intangibles............     2,470       1,629
                                                              --------    --------
  Operating income..........................................    19,806      16,974
Interest expense............................................     7,472       5,228
Other expense, net..........................................       509         460
                                                              --------    --------
  Income before taxes.......................................    11,825      11,286
Income taxes................................................     4,730       4,514
                                                              --------    --------
  Net income................................................  $  7,095    $  6,772
                                                              ========    ========
Net income per common share
  Basic.....................................................  $   0.45    $   0.43
  Diluted...................................................      0.45        0.43
Weighted average number of common shares outstanding
  Basic.....................................................    15,761      15,761
  Diluted...................................................    15,878      15,927

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

                  GENERAL BINDING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                (000'S OMITTED)

                                                                  THREE MONTHS ENDED
                                                                ----------------------
                                                                MARCH 31,    MARCH 31,
                                                                  1998         1997
                                                                ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..................................................    $   7,095    $   6,772
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................        8,021        7,016
  (Decrease) increase in non-current deferred taxes.........         (170)         (77)
  Provision for doubtful accounts...........................          392          601
  (Increase) in other long term assets......................       (3,466)      (1,334)
     Other..................................................          357          215
Changes in current assets and liabilities:
  (Increase) in receivables.................................       (4,033)     (10,264)
  (Increase) decrease in inventories........................        4,001       (4,349)
  (Increase) in other current assets........................       (5,039)      (5,162)
  (Increase) decrease in deferred tax assets................        1,558         (415)
  Increase (decrease) in accounts payable and accrued
     expenses...............................................       (5,602)      (2,369)
  Increase in taxes on income...............................        1,365        1,792
  Increase in deferred income on service agreements.........          168          236
                                                                ---------    ---------
Net cash provided by (used in) operating activities.........        4,647       (7,338)
                                                                ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................       (6,385)      (6,219)
  Proceeds from sale of plant and equipment.................           42           --
  Payments for acquisitions, net of cash acquired...........     (137,983)    (214,999)
                                                                ---------    ---------
Net cash (used in ) investing activities....................     (144,326)    (221,218)
                                                                ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in notes payable......................       30,274       19,159
  Payments of long-term debt................................         (104)          --
  Long term borrowings......................................      122,888      212,000
  Increase (decrease) in current portion of long-term
     obligations............................................           (1)          88
  Dividends paid............................................       (1,736)      (1,735)
  Purchases of treasury stock...............................       (2,601)        (517)
  Proceeds from the exercise of stock options...............          509          539
                                                                ---------    ---------
Net cash provided by financing activities...................      149,229      229,534
                                                                ---------    ---------
Effect of exchange rates on cash............................           44         (255)
                                                                ---------    ---------
NET INCREASE IN CASH & CASH EQUIVALENTS.....................        9,594          723
Cash and cash equivalents at the beginning of year..........        3,753        6,721
                                                                ---------    ---------
Cash and cash equivalents at the end of the period..........    $  13,347    $   7,444
                                                                =========    =========
Supplemental Disclosure of Cash Flow Information
  Cash Paid During the Period for:
     Interest...............................................    $   6,891    $   2,952
     Income taxes, net of refunds...........................        4,239        4,123

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

                  GENERAL BINDING CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The condensed consolidated financial statements include the accounts of General Binding Corporation and its subsidiaries ("GBC" or the "Company"). These financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures included in these condensed consolidated financial statements are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's 1997 Annual Report on Form 10-K. In the opinion of the Company, all adjustments necessary to present fairly the financial position of GBC and Subsidiaries as of March 31, 1998 and December 31, 1997, and the results of their operations for the three months ended March 31, 1998 and 1997 have been included. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year.

(2) LONG-TERM DEBT

     Long-term debt consists of the following at March 31, 1998 and December 31, 1997 -- outstanding borrowings denominated in foreign currencies have been converted to U.S. Dollars (000 omitted):

                                                              MARCH 31,    DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
REVOLVING CREDIT FACILITY
Classified as long-term on the basis of the Company's
  intention to refinance these borrowings
U.S. dollar borrowings -- (weighted average floating
  interest rate 6.43% at March 31, 1998 and 6.61% at
  December 31, 1997)........................................  $351,000       $302,400
British pounds borrowings -- (floating interest rate 8.25%
  at March 31, 1998)........................................    13,648             --
Dutch guilder borrowings -- (floating interest rate 4.20% at
  March 31, 1998 and 4.22% at December 31, 1997)............     5,570          4,728
INTERNATIONAL CREDIT AGREEMENT
Australian dollar borrowings -- due July 2000 (floating
  interest rate 6.30% at March 31, 1998 and 6.68% at
  December 31, 1997)........................................     2,715          2,722
INDUSTRIAL REVENUE/DEVELOPMENT BONDS
Industrial Revenue Bond -- due annually from July 1994 to
  July 2008 (floating interest rate 3.95% at March 31, 1998
  and 4.60% at December 31, 1997)...........................     1,750          1,750
Industrial Revenue Bond -- due annually from June 2002 to
  June 2006 (floating interest rate 3.80% at March 31, 1998
  and 4.20% at December 31, 1997)...........................     1,056          1,050
Industrial Development Bond -- due March 2026 (floating
  interest rate 3.80% at March 31, 1998 and 3.95% at
  December 31, 1997)........................................     7,510          7,510
Industrial Revenue Bond -- due semiannually October 1997 to
  October 1999 (floating interest rate 6.88% at March 31,
  1998 and December 31, 1997)...............................       200            200
Industrial Revenue Bond -- Irish punt borrowing, due
  September 2000 (floating interest rate 6.75% at March 31,
  1998 and December 31, 1997)...............................       304            365

                                                              MARCH 31,    DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
NOTES PAYABLES
Note Payable -- Lane Industries, Inc. due April 2002
  (floating interest rate of 7.78% at March 31, 1998).......  $ 60,000             --
Note Payable, Dutch guilder borrowing -- due monthly from
  November 1994 to October 2004 (fixed interest rate 8.85%
  at March 31, 1998 and December 31, 1997)..................     1,593       $  1,711
Note Payable, Dutch guilder borrowing -- due June 2000
  (fixed interest rate of 7.05% at March 31, 1998 and at
  December 31, 1997)........................................     1,588          1,634
Notes Payables -- various maturities (weighted average
  floating interest rate 10.9% at March 31, 1998)...........     3,089             --
                                                              --------       --------
Total Long-Term Debt........................................  $450,023       $324,070
                                                              ========       ========

(3) COMPREHENSIVE INCOME

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" was adopted during the first quarter 1998. This statement established guidelines for the reporting and display of comprehensive income and its components in financial statements. The currency translation adjustment is the Company's only item which will be classified as comprehensive income.

     Companies are required to report total comprehensive income for interim periods beginning the first quarter of 1998. Comprehensive income was $6,157,000 and $4,662,000 for the first quarter of 1998 and 1997, respectively.

(4) NEW ACCOUNTING STANDARDS

     The Company will adopt SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" effective with year-end reporting. This statement will require the Company to present information in the notes to the financial statements regarding reportable operating segments using the same basis as is used for internally evaluating segment performance and deciding how to allocate resources to segments. The Company is currently evaluating the requirements of this standard and, upon adoption, may disclose more than one reportable segment.

(5) EARNINGS PER SHARE

     SFAS No. 128 "Earnings Per Share" was adopted by the Company in the fourth quarter of 1997 and supersedes the Company's previous standards for computing net income per share under APB Opinion No. 15. The new standard requires dual presentation of net income per common share and net income per common share, assuming dilution, on the face of the income statement. All prior year per share data for 1997 has been restated in accordance with the new standard. In accordance with SFAS No. 128, net income per common share was computed as follows (000 omitted, except per share amounts):

                                                                     FOR THE
                                                               THREE MONTHS ENDING
                                                              ----------------------
                                                              MARCH 31,    MARCH 31,
                                                                1998         1997
                                                              ---------    ---------
(A) Net income available to common shareholders.............   $7,095       $6,772
                                                               ======       ======
(B) Weighted average number of common shares outstanding....   15,761       15,761
     Additional common shares issuable under employee stock
     options using the treasury stock method................      117          166
                                                               ------       ------
(C) Weighted average number of common shares outstanding
    assuming the exercise of stock options..................   15,878       15,927
                                                               ======       ======
Net income per common share (A)/(B).........................   $ 0.45       $ 0.43
                                                               ======       ======
Net income per common share, assuming dilution (A)/(C)......   $ 0.45       $ 0.43
                                                               ======       ======

(6) CONDENSED CONSOLIDATING FINANCIAL INFORMATION

                          CONSOLIDATING BALANCE SHEETS
                                  (UNAUDITED)
                                 (000 OMITTED)

                                                                          MARCH 31, 1998
                                                -------------------------------------------------------------------
                                                                              NON-
                                                 PARENT    GUARANTORS(A)   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                --------   -------------   ----------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents...................  $  2,756     $    373       $ 10,218     $      --       $ 13,347
  Receivables, net............................   103,480       16,949         64,070            --        184,499
  Inventories, at lower of cost or market.....    73,880       32,623         62,190            --        168,693
  Deferred tax assets.........................     6,049          855          1,263          (430)         7,737
  Other.......................................     7,478        3,042          7,443            --         17,963
  Due from affiliates.........................    29,265       25,721          2,495       (57,481)            --
                                                --------     --------       --------     ---------       --------
    Total current assets......................   222,908       79,563        147,679       (57,911)       392,239
Net property, plant and equipment.............    85,768       15,926         24,425            --        126,119
Cost in excess of fair value of assets of
  acquired companies, net of amortization.....   164,717       50,956         82,333            --        298,006
Other.........................................    46,342        5,126          8,157        (6,600)        53,025
Investment in subsidiaries....................   212,523      165,517             --      (378,040)            --
                                                --------     --------       --------     ---------       --------
    Total assets..............................  $732,258     $317,088       $262,594     $(442,551)      $869,389
                                                ========     ========       ========     =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable...............................  $ 16,352     $  4,804       $ 49,115     $      --       $ 70,271
  Current maturities of long-term debt........       350           --            341            --            691
  Accounts payable............................    31,265        9,118         16,645            --         57,028
Accrued liabilities:
  Salaries, wages and profit sharing
    contributions.............................    17,235          718          3,079            --         21,032
  Taxes, other than income....................     1,470          (28)         1,322            --          2,764
  Deferred income on maintenance
    agreements................................     6,436           --          3,181            --          9,617
  Other.......................................    16,054        8,363         13,391           225         38,033
  Due to affiliates...........................       958       50,308         42,106       (93,372)            --
                                                --------     --------       --------     ---------       --------
    Total current liabilities.................    90,120       73,283        129,180       (93,147)       199,436
Long-term debt -- affiliated..................        --           --          6,558        (6,558)            --
Long-term debt, less current maturities.......   434,108        2,392         13,523            --        450,023
Other long-term liabilities...................     7,245          334          4,669           150         12,398
Deferred tax liabilities......................     7,414        3,350          3,397            --         14,161
Stockholders' equity:
  Common stock................................     1,962        4,026          2,531        (6,557)         1,962
  Class B common stock........................       300           --             --            --            300
  Additional paid-in capital..................    10,148      111,838         87,641      (199,479)        10,148
  Cumulative translation adjustments..........    (7,047)      (4,408)        (6,889)       11,298         (7,046)
  Retained earnings...........................   213,755      126,273         21,984      (148,258)       213,755
  Treasury stock..............................   (25,747)          --             --            --        (25,747)
                                                --------     --------       --------     ---------       --------
    Total stockholders' equity................   193,371      237,729        105,267      (342,996)       193,371
                                                --------     --------       --------     ---------       --------
        Total liabilities and stockholders'
          equity..............................  $732,258     $317,088       $262,594     $(442,551)      $869,389
                                                ========     ========       ========     =========       ========

-------------------------
(a) Effective June 30, 1998, the Company sold its US RingBinder business (USRB). As of March 31, 1998, USRB had stockholder's equity of $12.1 million.

                        CONSOLIDATING INCOME STATEMENTS
                                  (UNAUDITED)
                                 (000 OMITTED)

                                                      THREE MONTHS ENDED MARCH 31, 1998
                                     -------------------------------------------------------------------
                                                                   NON-
                                      PARENT    GUARANTORS(A)   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     --------   -------------   ----------   ------------   ------------
Unaffiliated sales.................  $140,580      $ 7,318       $66,046       $     --       $213,944
Affiliated sales...................    15,739        3,739         3,795        (23,273)            --
                                     --------      -------       -------       --------       --------
     Total sales...................   156,319       11,057        69,841        (23,273)       213,944
Cost of sales, including
  development and engineering......    90,865       11,277        43,612        (23,750)       122,004
Selling, service and
  administrative...................    46,732        1,602        21,330             --         69,664
Amortization of goodwill and
  related intangibles..............     1,878          321           271             --          2,470
                                     --------      -------       -------       --------       --------
     Operating income..............    16,844       (2,143)        4,628            477         19,806
Interest...........................     9,220          332         1,033         (3,113)         7,472
Other (income) expense, net........      (604)      (2,435)          435          3,113            508
                                     --------      -------       -------       --------       --------
     Income before taxes and
       undistributed earnings of
       wholly-owned subsidiaries...     8,228          (40)        3,160            477         11,825
Income taxes.......................     3,069          186         1,282            193          4,730
                                     --------      -------       -------       --------       --------
     Income (loss) before
       undistributed earnings of
       wholly-owned subsidiaries...     5,159         (226)        1,878            284          7,095
Undistributed earnings (loss) of
  wholly-owned subsidiaries........     1,936          685            --         (2,621)            --
                                     --------      -------       -------       --------       --------
     Net income....................  $  7,095      $   459       $ 1,878       $ (2,337)      $  7,095
                                     ========      =======       =======       ========       ========

-------------------------
(a) Effective June 30, 1998, the Company sold its US RingBinder business (USRB). For the three months ended March 31, 1998, USRB had net income of $302,000.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (000 OMITTED)

                                                         THREE MONTHS ENDED MARCH 31, 1998
                                         -----------------------------------------------------------------
                                                                     NON-
                                          PARENT     GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                         ---------   ----------   ----------   ------------   ------------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES(A)..............  $(103,379)  $ 124,756    $ (16,880)    $     150      $   4,647
                                         ---------   ---------    ---------     ---------      ---------
INVESTING ACTIVITIES:
Capital expenditures...................     (3,972)     (1,437)        (976)           --         (6,385)
Proceeds from sale of plant and
  equipment............................         --           7           35            --             42
Capital contributions to
  subsidiaries.........................    (15,045)     15,045           --            --             --
Payments for acquisitions and
  investments, net of cash acquired....         --    (137,983)          --            --       (137,983)
                                         ---------   ---------    ---------     ---------      ---------
Net cash used in investing
  activities...........................    (19,017)   (124,368)        (941)           --       (144,326)
                                         ---------   ---------    ---------     ---------      ---------
FINANCING ACTIVITIES:
Increase (reduction) in notes
  payable..............................      6,166          --       24,108            --         30,274
Increase (decrease) in long-term
  debt.................................    121,716          11        1,207          (150)       122,784
(Reduction) increase in current portion
  of long-term debt....................         --          --           (1)           --             (1)
Dividends paid.........................     (1,736)         --           --            --         (1,736)
Purchases of treasury stock............     (2,601)         --           --            --         (2,601)
Proceeds from the exercise of stock
  options..............................        509          --           --            --            509
                                         ---------   ---------    ---------     ---------      ---------
Net cash provided by (used in)
  financing activities.................    124,054          11       25,314          (150)       149,229
                                         ---------   ---------    ---------     ---------      ---------
Effect of exchange rates on cash.......         --          --           44            --             44

NET (DECREASE) INCREASE IN CASH & CASH
  EQUIVALENTS..........................      1,658         399        7,537            --          9,594
Cash and cash equivalents at the
  beginning of year....................      1,098         (26)       2,681            --          3,753
                                         ---------   ---------    ---------     ---------      ---------
Cash and cash equivalents at the end of
  the period...........................      2,756         373       10,218            --         13,347
                                         =========   =========    =========     =========      =========

-------------------------
(a) During the three months ended March 31, 1998, the Parent repaid an intercompany balance due to GBC International, Inc. in the amount of $114,935. This amount was then used to purchase Ibico AG.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ibico AG and its subsidiaries

     We have audited the accompanying consolidated balance sheet of Ibico AG and its subsidiaries as of December 31, 1997, and the related consolidated statements of income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ibico AG and its subsidiaries as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with International Accounting Standards.

     International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the year ended December 31, 1997 and stockholders' equity as of December 31, 1997, to the extent summarized in Note 23 to the consolidated financial statements.

KPMG Fides Peat

Zurich, Switzerland
May 4, 1998

                           IBICO AG AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                                (IN THOUSAND CHF
                                                                    AND USD)
                                                                  CHF      USD(1)

ASSETS
Current assets:
  Liquid assets.............................................      9,594     6,565
  Customer discounted drafts................................        789       540
  Securities................................................         94        64
  Trade receivables:
     From third parties.....................................     24,140    16,519
     From unconsolidated affiliates.........................      3,773     2,582
     Reserve for doubtful accounts..........................     (1,516)   (1,037)
  Other receivables third parties...........................      3,120     2,135
  Inventories...............................................     39,515    27,040
  Other receivables, prepaid expenses and accrued income....      5,511     3,771
                                                                -------    ------
       Total current assets.................................     85,020    58,179
                                                                -------    ------
Property, plant and equipment, net:
  Land......................................................        300       205
  Buildings and installations...............................      6,476     4,432
  Leasehold improvements....................................        591       404
  Machinery and equipment...................................      6,847     4,685
  Equipment, vehicles and tools.............................      3,022     2,068
  Computer equipment........................................        726       497
                                                                -------    ------
       Total property, plant and equipment..................     17,962    12,291
                                                                -------    ------
Other long-term assets:
  Long-term receivables.....................................      2,171     1,486
  Unconsolidated investments................................        209       143
  Intangible assets, net....................................      5,042     3,450
                                                                -------    ------
       Total other long-term assets.........................      7,422     5,079
                                                                -------    ------
       Total assets.........................................    110,404    75,549
                                                                =======    ======

-------------------------
(1) See Note 1(j) to the Consolidated Financial Statements for an explanation of the convenience translation. The unaudited U.S. dollar (USD) convenience translation is not covered by the report of independent accountants.

        See accompanying notes to the Consolidated Financial Statements.

                           IBICO AG AND SUBSIDIARIES

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                                (IN THOUSAND CHF
                                                                    AND USD)
                                                                  CHF      USD(1)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank loans and overdrafts.................................     36,839    25,209
  Trade payables to third parties...........................     12,451     8,520
  Other liabilities to third parties........................      2,087     1,428
  Liabilities from short-term financing.....................      1,604     1,098
  Current portion of long-term liabilities..................        700       479
  Accrued expenses..........................................     10,903     7,460
                                                                -------    ------
       Total current liabilities............................     64,584    44,194
                                                                -------    ------
Long-term liabilities:
  Long-term debts...........................................     23,778    16,271
  Provisions................................................      2,325     1,591
                                                                -------    ------
       Total long-term liabilities..........................     26,103    17,862
                                                                -------    ------
Minority interest...........................................        578       396
                                                                -------    ------
Stockholders' equity:
  Share capital.............................................      2,000     1,369
  Consolidated reserves.....................................     18,464    12,648
  Net loss for the year.....................................     (1,325)     (920)
                                                                -------    ------
       Total stockholders' equity...........................     19,139    13,097
                                                                -------    ------
       Total liabilities and stockholders' equity...........    110,404    75,549
                                                                =======    ======

-------------------------
(1) See Note 1(j) to the Consolidated Financial Statements for an explanation of the convenience translation. The unaudited USD convenience translation is not covered by the report of independent accountants.

        See accompanying notes to the Consolidated Financial Statements.

                           IBICO AG AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                                FOR THE YEAR ENDED
                                                                DECEMBER 31, 1997
                                                                ------------------
                                                                 (IN THOUSAND CHF
                                                                     AND USD)
                                                                  CHF      USD(1)

Total revenues..............................................    163,424    113,498
Costs and expenses:
Cost of sales...............................................    109,108     75,776
Selling, general and administrative.........................     48,722     33,837
Restructuring expense.......................................      1,700      1,181
                                                                -------    -------
  Operating income..........................................      3,894      2,704
Interest expense............................................      5,127      3,561
Other income, net...........................................       (812)      (564)
                                                                -------    -------
  Loss before taxes.........................................       (421)      (293)
Income taxes................................................        616        428
                                                                -------    -------
  Loss before minority interest.............................     (1,037)      (721)
Minority interest...........................................       (288)      (200)
                                                                -------    -------
  Net loss..................................................     (1,325)      (921)
                                                                =======    =======

-------------------------

(1) See Note 1(j) to the Consolidated Financial Statements for an explanation of the convenience translation. The unaudited USD convenience translation is not covered by the report of independent accountants.

        See accompanying notes to the Consolidated Financial Statements.

                           IBICO AG AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               FOR THE YEAR ENDED
                                                               DECEMBER 31, 1997
                                                              --------------------
                                                                (IN THOUSAND CHF
                                                                    AND USD)
                                                               CHF         USD(1)
CASH PROVIDED BY OPERATING ACTIVITIES:
Net loss before minority interests..........................  (1,037)         (721)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................   4,056         2,817
  Release of provisions.....................................  (2,123)       (1,474)
  Other non-cash income, net................................    (205)         (141)
                                                              ------       -------
Movement in net working capital:
  Decrease in customer discounted drafts....................     167           116
  (Increase) in securities..................................     (43)          (30)
  (Increase) in trade receivables...........................  (2,728)       (1,895)
  Decrease in inventories...................................   5,307         3,685
  (Increase) in other receivables...........................    (303)         (210)
  Increase in trade payables................................     111            77
  Increase in other liabilities.............................   4,641         3,223
                                                              ------       -------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................   7,843         5,447
                                                              ------       -------
CASH USED IN INVESTING ACTIVITIES:
(Increase) in investments in tangible/intangible fixed
  assets....................................................  (7,538)       (5,235)
(Increase) in financial fixed assets........................  (2,036)       (1,414)
Decrease in unconsolidated investments......................     177           123
Decrease in fixed assets....................................     141            98
                                                              ------       -------
NET CASH USED IN INVESTING ACTIVITIES.......................  (9,256)       (6,428)
                                                              ------       -------
CASH PROVIDED BY FINANCING ACTIVITIES:
Increase in current portion of long-term liabilities........     700           486
Increase in long term debts.................................   8,359         5,805
(Decrease) in bank loans and overdrafts.....................    (576)         (400)
                                                              ------       -------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................   8,483         5,891
                                                              ------       -------
(Decrease) due to currency translation......................    (296)         (636)
                                                              ------       -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   6,774         4,274
Cash and cash equivalents at beginning of period............   2,820         2,291
                                                              ------       -------
Cash and cash equivalents at end of period..................   9,594         6,565
                                                              ======       =======
SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid -- taxes..........................................     890           618
Cash paid -- interest.......................................   4,871         3,383
Cash received -- interest...................................     365           253

-------------------------

(1) See Note 1(j) to the Consolidated Financial Statements for an explanation of the convenience translation. The unaudited USD convenience translation is not covered by the report of independent accountants.

        See accompanying notes to the Consolidated Financial Statements.

                           IBICO AG AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               (IN THOUSAND CHF)

1. SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies adopted in the preparation of the Group's consolidated financial statements are set out below.

(A) Basis of Preparation

     The consolidated financial statements of Ibico AG and its subsidiaries have been prepared in accordance with the accounting standards issued by the International Accounting Standards Committee (IASC) and the requirements of Swiss Law. They have been prepared on a historical cost basis and do not take into account increases in the market value of assets, except where stated.

(B) Principles of Consolidation

     The consolidated financial statements include all subsidiaries that are controlled by the parent company, other than those excluded because control is assumed to be temporary or due to long term restrictions significantly impairing a subsidiary's ability to transfer funds to the parent company.

     Control is presumed to exist where more than one half of a subsidiary's voting power is controlled by the parent company or the parent company is able to govern the financial and operating policies of a subsidiary, or control the removal or appointment of a majority of a subsidiary's board of directors.

     All intercompany balances and transactions, such as intercompany profits included in inventories of goods produced in the Group have been eliminated.

(C) Intangible Assets

     Intangible assets represent capitalized research and development costs and a patent. The patent is amortized over its estimated useful life of 5 years. Expenses on research and development for products which can be launched on the market within a period of two years are capitalized and depreciated over three years.

(D) Foreign Currency

     Transactions. Transactions in currencies other than the parent company's operating currency are converted at the rate of exchange at the transaction date. At the balance sheet date, foreign currency and monetary assets and liabilities, other than those covered by forward exchange contracts, are converted at the rate of exchange ruling at that date. Resulting exchange differences are recognized in the income for the period.

     Translation of Financial Statements. The subsidiaries of the Group are considered foreign entities. Accordingly, assets and liabilities of foreign enterprises are translated at rates applicable at the balance sheet date, while items of income and expense are translated at average exchange rates. Resulting exchange differences are recorded directly against consolidated reserves, through a foreign currency translation reserve.

(E) Taxation

     The Group adopts the liability method of tax accounting, whereby deferred tax balances are calculated at the rate at which it is estimated that tax will be paid (or recovered) when timing differences reverse.

     Tax expense is calculated on net income, adjusted for permanent differences between taxable and accounting income. Taxes on timing differences arising from items being brought to account in different periods for tax and accounting purposes, are carried in the balance sheet as deferred tax assets or liabilities.

                           IBICO AG AND SUBSIDIARIES

     Deferred tax assets arising from tax losses yet to be recovered, are only carried forward if there is assurance beyond any reasonable doubt that future taxable income will be sufficient to allow the benefit of the tax loss to be realized.

(F) Inventories

     Inventories are valued at lower of cost or market. Cost is calculated using the first-in, first-out method and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location.

(G) Tangible Fixed Assets

     Property, plant and equipment are stated at historical cost and are depreciated using the straight-line method over their estimated useful lives. Land is not depreciated.

     Assets are depreciated over the following periods:

Buildings...................................................         30 years
Machinery and equipment.....................................         10 years
Computer hardware and software..............................          3 years
Furniture and office machines...............................         10 years
Vehicles....................................................          4 years
Leasehold improvements......................................  rental contract

(H) Government Grants

     Government grants related to fixed assets are accounted for as deferred income and are recognized in the profit and loss account, on a straight-line basis over the estimated useful life of the assets.

(I) Revenue Recognition

     Revenue is recognized when products are delivered.

(J) Convenience Translation (unaudited)

     The consolidated financial statements presented herein are expressed in Swiss francs (CHF). However, solely for the convenience of the reader, the consolidated financial statements as of and for the year ended December 31, 1997, have been translated into United States dollars an average rate of approximately 1.44 CHF=US$1.00 and year-end rate of approximately 1.46 CHF=US$1.00. Such rates were computed and derived from exchange rates published in the Wall Street Journal. This translation should not be construed as a representation that the amounts shown could be converted into U.S. dollars.

2. ACTIVITIES

     The activities of the group are comprised of manufacturing and sales of office products (machinery and equipment).

3. RESTATEMENT

     It was determined during 1997 that the Company's provision for slow-moving, excess and obsolete inventory was understated. The correction for the understatement of the accrual balance at December 31, 1996 is reflected as an adjustment to opening consolidated reserves at January 1, 1997 as it is not practical to restate 1996 earnings for the impact of this error. The impact of this adjustment is to reduce consolidated reserves at January 1, 1997 by CHF 1,641 (net of CHF 961 tax).

                           IBICO AG AND SUBSIDIARIES

4. TRADE RECEIVABLES -- THIRD PARTIES

                                                              DECEMBER 31, 1997
                                                              -----------------
                                                              (IN THOUSAND CHF)
Trade receivables -- third parties..........................       24,140
Less: reserve for doubtful accounts -- third parties........      (1,366)
                                                                   ------
Net trade receivables -- third parties......................       22,774
                                                                   ======

     Trade receivables are presented at their net realizable values after deduction of reserve for doubtful accounts -- third parties. These reserves cover both specific debts and a general allowance which covers the general credit risk in trade receivables -- third parties.

5. INVENTORIES

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                                (IN THOUSAND CHF)
Spare parts, raw material, semi-finished goods and
  packaging.................................................         20,310
Finished goods..............................................         22,890
Goods in transit............................................          1,872
Inventory reserve...........................................         (5,557)
                                                                     ------
Total inventories...........................................         39,515
                                                                     ======

                           IBICO AG AND SUBSIDIARIES

6. MOVEMENT OF PROPERTY, PLANT AND EQUIPMENT

                                                                                     EQUIPMENT,
                                       BUILDINGS,       LEASEHOLD      MACHINERY,    VEHICLES,     COMPUTER
                              LAND    INSTALLATIONS    IMPROVEMENTS    EQUIPMENT       TOOLS       EQUIPMENT    TOTAL
                              ----    -------------    ------------    ----------    ----------    ---------    -----
                              CHF          CHF             CHF            CHF           CHF           CHF        CHF
COST:
Balance at January 1,
  1997....................    297         7,772             936          15,981        8,004         3,002      35,992
Additions.................      3            --             411           1,831          426           860       3,531
Disposals.................     --            --             (11)           (386)        (353)         (123)       (873)
Reclassifications.........     --            --              --              (5)          --            --          (5)
Currency translation
  adjustments.............     --            51               8            (454)        (287)           19        (663)
                              ---         -----           -----          ------        -----         -----      ------
Balance at December 31,
  1997....................    300         7,823           1,344          16,967        7,790         3,758      37,982
                              ---         -----           -----          ------        -----         -----      ------
DEPRECIATION:
Balance at January 1,
  1997....................     --         1,083             671           9,211        4,475         2,453      17,893
Additions.................     --           261              96           1,390          728           700       3,175
Disposals.................     --            --             (11)           (272)        (326)         (123)       (732)
Currency translation
  adjustments.............     --             3              (3)           (209)        (109)            2        (316)
                              ---         -----           -----          ------        -----         -----      ------
Balance at December 31,
  1997....................     --         1,347             753          10,120        4,768         3,032      20,020
                              ---         -----           -----          ------        -----         -----      ------
Net book value January 1,
  1997....................    297         6,689             265           6,770        3,529           549      18,099
                              ===         =====           =====          ======        =====         =====      ======
Net book value December
  31, 1997................    300         6,476             591           6,847        3,022           726      17,962
                              ===         =====           =====          ======        =====         =====      ======

     Net book value of fixed assets held under government grants at December 31, 1997 was CHF 1,302. Net book value of fixed assets held under finance lease at December 31, 1997 was CHF 1,228.

                           IBICO AG AND SUBSIDIARIES

7. INTANGIBLE ASSETS

                                                              RESEARCH &    POLYCOMB
                                                              DEVELOPMENT    PATENT    TOTAL
                                                              -----------   --------   -----
                                                                  CHF         CHF       CHF
COST:
Balance at January 1, 1997..................................     3,976          --     3,976
Additions...................................................     1,585       2,422     4,007
Disposals...................................................       (16)         --       (16)
Currency translation adjustments............................        18          --        18
                                                                 -----       -----     -----
Balance at December 31, 1997................................     5,563       2,422     7,985
                                                                 -----       -----     -----
DEPRECIATION:
Balance at January 1, 1997..................................     2,048          --     2,048
Additions...................................................       881          --       881
Disposals...................................................       (16)         --       (16)
Currency translation adjustments............................        30          --        30
                                                                 -----       -----     -----
Balance at December 31, 1997................................     2,943          --     2,943
                                                                 -----       -----     -----
Net book value January 1, 1997..............................     1,928          --     1,928
                                                                 =====       =====     =====
Net book value December 31, 1997............................     2,620       2,422     5,042
                                                                 =====       =====     =====

8. RELATED PARTY TRANSACTIONS

     Amounts due from related parties of the previous shareholder (refer to Note
21):

                                                               DECEMBER 31, 1997
                                                               ------------------
                                                               (IN THOUSAND CHF)
Trade receivables..........................................            339
Other receivables..........................................            548
                                                                     -----
                                                                       887
                                                                     =====
Rent expense to related parties............................            657
                                                                     =====

9. ASSETS PLEDGED

                                                               DECEMBER 31, 1997
                                                               ------------------
                                                               (IN THOUSAND CHF)
Trade receivables -- third parties.......................            19,540
Land and buildings.......................................             2,745
Patent...................................................             2,422
                                                                     ------
                                                                     24,707
                                                                     ======

10. BANK LOANS SECURED

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                                (IN THOUSAND CHF)
Short-term bank loans (secured by assets pledged)...........         20,374
                                                                     ======

                           IBICO AG AND SUBSIDIARIES

11. ACCRUED EXPENSES

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                                (IN THOUSAND CHF)
Accrued taxes.............................................            1,458
Accrued expenses..........................................            9,445
                                                                     ------
                                                                     10,903
                                                                     ======

12. LONG-TERM DEBTS

                                                                  DECEMBER 31, 1997
                                                                  -----------------
                                                                  (IN THOUSAND CHF)
Long-term financing........................................            22,735
Leasing liabilities -- long-term portion...................             1,043
                                                                       ------
                                                                       23,778
                                                                       ======

     An amount of CHF 20,000 of the long-term financing as of December 31, 1997 is due in 1999 and owed to a related party of the new shareholder (refer to Note
21). The interest rate ranges from 6.0% to 7.0%.

13. PROVISIONS

                                                                  DECEMBER 31, 1997
                                                                  -----------------
                                                                  (IN THOUSAND CHF)
Other accruals.............................................               760
Deferred tax liability.....................................             1,565
                                                                       ------
                                                                        2,325
                                                                       ======

     Refer to Note 16 for income tax.

14. STOCKHOLDERS' EQUITY

                                           SHARE       CONSOLIDATED
                                          CAPITAL        RESERVES        NET LOSS      TOTAL
                                          -------      ------------      --------      -----
                                            CHF            CHF             CHF          CHF
Balance at January 1, 1997 before
  restatement.........................     2,000          20,785              --       22,785
Restatement (see Note 3)..............        --          (1,642)             --       (1,642)
                                           -----          ------          ------       ------
Balance at January 1, 1997 after
  restatement.........................     2,000          19,143              --       21,143
Currency translation adjustment.......        --            (679)             --         (679)
Net loss..............................        --              --          (1,325)      (1,325)
                                           -----          ------          ------       ------
Balance at December 31, 1997..........     2,000          18,464          (1,325)      19,139
                                           =====          ======          ======       ======

     The capital stock is divided into 400 fully paid bearer shares of CHF 5,000 each.

                           IBICO AG AND SUBSIDIARIES

15. OPERATING LEASE AND LONG-TERM RENTAL COMMITMENTS

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                                (IN THOUSAND CHF)
Operating lease and long-term rental commitments due:
Between one and two years.................................            4,410
Between two and three years...............................              541
Between three and four years..............................              546
Between four and five years...............................              164
Later than five years.....................................              289
                                                                     ------
                                                                      5,950
                                                                     ======

16. INCOME TAX

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                                (IN THOUSAND CHF)
Income tax expense:
Current tax...............................................            2,831
Deferred tax..............................................           (2,215)
                                                                     ------
                                                                        616
                                                                     ======

Tax Loss Carry Forwards:

     At December 31, 1997, the subsidiaries of the Group had taxable losses amounting to approximately CHF 928 which are available to be offset against future taxable income of these subsidiaries. Thereof taxable losses in the amount of CHF 190 have been recognized as a deferred tax asset of CHF 67; CHF 738 have not been recognized, as their recovery is not assured beyond any reasonable doubt.

Deferred tax assets:

     Due to temporary differences, deferred tax assets of CHF 2,504 are included in prepaid expenses at December 31, 1997.

17. UNUSUAL EXPENSE

                                                                DECEMBER 31, 1997
                                                                -----------------
                                                                (IN THOUSAND CHF)
Restructuring expense.....................................            1,700
Other unusual expenses....................................              101
                                                                     ------
Unusual expenses..........................................            1,801
                                                                     ======

18. RESEARCH AND DEVELOPMENT

     Research and development costs expensed as incurred in 1997 amounted to CHF 204 (refer to Note 7 for capitalized research and development costs).

                           IBICO AG AND SUBSIDIARIES

19. CONTINGENT LIABILITIES

     The Group is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Group's consolidated financial position, results of operations and liquidity.

20. RETIREMENT BENEFIT COSTS

IBICO INC., USA

     The Company has a defined contribution 401(k) plan and a 10% money purchase pension for the benefit of substantially all of its U.S. employees. Contributions for the year ended December 31, 1997 amounted to CHF 309. The 401(k) plan provides for both discretionary and matching contributions on the part of the Company.

IBICO AG, ZURICH

     Ibico AG is required by Swiss law to provide a Defined Contribution Plan for all its employees. An additional Ibico-Vorsorgestiftung pension plan (also a Defined Contribution Plan) is available for management only. Under the terms of this Defined Contribution Plan, which is voluntary and covers managers only, a contribution from the employer of 4% is made based upon the participant's salary. The company's expense for the contribution was approximately CHF 40 for 1997. Defined Contribution Plans provide in addition to pension cost, against disability and, in case of a sudden death, for the dependents of the deceased.

ALL OTHER IBICO EMPLOYEE BENEFIT PLANS

     Total employer cost in 1997 for defined contribution plans amount to CHF
163.

21. SUBSEQUENT EVENT (UNAUDITED)

     On February 27, 1998 pursuant to the terms of a Stock Purchase Agreement dated October 17, 1997, the shareholder sold 100% of the share capital of Ibico AG to General Binding Corporation (GBC). Following the purchase, the legal form of Ibico AG was changed to Ibico GmbH.

                           IBICO AG AND SUBSIDIARIES

22. THE GROUP'S CONSOLIDATED SUBSIDIARIES

                     COMPANY                                       SHARE CAPITAL
                     COUNTRY                         CURRENCY         AMOUNT          FUNCTION      HOLDINGS
                     -------                         --------      -------------      --------      --------
Ibico AG.........................................    CHF              2,000,000         HG            100%
Zurich/CH (Parent Company)
Ibico Deutschland GmbH...........................    DEM                100,000         SA            100%
Lottstetten/D
Interbinding GmbH................................    DEM                100,000         PR            100%
Lottstetten/D
Ibico Portugesa Lda..............................    PTE            390,000,000         PR            100%
Porto/P
Ibico Nederland B.V..............................    NLG                 40,000         SA            100%
Waalwyk/NL
S.A. Ibico France................................    FRF             10,000,000         SA            100%
Paris/F
Ibico Ltd........................................    GBP                 10,000         SA            100%
London/GB
Ibico Italia Srl.................................    ITL             22,750,000         SA            100%
Milano/I
Ibico Iberia SA..................................    ESP             10,000,000         SA            100%
Madrid/E
Ibico Scandinavia AB.............................    SEK                500,000         SA             75%
Helsingborg/S
Ibico Inc........................................    USD              4,000,000       HG/SA           100%
Chicago/USA with subsidiaries
  -- Ibico Canada Inc............................    CND                197,000         SA
  -- Anillos Plasticos de Mexico SA..............    MXN              4,525,500         PR
Ibico Chile SA...................................    CLP             18,361,000         SA            100%
Santiago/Chile
Ibico Holding Singapore Pte. Ltd. Singapore with
  subsidiary.....................................    SGD              3,000,000         HG            100%
  -- Ibico Singapore Pte. Ltd. ..................                                       SA

-------------------------
FUNCTION:
HG Holding
PR Production
SA Sales

                           IBICO AG AND SUBSIDIARIES

23. SIGNIFICANT DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS (IAS) AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

     The consolidated financial statements have been prepared in accordance with IAS which differs in certain significant respects from Generally Accepted Accounting Principles in the United States ("US GAAP") as set forth below:

          (a) Research and development -- expenses on research and development for products which can be launched in the market within a period of two years are capitalized and depreciated over three years for IAS purposes. Under US GAAP, such costs are expensed as incurred.

          (b) General accruals -- under US GAAP, an accrual for a loss contingency is recorded by a charge to income if it is both probable than an asset has been impaired or a liability has been incurred and the minimum amount of loss can be reasonably estimated. Unspecified liability reserves for future losses, costs or risks do not meet the conditions for accrual. According to IAS, accruals or provisions may be recorded for uncertain liabilities and loss contingencies. Application of IAS may also lead to higher accrual balances and reserves for possible risks than are allowed under US GAAP.

     Application of US GAAP would have had the following approximate effect on the Company's net loss and stockholders' equity for the year ended December 31, 1997:

                                                               FOR THE YEAR ENDED
                                                                DECEMBER 31, 1997
                                                              ---------------------
                                                               CHF            USD
                                                              ------         ------
Net loss as reported under IAS..............................  (1,325)          (921)
  Increase (decrease) for:
     Research and development...............................    (692)          (481)
     General accruals.......................................     (28)           (19)
     Deferred tax impact....................................     191            133
                                                              ------         ------
     Approximate net loss under US GAAP.....................  (1,854)        (1,288)
                                                              ======         ======
Stockholders' equity under IAS..............................  19,139         13,097
  Increase (decrease) for:
     Research and development...............................  (2,620)        (1,793)
     General accruals.......................................      93             64
     Deferred tax impact....................................     702            480
                                                              ------         ------
     Approximate stockholders' equity under US GAAP.........  17,314         11,848
                                                              ======         ======

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Available Information...........................       i
Incorporation of Certain Documents By
  Reference.....................................      ii
Prospectus Summary..............................       1
Risk Factors....................................      14
Use of Proceeds.................................      20
Capitalization..................................      21
Selected Historical Consolidated Financial
  Data..........................................      22
Unaudited Combined Pro Forma Condensed Financial
  Data..........................................      23
Unaudited Combined Pro Forma Condensed Statement
  of Operations and Other Financial Data........      24
Unaudited Combined Pro Forma Condensed Balance
  Sheet.........................................      26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................      28
Business........................................      33
Management......................................      43
Principal Stockholders..........................      50
Certain Relationships and Related
  Transactions..................................      51
Description of Credit Facility..................      52
Description of the Notes........................      53
Exchange Offer..................................      84
Certain United States Federal Tax
  Considerations................................      92
Book-Entry; Delivery and Form...................      97
Plan of Distribution............................      98
Legal Matters...................................      99
Experts.........................................      99
Index to Financial Statements...................     F-1

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                                   PROSPECTUS
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                       [GENERAL BINDING CORPORATION LOGO]

                          GENERAL BINDING CORPORATION
                               OFFER TO EXCHANGE
  9 3/8% SENIOR SUBORDINATED NOTES DUE 2008 FOR ANY AND ALL OUTSTANDING 9 3/8%
                       SENIOR SUBORDINATED NOTES DUE 2008
                                 AUGUST 6, 1998
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